   As filed with the Securities and Exchange Commission on December 23, 1999.

                                                        Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ---------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933
                             ---------------------

                              iOwn Holdings, Inc.
             (Exact name of Registrant as specified in its charter)

        Delaware                     6162                    94-3333914
     (State or other           (Primary Standard               (I.R.S.
     jurisdiction of              Industrial           EmployerIdentification
    incorporation or          Classification Code              Number)
      organization)                 Number)

                         333 Bryant Street, Lower Level
                        San Francisco, California 94107
                                 (415) 618-3600
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             ---------------------

                                 Edward P. Hoyt
                            Chief Executive Officer
                           and Chairman of the Board
                              iOwn Holdings, Inc.
                         333 Bryant Street, Lower Level
                        San Francisco, California 94107
                                 (415) 618-3600
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                             ---------------------

                                   Copies to:
       Ralph L. Arnheim III, Esq.              Laird H. Simons III, Esq.
          Edward J. Wes, Esq.                     Horace L. Nash, Esq.
         David M. Hornik, Esq.                   R. Bryan Woodard, Esq.
        Walter W. O'Haire, Esq.                 Kimberly A. Chance, Esq.
            Perkins Coie LLP                       Fenwick & West LLP
   135 Commonwealth Drive, Suite 250              Two Palo Alto Square
      Menlo Park, California 94025            Palo Alto, California 94306
             (650) 752-6000                          (650) 494-0600
                             ---------------------

      Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [_]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                             ---------------------

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                           Proposed Maximum
         Title of Each Class of                Aggregate           Amount of
       Securities to be Registered        Offering Amount(2)   Registration Fee
-------------------------------------------------------------------------------
Common Stock, $0.001 par value..........      $63,250,000         $16,698.00
-------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(1)  Includes     shares that the Underwriters have the option to purchase to cover over-allotments, if any.
(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and exchange Commission is effective. This prospectus is not an +
+offer to sell securities, and we are not soliciting offers to buy these       +
+securities in any state where the offer for sale is not permitted.            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                     SUBJECT TO COMPLETION, DATED    , 1999

                                [IOWN.COM LOGO]

                                       Shares

                                  Common Stock

    iOwn Holdings, Inc. is offering     shares of its common stock. This is our
initial public offering and no public market currently exists for our shares.
We have requested that the underwriters reserve up to     shares to be offered
to our directors, officers, employees and business associates, including real estate agents, home builders, mortgage brokers and our registered users. We have applied for approval for quotation of our common stock on the Nasdaq National Market under the symbol "IOWN." We anticipate that the initial public
offering price will be between $    and $    per share.

                                ---------------

                 Investing in our common stock involves risks.
                    See "Risk Factors" beginning on page 9.

                                ---------------

                                                                 Per Share Total
                                                                 --------- -----
Public Offering Price...........................................   $       $
Underwriting Discounts and Commissions..........................   $       $
Proceeds to iOwn Holdings, Inc..................................   $       $

    The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    iOwn Holdings, Inc. has granted the underwriters a 30-day option to
purchase up to an additional     shares of common stock to cover any over-
allotments.

                                ---------------

Robertson Stephens_______________________________________________Lehman Brothers

U.S. Bancorp Piper Jaffray______________________________Friedman Billings Ramsey

                   The date of this prospectus is     , 2000

[Front Cover]

Artwork


[Graphic illustrating our multi-channel distribution strategy. Shows a map of the United States with figures on it and lines connecting the words "customers" with "iOwn."]

Caption:
A multi-channel, nationwide strategy

Text:
HomeBuilders Financial Network. We offer home builders a turnkey mortgage solution to help them sell homes, keep a share of the profits on the mortgage services and retain greater control over their operations.


Text: Genesis 2000. We make mortgage brokers more profitable and efficient with a suite of desktop and online services. These include online access to wholesale lenders and settlement services, a high quality web presence and new customers who want to shop online, but work with a local broker.

Text:
iOwn is a leading Internet destination for homeowners and home buyers.
We offer consumers a fundamentally better way to buy, manage and sell their most significant asset, their homes. Further, we tailor and deliver our offerings through a range of third-party channels, allowing us to reach, and ultimately Internet-enable the majority of the mortgage market currently transacted through brokers and other business to business channels.

[Inside Front Cover]
Caption:
Welcome to iOwn.com - Your Home on the Internet.

Text:
We started iOwn to make the process of buying and owning a home easier. We offer our customers a range of online information to help them make the best decisions for themselves, complemented by full-service loan professionals providing personal support, by phone, by fax, or email. We focus on building relationships. We help you get a great loan, and a lot more.

Text:
Significantly Lower Prices. We partner with 30 lenders to offer a broad range of loan options. Our shopping model provides side-by-side comparisons enabling customers to find the lowest price loan, while our discounted origination fees save them over 50% relative to traditional originators.

Text:
Superior Customer Service. Our customers use our website to apply for loans online, 24 hours a day, 7 days a week. We offer personalized service from dedicated loan consultants using the customer's choice of phone, fax or email, or they can check on their loan with our online LoanStatus tool.

Confidence-Building Content. We provide a comprehensive overview of the home buying process, including home listings, neighborhood information and educational guides. We explain each step and term in plain English, and we offer the most accurate cost estimates online. We don't want anyone to be surprised at closing by "hidden fees."

Artwork:
[Graphic of a lowercase I]
[Graphic of iOwn.com home page screenshot.]
[Graphic of iOwn.com RateShopper screenshot.]
[Graphic of iOwn.com HomeScout screenshot.]
[Graphic of iOwn.com LoanStatus screenshot.]
[Graphic of iOwn.com logo.]

      You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with information different from that contained in this prospectus. We are not, and the underwriters are not, making an offer to sell these shares of common stock in any jurisdiction in which the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. In this prospectus, references to "iOwn," "we," "us" and "our" refer to iOwn Holdings, Inc. and its wholly owned subsidiaries, and references to "iOwn.com" refer to our website.

      Until       , 2000, which is the 25th day after the commencement of this offering, all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                             ---------------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Summary..................................................................   4
Risk Factors.............................................................   9
Use of Proceeds..........................................................  27
Dividend Policy..........................................................  27
Capitalization...........................................................  28
Dilution.................................................................  29
Selected Consolidated Financial Data.....................................  30
Management's Discussion and Analysis of Financial Condition and Results
  of Operations..........................................................  31
Business.................................................................  42
Management...............................................................  63
Related Party Transactions...............................................  74
Principal Stockholders...................................................  76
Description of Capital Stock.............................................  78
Shares Eligible for Future Sale..........................................  81
Underwriting.............................................................  83
Legal Matters............................................................  85
Experts..................................................................  85
Where You Can Find Additional Information................................  85
Index to Financial Statements............................................ F-1

                             ---------------------

      HomeScout(R) and HomeShark(R) are registered service marks, and Genesis 2000(R) is a registered trade mark, of iOwn. iOwn.com and the iOwn logo are service marks of iOwn. Preferred Correspondent Lender Program is a service mark of HomeBuilders Financial Network. Realtor(R) is a registered service mark of the National Association of Realtors. Other service marks, trademarks and trade names referred to in this prospectus are the property of their respective owners.

                                    SUMMARY

      You should read the following summary together with the more detailed information, financial statements and notes to financial statements appearing elsewhere in this prospectus.

                                  Our Business

      iOwn.com is a leading Internet destination site for homeowners and home buyers. We provide our customers with a fundamentally better way to identify, purchase, finance, manage and sell their most significant asset, their home. We create empowered homeowners by providing convenient online access to a wide selection of mortgages from leading lenders, home listings and neighborhood information, informative tools and content, and referrals to a range of highly qualified real estate professionals. We provide a broad range of services around the homeownership experience, as opposed to focusing solely on the mortgage transaction or the home listing process. We deliver these services to consumers through a variety of direct and third-party channels to enable the broadest possible group of homeowners and prospective homeowners to transact their business online. We have established distribution arrangements with online leaders such as AOL's Netscape/Netcenter and Digital City, Inc., Earthlink and NBCi/Snap!, as well as with numerous third-party partners. During the nine months ended September 30, 1999, we originated over $400 million in mortgages over the Internet, a 396% increase over the comparable period last year, and generated more than $3.5 million in revenues, a 459% increase over the same period in 1998. As of December 15, 1999, we aggregated approximately 700,000 listings of homes for sale on our website.

      We reach consumers through multiple channels, including our website, www.iown.com, and our relationships with Realtors, mortgage brokers, financial institutions, home builders, employers and relocation specialists. For example, through our Genesis 2000 software, we offer traditional mortgage brokers Internet-enabled point-of-sale tools for loan prequalification, origination and tracking. Users of our Genesis 2000 software were responsible for originating over $100 billion of mortgages in 1998. Through our HomeBuilders Financial Network, we offer home builders a turnkey solution for establishing captive Internet-enabled mortgage operations. We originated approximately $1.0 billion in mortgage loans for home builders in 1999. We believe that our comprehensive service offerings and our multi-channel, business-to-business strategy allow us to reach the broadest audience and distinguish us in the market.

      The home buying process is complex and difficult, involving interactions with many parties. This often results in a confusing and frustrating home buying experience. Through our services, we offer customers a more satisfying and cost-efficient process by providing them with rich, easy-to-use content at every step. We provide tools to help our customers determine whether to rent or buy, the price of a home they can afford, which neighborhood they want to live in and which Realtor they want to work with. We also simplify shopping for a mortgage by making it easier to compare loans from dozens of lenders, including a comprehensive comparison of fees charged at the closing of the loan. We offer origination fees to the consumer that are 50% lower than the origination fees charged by many mortgage brokers and lenders. We are continually streamlining the mortgage process by combining direct access to the capital markets with the efficient communication capabilities of the Internet and our automated mortgage processing. We believe these efforts will allow us to continue to deliver a superior customer experience at a significantly lower cost to the customer than traditional services.

                             Our Market Opportunity

      Mortgage originations in the United States averaged more than $960 billion annually from 1993 to 1998, and are expected to total $1.2 trillion in 1999. Forrester Research estimates that the online mortgage market will grow from approximately $18.7 billion in 1999, or approximately 1.5% of the total U.S. mortgage market, to over $91.2 billion in 2003, or approximately 10% of the total U.S. mortgage market. According to the Mortgage Bankers Association of America
(MBA), the purchase mortgage market has grown at an average annual rate of 15% from 1993 to 1998. Approximately 66.3% of households in the United States own homes, and as a result there is a substantial market for ancillary services, such as title insurance, appraisals and home insurance.

                                  Our Strategy

      Our objective is to be the leading provider of online content and e-commerce services for homeowners and prospective homeowners. We intend to achieve this objective by growing our customer base aggressively and capitalizing on the full range of market opportunities through the following strategic initiatives:

    . Developing a leading brand as a provider of online content and e-commerce services for homeowners and home buyers through advertising, co-branding partnerships and promotions using both the Internet and traditional offline media.

    . Expanding third-party channels to grow our revenues and purchase (as opposed to refinance) mortgage originations by extending our technology infrastructure to all parties who traditionally participate in the home purchase process, including real estate agents, home builders, relocation companies and mortgage brokers.

    . Enhancing our core mortgage service and expanding our mortgage offerings by more efficiently accessing and interfacing with the capital markets and adding product lines such as sub-prime mortgages, home equity credit lines and construction loans.

    . Maintaining our commitment to customer service by offering value-added self-service tools such as online loan status updates that empower our customers to make informed decisions and by continually improving our customer service both online and offline through our state-of-the-art contact management center.

    . Maintaining our technology leadership by continuing to invest in our proprietary systems and processes which were specifically designed for the Internet rather than built around a legacy infrastructure.

    . Delivering a more integrated homeownership experience by extending and monetizing our customer relationships by providing related products and services, such as title insurance, appraisal, home insurance, moving and home improvement services.

                              Recent Developments

      In November 1999, we agreed to acquire Genesis 2000, Inc., a leading provider of loan origination software for mortgage brokers. We closed the acquisition on December 22, 1999. The purchase price was $26.1 million which consisted of:

    . 833,333 shares of common stock;

    . 833,333 shares of Series EEE preferred stock; and

    . promissory notes in the aggregate amount of $9.8 million, of which $7.8 million will be repaid at the close of this offering.

In addition, we may be required to pay up to $6.0 million upon achievement of performance targets by Genesis 2000 over the next two years. This acquisition has been accounted for using the purchase method of accounting.

      On December 22, 1999, we agreed to acquire HomeBuilders Financial Network, Inc., or HFN, a company which provides home builders with a turnkey mortgage origination service. The purchase price will be $45.3 million which will consist of:

    . 1,333,333 shares of common stock;

    . 1,333,333 shares of Series EEEE preferred stock;

    . $2.7 million in cash; and

    . a promissory note in the principal amount of $13.3 million.

In addition, we may be required to pay up to $17.0 million over the next two years based on the growth of HFN's revenues and pre-tax earnings. The acquisition will be accounted for using the purchase method of accounting.

                           Our Corporate Information

      We were incorporated in California in July 1996, and reincorporated in Delaware in September 1999. Our executive office is located at 333 Bryant Street, Lower Level, San Francisco, California 94107. Our telephone number at that location is (415) 618-3600 and our Internet address is www.iown.com. Information contained on our website does not constitute part of this prospectus.

                                  The Offering

Common stock offered by iOwn Holdings,
  Inc. ......................................       shares
Common stock to be outstanding after the
  offering...................................      shares
Use of proceeds..............................  We intend to use the net proceeds for investment in marketing and promotion,
                                               technology development, strategic acquisitions,
                                               debt repayment up to $15.0 million, and
                                               general corporate purposes.
Proposed Nasdaq National Market symbol.......  IOWN

      The shares of common stock to be outstanding after this offering is based on shares outstanding as of December 22, 1999. It does not include:

    . 2,878,274 shares issuable upon exercise of outstanding options;

    . 1,241,747 shares available for future grant under our 1997 Stock Option
      Plan;

    . 1,533,333 shares available for future grant or issuance under our 2000
      Stock Option Plan and 500,000 shares available for purchase under our 2000 Employee Stock Purchase Plan; and

    . 819,719 shares issuable upon exercise of outstanding warrants.

                 Summary Consolidated Financial and Other Data

      The following table presents our consolidated statement of operations data. The pro forma net loss per share data below gives effect to (1) the conversion of each outstanding share of preferred stock into one share of common stock upon the closing of the offering and (2) the pro forma basis of presentation described in "Selected Consolidated Financial Data" on page 30. You should refer to our Unaudited Pro Forma Combined Financial Information contained elsewhere in this prospectus.

      The following unaudited pro forma consolidated information reflects statement of operations data for the year ended 1998 and for the nine months ended September 30, 1999 as if the acquisitions of Genesis 2000 and HomeBuilders Financial Network had occurred on January 1, 1998, after giving effect to purchase accounting adjustments.

                                                 Years Ended      Nine Months Ended           Pro Forma
                                                 December 31,       September 30,            (unaudited)
                                               -----------------  ------------------  --------------------------
                           Inception (July 11,                                                      Nine Months
                              1996) through                                            Year Ended      Ended
                              December 31,                                            December 31, September 30,
                                  1996          1997      1998      1998      1999        1998         1999
                           ------------------- -------  --------  --------  --------  ------------ -------------
                                       (in thousands, except per share data and number of loans)
Consolidated
  Statement of Operations
  Data:
Revenues:
 Transactions............        $  --         $    51  $  1,224  $    577  $  3,150    $  5,506    $    6,896
 Other Internet and
   e-commerce............            25             18        89        65       439          89           439
 Software licenses and
   maintenance...........           --             --        --        --        --        6,167         4,422
                                 ------        -------  --------  --------  --------    --------    ----------
  Total revenues.........        $   25        $    69  $  1,313  $    642  $  3,589    $ 11,762    $   11,757
Operating expenses.......           (74)        (2,414)  (17,417)   (9,983)  (35,535)    (48,023)      (58,667)
Loss from operations.....           (49)        (2,345)  (16,104)   (9,341)  (31,946)    (36,261)      (46,910)
Net loss.................           (48)        (2,363)  (16,015)   (9,392)  (32,115)    (38,826)      (48,271)
Net loss attributable to
  common stockholders....           (48)        (2,433)  (17,341)  (10,028)  (35,216)    (40,152)      (51,372)
Net loss per share
  attributable to common
  stockholders, basic and
  diluted................        $(0.09)       $ (1.74) $ (11.66) $  (6.86) $ (18.61)   $ (10.99)   $   (12.66)
Shares used in computing
  net loss attributable
  to common stockholders,
  basic and diluted......           547          1,402     1,487     1,461     1,892       3,653         4,058
Pro forma net loss per
  share, basic and
  diluted (unaudited)....                               $  (2.33)           $  (2.50)   $  (3.41)   $    (2.79)
Shares used in computing
  pro forma net loss
  attributable to common
  stockholders, basic and
  diluted (unaudited)....                                  7,457              14,110      11,789        18,442
Other Data (unaudited):
Loans closed (dollar
  volume)................        $  --         $ 8,606  $192,389  $103,636  $411,112    $955,063    $1,130,337
Loans closed (loan
  volume)................           --              38     1,028       536     2,469       6,415         7,283

      The following table presents our consolidated balance sheet data as of September 30, 1999. The pro forma information gives effect to (1) the conversion of all outstanding shares of preferred stock into common stock, (2) the issuance of 833,333 shares of Series EEE preferred stock and the issuance of 833,333 shares of common stock in connection with the acquisition of Genesis 2000, (3) the issuance of 1,333,333 shares of Series EEEE preferred stock and the issuance of 1,333,333 shares of common stock in connection with the acquisition of HFN, (4) the issuance of 3,390,377 shares of Series E preferred stock in October 1999 and November 1999 at a per share price of $9.00. The pro
forma as adjusted data gives effect to the sale of     shares of common stock
that we are offering under this prospectus at an assumed per share offering
price of $      , after deducting the underwriting discounts and commissions and estimated offering expenses, and application of the net proceeds. The September 30, 1999 pro forma balance sheet is unaudited.

                                                     September 30, 1999
                                                ------------------------------
                                                            Pro     Pro Forma
                                                 Actual    Forma   as Adjusted
                                                --------  -------- -----------
                                                       (in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents...................... $  2,907  $ 33,379   $
Other current assets...........................    2,033     3,641
Property and equipment, net....................    5,947     6,195
Total assets...................................   12,637   113,269
Current liabilities............................    6,797    23,241
Long-term obligations, less current portion....    4,058    12,149
Mandatorily redeemable convertible preferred
  stock and warrants ..........................   54,562       --
Total stockholders' equity (deficit)...........  (52,780)   77,879

      Except as otherwise noted, all information in this prospectus:

    . reflects a 1-for-3 reverse stock split that will be effected prior to the completion of this offering;

    . assumes that the holders of the convertible debt issued in connection with the Genesis 2000 acquisition will require that the debt be repaid solely in cash;

    . assumes the closing of the acquisition of HomeBuilders Financial
      Network;

    . reflects the conversion of all outstanding shares of preferred stock into shares of common stock upon completion of this offering;

    . does not reflect the issuance of shares of our common stock to ABN AMRO
      N.V. and other institutions in a private placement transaction on or before the closing of this offering; and

    . assumes no exercise of the underwriters' over-allotment option.

                                  RISK FACTORS

      You should carefully consider the risks described below before making an investment decision. If any of the following risks actually occur, our business, financial condition or results of operations could be harmed, the value of our stock could decline and you may lose part or all of your investment. The risks described below are not the only risks we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also harm our business.

                         Risks Related To Our Business

Our limited operating history makes it difficult to evaluate our future prospects.

      We incorporated in July 1996 and initiated our online mortgage brokerage operations in June 1997. We recently began operating as a mortgage banker in October 1999. Therefore, we have only a limited history of recognizing and addressing risks in our business. In addition, we recently acquired Genesis 2000, a leading provider of loan origination software to mortgage brokers, and agreed to acquire HomeBuilders Financial Network, a provider of loan services to home builders. Until we have a longer period of integrated operations with these acquisitions, we are unlikely to be able to identify and analyze all the risks inherent in these businesses.

      All of our operations have occurred during a period in which the overall home mortgage market has grown and the online mortgage market has emerged. We depend upon the continued growth of the overall home mortgage market and, particularly, on the continued growth of the online mortgage market. The online mortgage market is still in an emerging stage and competition is accelerating. Before investing, you should evaluate the risks, expenses and problems frequently encountered by early-stage companies that are entering new and rapidly changing markets, including the risks described throughout this section.

We have a history of losses and expect losses for the foreseeable future.

      We have never operated at a profit and, given the level of planned operating and capital expenditures, we expect to continue to incur operating losses for the foreseeable future. We also expect to incur net losses for the foreseeable future. We incurred net losses of $16.0 million for the year ended December 31, 1998 and $32.1 million in the nine months ended September 30, 1999. As of September 30, 1999, we had an accumulated deficit of $55.0 million. The size of our future losses will depend, in part, on the rate of growth in our revenues. It is critical to our success that we continue to devote financial resources, including some of the proceeds of this offering, to developing brand awareness for our website and expanding our relationships with third-party partners, including real estate agents and brokers, who help to drive traffic to our website. As a result, we expect that our operating expenses will increase significantly during the next several years, especially in sales and marketing. As we increase spending, our losses may continue to increase for the foreseeable future. As a result, we may never achieve or sustain profitability, and if we do achieve profitability in any period, we may not be able to sustain or increase profitability on a quarterly or annual basis. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

      While our Genesis 2000 and HomeBuilders Financial Network subsidiaries have traditionally operated at a profit, we expect to adjust their business models as part of their integration, which will likely involve significant additional expenditures and investments. Accordingly, it is possible that both of these businesses will also operate at a loss for the foreseeable future. Further, the investments and business model changes that we make to these subsidiaries may be unsuccessful, and neither of these subsidiaries may ever return to profitability.

We will need to increase the volume of our business and control costs if we are to achieve and sustain profitability.

      We are currently not profitable. To achieve profitability we believe that we need to address at least three areas. First, we will need to increase the volume of our business substantially to allow us to amortize our fixed costs and technology investments over a significantly higher volume of business. We currently price our loan products substantially below the prices charged by many traditional mortgage lenders, but we will be unable to maintain this pricing level unless the volume of our business increases to cover our fixed costs and technology investments. Second, we will need to reduce the costs of acquiring and servicing new customers. We currently spend a significant amount of money per loan on marketing and distribution and our existing customer service operations have been structured to support a volume of loans greater than we currently service. Third, we will need to control the capital expenditures and other fixed costs of our business while scaling to a level of transactions at which we are profitable. There is no assurance that we will be successful in achieving any of these goals or that there are not other factors that may also affect our ability to achieve profitability.

Our stock price may be adversely affected by significant fluctuations in quarterly financial operating results.

      Our results of operations have varied significantly from quarter to quarter in the past and we anticipate that they will continue to fluctuate in the future as a result of a number of factors. Our revenues primarily consist of fees relating to purchase and refinancing mortgages. We also expect to incur significant sales and marketing expenses to promote our brand, products and services. Therefore, our quarterly revenues and operating results are likely to be particularly affected by the number of purchase and refinancing loans that we close, as well as sales and marketing expenses. If revenues fall below our expectations, we generally will not be able to reduce our fixed or other expenses in sufficient time to respond to the shortfall. Additionally, we may choose to keep our marketing expenditures at a consistently high level to build our brand name. Our quarterly operating results could be affected by a variety of other factors, including:

    . interest rate fluctuations;

    . the volume of mortgage loan originations;

    . the number of loans closed through our mortgage brokerage operations compared with through our mortgage banking operations;

    . the mix of refinancing and purchase mortgage loans;

    . seasonality and cyclicality of home buying;

    . the level of traffic on our website;

    . the possibility that loan closings will be delayed;

    . the amount of advertising on our website and the timing of payments for this advertising;

    . the amount and timing of our operating expenses and capital expenditures;

    . our ability to upgrade and develop our systems and infrastructure in a timely and effective manner;

    . our ability to attract new qualified personnel in a timely and effective manner;

    . costs or amortization of goodwill associated with acquisitions of complementary businesses, technologies, services or products, if any;

    . the integration of newly acquired businesses, technologies, services or products, if any;

    . changes in our business strategy;

    . sales of homes by our home builder partners;

    . growth of our software sales to the mortgage brokerage community; and

    . general economic conditions, including economic conditions specific to the real estate industry.

      Our quarterly results vary according to seasonal patterns in home buying. We believe home sales typically decline in the winter. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for detailed information on our quarterly operating results.

We have experienced significant growth in recent periods, and if we are unable to manage our growth effectively our business may suffer.

      We have expanded our operations recently and expect to continue to expand our operations for the foreseeable future. This growth has placed, and will continue to place, a significant strain on our managerial, operational, financial and other resources. We have recently hired a number of executive officers and other key employees. We have grown to 201 employees as of December 15, 1999 from 49 employees on December 31, 1997. We expect to hire additional employees to support technology, marketing, finance and administration, and loan processing. We have limited experience training large numbers of new staff members, and we could experience a significant amount of employee turnover. If we fail to manage the growth of our operations and staff effectively, the quality of our services will be impaired and our financial performance will suffer.

We may experience difficulty identifying, acquiring and integrating acquisitions.

      We expect to supplement our internal growth by acquiring complementary businesses, technologies, product lines or service offerings. We may be unable to identify and acquire suitable acquisition candidates on reasonable terms, if at all. We compete for acquisition candidates with companies that have substantially greater financial and management resources than us. If we do complete an acquisition, integrating newly acquired organizations and products and services is likely to be expensive, time consuming and a strain on our managerial resources. Acquisitions, particularly multiple acquisitions over a short period of time as is the case with our acquisition of Genesis 2000 and our proposed acquisition of HFN, involve a number of risks that may result in our failure to achieve the desired benefits of the transaction. These risks include, among others:

    . difficulties in assimilating the operations of the acquired businesses;

    . potential disruption of our existing businesses;

    . inability to integrate, train, retain and motivate key personnel of the acquired businesses;

    . diversion of our management and employees from our day-to-day operations;

    . inability to achieve market acceptance or enhance brand loyalty;

    . inability to incorporate acquired technologies, products or services successfully;

    . operating companies in different geographical locations; and

    . potential impairment of relationships with our employees, customers and strategic partners.

      We may finance potential acquisitions by issuing shares of our common stock which could dilute our existing stockholders. We may also use cash or incur additional debt to pay for these acquisitions. In addition, we may be required to expend substantial funds and to amortize significant amounts of goodwill and other intangible assets in connection with future acquisitions, which could materially affect our operating results.


Our business strategy depends on promoting our brand and upon achieving brand recognition.

      There are a growing number of websites that offer services that are similar to and competitive with our services. Therefore, we believe that brand recognition will become an increasingly important competitive advantage in our industry. Establishing and maintaining our brand is critical to expanding our customer base, solidifying our business relationships and successfully implementing our business strategy. We cannot assure you that our brand will be viewed positively and be accepted by the market, or that we will have a strong and positive reputation. Additionally, expenses incurred toward building brand awareness do not have an immediate payback, and it may be a long time before the general public recognizes and makes positive connections with our brand. In order to attract and retain customers and business partners and to promote and maintain our brand in response to competitive pressures, we intend to increase our financial commitment to creating and maintaining prominent brand awareness.

      If we fail to promote our brand successfully in local and national markets, or if these efforts are excessively expensive, our business may be harmed. The value of our brand could be diluted if visitors to our website do not perceive our existing services to be of high quality or if we alter or modify our brand image, introduce new services or enter into new business ventures that are not favorably received. Moreover, promoting and enhancing our brand will also depend, in part, on our ability to provide a high-quality customer experience. We cannot assure you that we will be successful in achieving this goal.

If online mortgages or our service offerings do not achieve widespread consumer acceptance, our business will be adversely affected.

      The development of an online market for mortgage loans is embryonic, evolving rapidly and characterized by an increasing number of market entrants. Therefore, there is significant uncertainty with respect to the viability and growth potential of this market. Our success will depend in large part on widespread use of the Internet as a commerce medium and as a marketplace for financial transactions. Our success will also depend on a number of other factors, including our ability to market our services to a sufficiently large number of customers cost-effectively and our ability to overcome the perception among many real estate market participants that obtaining mortgages online is risky for consumers.

      A number of factors may inhibit Internet usage by consumers, including inadequate network infrastructure, security concerns, inconsistent quality of service and the unavailability of cost-effective, high-speed service. We do not know whether consumers will significantly increase their use of the Internet for obtaining mortgage loans or whether our services will be accepted by consumers. If the online market for mortgage loans fails to develop, or develops more slowly than expected, or if our services do not achieve widespread market acceptance, our business will suffer.

Our market is intensely competitive and we expect competition will increase.

      The market for web-based services is highly competitive and there are no substantial barriers to entry, making it possible for new competitors to proliferate rapidly. In addition, many of our existing and potential competitors have longer operating histories in the traditional mortgage and Internet markets, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. We believe competition takes place on many levels, including pricing, convenience in obtaining mortgage loans, breadth of product offerings and lending sources, customer service, marketing and brand awareness. Our principal competitors include:

    . traditional lenders and mortgage brokers with no online presence;

    . traditional lenders and brokers that offer access to their mortgage products over the Internet, such as BankAmerica, Countrywide and General Motors Acceptance Corporation; and

    . new competitors in the financial services sector including E-Loan, FiNet, mortgage.com and Intuit's QuickenMortgage.

      In addition, we compete with a variety of websites for customer awareness and Internet traffic, some of which are also our partners and all of which compete with us for awareness, including:

    . websites that provide access to real estate-related content and services, including mortgage calculators and information on the home buying process and which generate leads for mortgage providers, including GetSmart, Lending Tree and Microsoft's HomeAdvisor;

    . websites that offer real estate listings and related services, such as CyberHomes, Homes.com, HomeSeekers, Homestore.com and Microsoft's HomeAdvisor;

    . general purpose consumer websites such as Alta Vista, Excite, Infoseek, Lycos and Yahoo! that offer real estate-related content;

    . newspapers and magazines that advertise real estate listings; and

    . other financial institutions that are partnering with mortgage companies to offer related services, such as DLJdirect and Fidelity.

      Further, in establishing relationships with third-party partners we compete with several companies that specialize in providing services to companies in each channel, including, for example:

    . companies specializing in captive mortgage operations for home builders, including CTX and Norwest; and

    . companies providing loan origination software for mortgage brokers, including Calyx, Contour and Byte.

      Many of these competitors have greater financial and other resources than us and are therefore able to respond more quickly to take advantage of new or changing opportunities, technologies and customer requirements, undertake more extensive marketing campaigns for their products and services, adopt more aggressive pricing policies and make more attractive offers to potential employees, distribution partners, commerce companies and third-party service providers. Accordingly, our competitors may experience greater growth than we do and our strategic partners may terminate their agreements with us to enter into arrangements with these competitors. We may not be able to compete successfully against our current or future competitors. To compete successfully, we must respond promptly and effectively to technological changes, evolving industry standards and our competitors' innovations and competitive marketing efforts. Our response must include, among other things, continuing to enhance and expand our products and services and our sales and marketing channels. Increased competition, particularly online competition, could result in price reductions, reduced margins and loss of market share, any or all of which could harm our business.

We depend heavily on partnership arrangements with web portal companies and online real estate websites to generate traffic to our website, and the loss of one or more of these relationships could harm our business.

      A significant portion of our consumer traffic comes from web portals as well as real estate-related and financial services websites with whom we have distribution agreements, including AOL's Netscape/Netcenter and Digital City, Inc., Earthlink, GetSmart, Harmon Homes, Home Fair, Homes.com and NBCi/Snap!. We intend to pursue additional distribution relationships in the future. Many of these agreements contain exclusivity features. For example, on some of these websites, we are featured as the exclusive provider of mortgage services. To secure our relationships, we often pay significant fees to these partners. We cannot assure you that we will experience an increase in user traffic as a result of new affiliations or that we will maintain or increase our current levels with existing partners.

      There is intense competition for placement on portals and other websites, as well as increasing competition for placement on real estate-related websites. Our distribution agreements have terms of up to three years, with the majority of them lasting one to two years with automatic one-year renewals. When these agreements expire, we may be unable to renew them or enter into replacement agreements. If we fail to renew any of these agreements or enter into substantially similar agreements with other partners, we could experience a decline in the number of loan originations and our competitive position would be significantly weakened. In addition, our operating results would likely be adversely affected. Even if we renew our existing agreements or enter into substantially similar agreements with other partners, we may be required to pay significantly higher fees to do so and may be unable to retain the benefit of any exclusivity privilege we currently enjoy.

We depend heavily on a range of traditional third-party referral sources for lead generation and the loss of one or more of these relationships could adversely affect our business.

      We depend heavily on a range of traditional third party sources for lead generation. For example, we serve as the mortgage service provider to MarketPlace Bank, the United States banking initiative for Canadian Imperial Bank of Commerce, or CIBC. We also serve as the online mortgage partner for Pinnacle Relocation. In our home builder channel, we serve as the mortgage partner for Beazer Homes. In addition to each of these situations, all of our non-consumer direct channels depend significantly on a range of partners who promote our services to their customers. The loss of one or more of these relationships could adversely affect our business.

      Although we intend to continue to serve these partners in a manner and fashion that encourages them to remain in partnership with us, we cannot predict whether and to what extent the needs of these partners may change over time. Further we cannot be assured that the terms of these partnerships will continue to be acceptable to us over time.

It is important for us to have a critical mass of real estate listings available on our website in order to reach home buying customers early in the home buying process, and the loss of one or more of our listing partners could harm our business.

      We depend upon aggregate real estate listings information from several hundred partners which include such varied sources as real estate agents, real estate brokers, real estate print publication aggregators, online third-party property listing aggregators and multiple listing services. We have agreements with these third parties that are not exclusive and are generally terminable at will. These third parties may choose not to provide listing information to us on an on-going basis. Currently, we do not pay for property listings and in the future it is possible that we may be required to make such payments, which could significantly increase our expenses. We believe that our future success will depend in part on our ability to demonstrate value to these third parties. If we are unable to do so we may incur substantial additional operating expenses and may not be able to provide a superior service offering.

We need to continually develop our content, products and service offerings to remain competitive and increase our brand awareness.

      Our business strategy requires us to enhance and improve the ease of use, responsiveness, functionality and content of our website, and to develop new product and service offerings. These efforts may require us to develop internally or to license increasingly complex technologies. We intend to expand our product offerings to include sub-prime mortgages, home equity credit lines and construction loans. Additionally, we will continue to develop our website by deepening our content offerings to provide more breadth and depth of information on home buying and home financing and by expanding our real estate listings. Developing and integrating new products and services into our website could be expensive and time consuming. In addition, we will need to modify our Genesis 2000 software to enhance its Internet connectivity. We can make no assurances that any new features, functions or services will achieve market acceptance or enhance our brand loyalty. If we fail to add additional content or to develop and introduce or acquire new functions or services effectively and on a timely basis, we may not be able to attract new users or retain our existing users and our business will suffer.

Volatility in interest rates could adversely impact our operational performance.

      Our ability to profitably resell loans that we fund may be impaired by volatility in interest rates. We typically establish the interest rates on the mortgage loans that we originate at the same time we obtain best-efforts commitments from the anticipated purchasers of such loans. The mortgage loan purchase commitments we obtain are contingent upon our delivery of the closed loans to the purchasers within specified periods. To the extent that we are unable to deliver closed loans within the specified periods and interest rates increase, we may experience no gain or even a loss on the sale of these loans. In addition, any increase in interest rates will increase the cost of maintaining our warehouse line of credit, which we will depend on to fund a preponderance of the loans we originate in the future.

      In addition, a sharp decrease in interest rates over a short period may cause customers who have interest rates on mortgages committed through iOwn to either delay closing their loans or refinance with another lender. If this occurs in significant numbers, it may have an adverse effect on our business or quarterly results of operations. In addition, if the percentage of committed loans that convert into closed loans declines substantially, the purchasers of these loans may raise the rates they charge us or decide not to buy loans from us.

If we are unable to maintain adequate financing sources, our ability to originate and fund mortgage loans will be impaired and our revenues will suffer.

      The lenders to whom we deliver loans, either as a mortgage broker or as a mortgage banker, are under no obligation to continue their relationships with us. Although we maintain relationships with 30 lenders, most of the loans we originate are funded by a much smaller subset of these lenders. This small group of lenders tends to provide more favorable rates and terms to our customers. We believe that if and when other lenders offer comparable terms, the sources of loans will shift accordingly. If lenders with the most competitive terms do not continue to accept the loans we originate, our business could suffer.

      We are generally required to repurchase mortgage loans funded by lenders in the event of fraud or the discovery of misrepresentations or inaccuracies in the borrowers' loan applications. Although we have errors and omissions liability insurance to protect ourselves from this risk, there can be no assurance that we will not be compelled to repurchase loans in the future, or that our future repurchase of loans will not harm our business.

      Our ability to fund mortgage loans internally depends to a large extent upon our ability to secure financing on acceptable terms. We currently fund a portion of the loans we originate through a line of credit known as a warehouse line of credit. Currently we have only one source of warehouse funding. Our current $10 million warehouse line of credit expires on April 8, 2000. We are currently in discussions with Bank United of Texas and a number of other potential providers of warehouse loan facilities for an expanded line of credit for additional warehouse facilities. If we are unable to negotiate such facilities, we may have to curtail the growth of our origination and funding activities.

      Our warehouse line of credit subjects us, and future financing arrangements will likely subject us, to financial covenants and other restrictions. Because we are an early stage company that is actively investing in growth, in the future we may be in default under those covenants and restrictions. In those cases, we must rely on waivers from the lender. If we are unable to operate within the covenants or obtain waivers, all amounts that we owe under our financing arrangements could become immediately payable. The termination of a financing arrangement by a lender, or the acceleration of our debt, would have a significant negative effect on our business.

If we were to increase our sub-prime mortgage business in the future, our business would be subject to significantly greater risks.

      We currently broker sub-prime mortgages to lenders. These loans are submitted for preapproval to lenders and the lender funds the loans. In the future, we also may decide to originate and fund loans to borrowers who have impaired or limited credit histories or higher debt-to-income ratios than prime mortgage lenders typically would allow. The sub-prime mortgage banking industry is riskier than the conforming mortgage business primarily because there is a greater risk of default and product offerings for sub-prime mortgages frequently change, which may make selling a sub-prime loan to our institutional investors more difficult. Our failure to adequately address the related risks could have a material adverse effect on our business and results of operations.

We may incur significant losses as a result of loan defaults that occur prior to the sale of the loan to investors or as a result of repurchases required if we breach certain representations and warranties.

      As a mortgage banker, we face risks associated with loan defaults, which typically increase during economic downturns. From the time that we fund a loan to the time we sell the loans we will be generally at risk for any loan defaults. Once we sell the loans we originate, the risk of loss from loan defaults and foreclosure generally passes to the purchaser of the loans. During the loan sale process, however, we would typically be required to make certain representations and warranties to the purchasers of loans relating to the conformance of those loans with state and federal laws and applicable investor guidelines. If a loan defaults and there has been a breach of these representations and warranties, we may be required to repurchase the loan and bear any subsequent loss or indemnify the purchaser for any damages caused by the breach. If we must repurchase a loan, we would have to hold it until it is paid off or foreclosed or we may have to sell the loan at less than the outstanding principal balance. Any of the above events would seriously harm our business and operating results.

Our ability to operate our mortgage banking operations depends on the continued existence of federal programs, mortgage-related programs and our continued qualification for those programs.

      Our ability to sell mortgage loans to institutional investors in the secondary market is largely dependent upon the continuation of programs administered by Fannie Mae, Freddie Mac, Ginnie Mae and private mortgage investors. These entities facilitate the sale of mortgage loans and mortgage-backed securities through the secondary market. Any discontinuation of or reduction in the operation of those programs or any significant impairment of our eligibility to participate in those programs would hurt our financial performance. Also, any significant adverse change in the secondary market level of activity or the underwriting criteria of Fannie Mae, Freddie Mac, Ginnie Mae or other private mortgage investors would reduce our revenues.

Our failure to manage the timely delivery of services provided by third parties in the loan process could harm our business.

      We rely on other companies to provide services which assist us in performing the loan underwriting process, including property appraisals, credit reports, flood certifications and title searches. Any interruptions, delays or mistakes in providing these ancillary services may cause delays in our processing and closing of loans for our customers. The value of the service we offer and the ultimate success of our business depends on our ability to manage the timely delivery of these ancillary services by the third parties with whom we have business relationships. If we are unsuccessful in managing the timely delivery of these ancillary services, we will likely experience decreased customer satisfaction and our business will likely suffer.

We depend on automated underwriting, and the loss of our relationship with significant providers of automated underwriting would harm our business.

      We depend on automated underwriting and other services offered by government sponsored enterprises to help reduce loan repurchase risk and to ensure that our mortgage services can be offered on a timely and efficient basis. The use of automated underwriting permits us to streamline mortgage originations by moving conditional underwriting to the initial stages of the loan process. We are an approved seller by Freddie Mac and Fannie Mae and have contracts with each that allow us to utilize their respective automated underwriting systems. Additionally, several of our lenders and investors sponsor our use of these automated underwriting systems. Other lenders, such as GE Capital Mortgage Services and GMAC/Residential Funding Corporation, also offer proprietary underwriting systems. We cannot assure that we will remain in good standing with Freddie Mac or Fannie Mae or those lenders currently sponsoring our use of these systems, or that these entities will not prohibit our use of their automated underwriting systems for other reasons. We expect to process a significant portion of our conforming loans using the automated underwriting services of Freddie Mac and Fannie Mae, or other providers of automated underwriting services. The termination of our agreements with Fannie Mae or Freddie Mac or any of these other lenders, could adversely impact our business by reducing our ability to streamline the mortgage origination process. Furthermore, we may not be able to implement an alternative automated underwriting services in a manner that will lead to substantial processing efficiencies.

Loans closings may be delayed, which can lead to unpredictable quarterly fluctuations in revenues and profitability.

      The time between the date when an application is received from a customer and the date on which the loan closes has typically been lengthy and unpredictable. The loan application and approval process is often subject to delays over which we have little or no control, including the timing of the customer's decision to commit to an available interest rate, the timeliness of completed appraisals and the adequacy of the customer's own disclosure documentation. This uncertain timetable can have a direct impact on our revenue and profitability for any given period and may cause us to expend substantial funds and management resources supporting the loan completion process without ever generating revenue from closed loans. Furthermore, in situations where we have committed to extend the closing of loans beyond the associated interest rate commitment periods, we may incur additional costs.

Our success depends on retaining our key senior management team and attracting and retaining qualified individuals in the online real estate, mortgage and related industries.

      Our future success depends to a significant extent on the continued services of our senior management, particularly Edward P. Hoyt, our Chief Executive Officer and Chairman of the Board. The loss of the services of any person on our senior management team would likely have a significantly detrimental effect on our business. Although we have obtained key person life insurance for Mr. Hoyt, we believe this coverage would not be sufficient to compensate us for the loss of his services.

      We may also be unable to retain our key employees or to attract, assimilate or retain other highly qualified employees in the future. We have from time to time experienced, and we expect in the future to continue to experience, difficulty in hiring and retaining highly skilled employees with appropriate qualifications. Attracting and retaining qualified personnel with experience in the real estate industry, a complex industry that requires a unique knowledge base, is an additional challenge for us. In addition, there is significant competition for qualified employees in the Internet industry and, in particular, in northern California where we are located. If we do not succeed in attracting new personnel or retaining and motivating our current personnel, our business will suffer.

We depend on continued improvements in our systems and the Internet infrastructure to provide our services as the volume of traffic to our website and on the Internet increases.

      We host and maintain our own website and services and maintain our own network infrastructure. Our revenues depend in part on the number of consumers who visit our website and the volume of transactions processed through the website. Accordingly, the satisfactory performance, reliability and availability of our website, transaction-processing systems and network infrastructure are critical to our ability to attract and retain customers and maintain adequate customer service levels. Any system or network failure that results in the unavailability of our website or that causes interruption or slower response time of our services could result in less traffic to our website and, if sustained or repeated, could reduce the attractiveness of our services to consumers, real estate professionals, providers of real estate-related products and services and advertisers. In addition, any significant increase in the volume of our website traffic could strain the capacity of our existing technical infrastructure, which could lead to slower response times or system failures. This would cause the number of real property search inquiries, loan applications, advertising impressions and other revenue-producing inquiries to decline, any of which could hurt our revenue growth, reputation and our brand equity. We will need to incur additional costs to upgrade our infrastructure if our server and networking systems cannot adequately service increased volumes of traffic. There can be no assurance that we will be able to accurately expand and upgrade our systems to accommodate these increases in a timely manner.

      The recent growth in Internet traffic has caused frequent periods of decreased performance, requiring Internet service providers and users of the Internet to upgrade their infrastructures. Our ability to increase the speed with which we provide services to consumers and to increase the scope of these services is limited by and dependent upon the speed and reliability of the Internet. Consequently, the emergence and growth of the market for our services is dependent on the performance of and future improvements to the Internet.

We may be unable to protect our intellectual property and proprietary rights adequately and we may be subject to claims by third parties for infringement.

      We regard substantial elements of our website and underlying technology as proprietary. We seek to protect our proprietary rights through a combination of trademarks, copyrights and confidentiality agreements. In the future, we may also seek to protect our proprietary technology through the use of patents. No assurance can be made that these future patents will not be invalidated or that any claims allowed from those patents will have sufficient scope or strength. Despite our precautionary measures, third parties may copy or otherwise obtain and use our proprietary information without authorization, particularly in foreign countries where laws or law enforcement practices may not protect our proprietary rights as fully as in the United States, or develop similar technology independently. Any legal action that we may bring to protect our proprietary information could be expensive and distract management from day-to-day operations.

      We also hold domain names that are important to our business. The regulation of domain names is subject to change. Some proposed changes include the creation of additional top-level domains in addition to the current top-level domains, such as ".com," ".net" and ".org." It is also possible that the requirements for obtaining and holding a domain name could change. Therefore, we may not be able to obtain or maintain relevant domain names for all areas of our business. It may also be difficult for us to prevent third parties from acquiring domain names that are similar to ours, that infringe our trademarks or that otherwise decrease the value of our intellectual property.

      We also receive or license content for our website from third parties and it is possible that we could become subject to infringement actions based upon the content received or licensed from these third parties. Any claims brought against us, regardless of their merit, could result in costly litigation and the diversion of our financial resources and technical and management personnel. Further, if such claims are successful, through litigation or otherwise, we may be required to change our trademarks, alter our content and pay financial damages, which could adversely affect our business. We also expect that we may be subject to legal proceedings and claims from time to time in the ordinary course of our business, including claims of alleged infringement of the trademarks and other intellectual property rights of third parties by us and our licensees.

      Mortgage-related Internet technologies are being developed rapidly. As a result, we believe that disputes regarding the ownership of these technologies are likely to arise in the future. Third parties may assert infringement claims against us in the future and we may incur substantial costs in defending against these third-party infringement claims, regardless of the merit of those claims. We cannot guarantee that we would be able to license comparable technology on reasonable terms, or at all, if our use was found to infringe on someone else's rights. If we were unable to license comparable technology on reasonable terms, our business could suffer.

      In November 1999, CheckFree Corporation introduced a financial software product under the brand name "Genesis 2000," which we consider an unauthorized usage of the Genesis 2000, Inc. registered trademark of "Genesis 2000" under U.S. Registration No. 1,794,755. Our legal counsel has notified CheckFree Corporation regarding their unauthorized usage of the "Genesis 2000" mark. CheckFree has refused to withdraw their use of the mark. We may take legal action to enforce the registered trademark of Genesis 2000. Any legal action we may take would require the attention of certain key employees and cause us to incur legal and related costs and expenses. The significant expenditure of time by any of our key employees could detract from our other initiatives and could harm our business.

Our business and reputation may suffer if we are unable to process our customers' loan applications in a timely and efficient manner.

      We have occasionally received complaints from customers stating that they have suffered adverse financial effects from our products and services. This is a common problem in our industry, and typically arises when a borrower fails to lock in an interest rate and, at the time of the closing of the transaction, the available rate has increased from the rate available at the time of initial application. Although assessment of these claims is highly subjective, it is possible that the borrower could argue that he or she had not been made sufficiently aware of the possibility of rate increases and the protection afforded by a rate lock. In these instances it may be necessary to make certain concessions to satisfy such disgruntled customers. If, despite our efforts, these complaints continue, our business may suffer.

Our business will be adversely affected if we are unable to safeguard the security and privacy of our customers' financial data.

      The secure transmission of confidential information over public networks is critical to the acceptance of electronic commerce, particularly in the mortgage banking and brokerage markets. A significant barrier to electronic commerce and online communications has been the ability to securely transmit confidential information over the Internet. Internet usage could decline if any well-publicized compromise of security occurred. The concerns over the security of transactions conducted on the Internet and the privacy of users may also inhibit the growth of the Internet generally, and electronic commerce in particular. We rely on certain encryption and authentication technology licensed from third parties to provide secure transmission of confidential information, such as a home buyer's financial statements. There can be no assurance that advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments will not result in a compromise or breach of the algorithms we use to protect customer transaction data. A party who is able to circumvent our security measures could misappropriate proprietary information or cause disruptions in our operations. We may be required to expend significant capital and other resources to protect against such security breaches or to alleviate problems caused by such breaches.

      We also retain on our premises personal financial documents that we receive from prospective borrowers in connection with their loan applications. These documents are highly sensitive and if a third party were to misappropriate our prospective borrowers' personal information, prospective borrowers could possibly bring legal claims against us.

      We cannot assure that our privacy policies will be deemed sufficient by our prospective customers or any federal or state laws governing privacy which may be adopted in the future. In addition, repeated security breaches could damage our reputation and expose us to a risk of loss or litigation and possible liability.

We would lose significant revenues and incur substantial costs if our critical computer systems, or those of our customers and third party lenders, do not properly handle date information after December 31, 1999.

      Many currently installed computer systems and software products only accept two digits rather than four to identify the year in any date. Thus, the Year 2000 will appear as "00", which the system might consider to be the year 1900 rather than the Year 2000. This could result in system failures, delays or miscalculations. Those computer systems and software that have not been developed or enhanced recently may need to be upgraded or replaced to comply with Year 2000 requirements.

      Any significant Year 2000 failure could prevent us from operating our business, prevent users from accessing our website or change the behavior of advertisers, consumers or persons accessing our website. In addition, certain of our content providers may not accurately provide date data. For example, during the Year 2000, a home constructed in 1900 might inadvertently be listed on our website as a newly built home. A significant number of such failures could cause consumers to doubt the reliability of information contained in our listings, which could result in a reduction in traffic to our website.

      We believe that each of our software systems on a stand-alone basis is currently Year 2000 compliant. However, we rely on software components acquired from third parties which may not be Year 2000 compliant. Furthermore, the Internet operations of many of our customers and lenders may be affected by Year 2000 complications. The failure of these parties to ensure that their systems are Year 2000 compliant could result in decreased Internet usage or an inability to obtain necessary data communication and telecommunication capacity, which in turn could have an adverse effect on our business. The potential worst case scenario includes:

    . an inability to receive online applications due to a general failure of the Internet;

    . an inability to process loan applications, process searches, post listings, track advertising or engage in similar normal business activities;

    . corruption of data in our internal information systems;

    . significant delays or interruptions in our processing capabilities that depend on third-party systems;

    . substantial financial losses associated with delays in closing loans;
      and

    . failure of infrastructure services provided by third parties, including public utilities and Internet service providers.

      We have not incurred significant costs to date complying with Year 2000 requirements, and we do not believe that we will incur significant costs for such purposes in the foreseeable future. If we discover any Year 2000 errors or defects in our internal systems, we could incur substantial costs in making repairs. The resulting disruption of our operations could seriously damage our business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Readiness Disclosure."

We expect to derive revenues from selling advertisements on our website and sponsorship activities, and if there is no market demand for these advertisements and sponsor activities, these revenue opportunities would be limited.

      We anticipate increased revenue in the future from advertising and sponsorship activities. Our business would be adversely affected if the market for web advertising fails to develop or develops more slowly than expected. Our ability to generate advertising revenues will depend on, among other factors, the development of demand for the Internet as an advertising medium, the amount of traffic on our website and our ability to achieve and demonstrate user and member demographic characteristics that are attractive to advertisers. Most potential advertisers and their advertising agencies have only limited experience with the Internet as an advertising medium and have not devoted a significant portion of their advertising expenditures to Internet-based advertising. The widespread adoption of technologies that permit Internet users selectively to block out unwanted graphics, including advertisements, attached to web pages could also harm the growth of the Internet as an advertising medium and therefore our revenue.

If we securitize our loans in the future, we will be subject to additional risks.

      We currently do not securitize the loans we originate, but rather sell or swap them to institutional investors. Although we do not currently intend to securitize our loans, we may decide to do so in the future if market conditions or other considerations justify doing so. Securitizing our loans would subject us to numerous additional risks, including delayed operating cash flow, economic conditions in the general securities and securitization markets, the need to obtain satisfactory credit enhancements, retention of credit enhancing residual interests and increased potential for earnings fluctuations.

      If we were to securitize our loans, we would have to address these and other related risks. Our failure to do so could have a material adverse effect on our business.

If we retain the servicing rights to our loans in the future, we would be subject to additional risks.

      Generally, we sell the servicing rights to our loans at the same time that we sell those loans. Although we currently do not intend to retain the servicing rights to our loans, we may decide to do so in the future if market conditions or other considerations justify doing so. If we were to service our loans ourselves, we would be subject to additional risks, including decreased operating cash flow and the potential of having to write down the value of the servicing rights through a charge to earnings, particularly as a result of changing interest rates and the use of alternative financing options that lead to increased prepayments. If we were to retain the servicing rights to our loans, we would have to adequately address these and other related risks. Our failure to do so could harm our operating results.

                         Risks Related To Our Industry

The real estate industry is both seasonal and cyclical, which could affect our quarterly results.

      Our business is seasonal. We anticipate that as the online mortgage origination industry matures, our business will be increasingly susceptible to the same seasonal factors that affect the mortgage industry as a whole. The real estate industry experiences a decrease in activity during the winter. However, because of our limited operating history, we do not know if or when any seasonal pattern will develop or the size or nature of any seasonal pattern in our business.

      In addition, the residential real estate and mortgage business in which we operate is cyclical. Shifts in the economy and interest rates, as well as in residential real estate values, generally affect the number of home sales and refinancing activities. Since our incorporation, sales of residential homes in the United States have been at historically high levels. The economic swings in the real estate industry may be caused by various factors. When interest rates are high or national and global economic conditions are perceived to be or are weak, there is typically less sales activity in real estate. A decrease in the current level of sales of real estate and those products and services related to the real estate industry could adversely affect demand for our mortgage products and services.

We may be particularly affected by general economic conditions.

      Purchases of real property and related products and services are particularly affected by negative trends in the general economy. Our success depends to a significant extent upon a number of factors relating to discretionary consumer and business spending, and the overall economy, as well as regional and local economic conditions in markets in which we operate, including:

    . interest rates;

    . employment levels;

    . wage and salary levels;

    . availability of credit; and

    . taxation policies.

An increase in interest rates may reduce mortgage transactions.

      A high percentage of mortgage loan transactions involve the refinancing of existing mortgages. Homeowners are motivated to refinance primarily when interest rates fall below the rates of their existing mortgages. In the event interest rates increase significantly, homeowners' incentive to refinance will be greatly reduced and the number of loans that the industry originates could decline significantly. Similarly, if there were a sustained increase in interest rates, there would eventually be some impact on the market for purchase mortgages as higher monthly payments would make housing less affordable.

If we are unable to comply with mortgage banking and mortgage brokerage rules and regulations, our ability to originate or fund loans may be restricted.

      The mortgage banking and lending businesses are heavily regulated under federal and state laws. These laws and related regulations impose numerous obligations and restrictions on our activities. In particular, these rules limit the broker fees, interest rates, finance charges and other fees we may assess, require extensive disclosure to our customers, regulate advertising practices, prohibit discrimination and impose on us multiple qualification and licensing obligations. We may not always have been and may not always be in compliance with these requirements.

      Our failure to comply with these standards could lead to revocation of required licenses or registrations, loss of approved status, voiding of loan contracts, demands for loan repurchases from mortgage loan purchasers, class action lawsuits and administrative enforcement actions. These regulatory requirements are subject to change and may in the future become more restrictive, making compliance more difficult or expensive or otherwise restricting our ability to conduct our business.

      At the state level, we are subject to licensing and regulation in most of the states where we act as a mortgage broker or lender. Some states also require prior approval before a change of control occurs. In addition, any person who acquires control of 10% or more of our voting stock may be subject to certain state licensing regulations, which require the periodic filing of certain financial information and other personal and business information. If any person controlling 10% or more of stock refuses or fails to comply with such filing requirements, our existing licensing arrangements could be jeopardized. We also must comply with state usury laws. If we fail to comply with these laws, the states can impose civil and criminal liability and restrict our ability to operate in those states.

      At the federal level, our mortgage brokering and funding activities are regulated under a variety of laws, including the Truth in Lending Act and Regulation Z, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Fair Credit Reporting Act, the Real Estate Settlement Procedures Act and Regulation X, and the Home Mortgage Disclosure Act of 1975 and Regulation C. As the mortgage lending and brokerage businesses evolve in the online environment, legislators, regulators and industry participants may advocate additional legislative or regulatory initiatives. Should existing laws or regulations be amended or new laws or regulations be adopted, we may need to comply with additional legal requirements and incur additional expenses, be subject to regulation of the listings we provide and be precluded from certain activities.

      The Real Estate Settlement Procedures Act (RESPA) was designed to prevent abuses in the referral of business among vendors in the real estate industry. It prevents certain types of payments between and by certain providers of services deemed to be "settlement services" and it requires a range of disclosures when certain types of referrals are made. We believe the online promotion and advertising and integrated or co-branded online service offerings were never envisioned by RESPA, nor were the types of services that we provide through Genesis 2000 or HomeBuilders Financial Network. As a result, it is difficult for us to be sure that we are, and will continue to be, in compliance with RESPA.

      Further, given our goals of creating a more integrated consumer experience around the home buying process, we will increasingly find ourselves in a position where we market settlement services provided by vendors with whom we have business relationships or provide additional services ourselves in a way that may cause us to unintentionally be in violation of this act.

      Many federal laws and regulations that limit brokers' fees are unclear. In the last three years there has been significant litigation concerning limits on mortgage broker fees. The lack of clarity in this area of law is compounded when applied to mortgage brokers and lenders operating in an Internet environment and it is possible that plaintiffs' attorneys may attempt to assert similar allegations against Internet lenders.

Changes in the law governing tax treatment of home mortgage interest may harm our business.

      Members of Congress, government officials and political candidates have from time to time suggested the elimination of the mortgage interest deduction for federal income tax purposes, either entirely or in part, based on borrower income, type of loan or principal amount. Because many of our loans are made to borrowers for the purpose of purchasing a home, the competitive advantage of tax deductible interest, when compared with alternative sources of financing, could be eliminated or seriously impaired by this type of governmental action. Accordingly, the reduction or elimination of these tax benefits could have a material adverse effect on the demand for the kind of mortgage loans we offer.

                         Risks Related To The Internet

The regulation of the Internet is unsettled and future regulations could harm our business.

      Laws and regulations directly applicable to electronic commerce or relating to online content, user privacy, access charges, liability for third-party activities, jurisdiction and taxation may become more prevalent in the future. It is uncertain as to how existing laws will be applied toward the Internet. Such legislation could dampen the growth in Internet usage generally and decrease the acceptance of the Internet as a commercial medium. Although our business is based in California, the governments of other states or foreign countries might attempt to regulate our activities or levy sales or other taxes on us.

      The tax treatment of the Internet and electronic commerce is currently unsettled. A number of proposals have been made at the federal, state and local level and by various foreign governments to impose taxes on the sale of goods and services and other Internet activities. In the future, laws may impose taxes or other regulations on Internet commerce, which could substantially impair the growth of electronic commerce.

      Some local telephone carriers have asserted that the increasing popularity and use of the Internet have burdened the existing telecommunications infrastructure, and that many areas with high Internet use have begun to experience interruptions in telephone service. These carriers have petitioned the Federal Communications Commission to impose access fees on Internet service providers and online service providers. If access fees are imposed, the costs of communicating on the Internet could increase substantially, potentially slowing the increasing use of the Internet. This slowing could in turn decrease demand for our services or increase our cost of doing business.

      The laws governing the Internet remain largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, telecommunications, privacy and taxation apply to the Internet. In addition, the growth and development of the market for electronic commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business over the Internet. In the event the Federal Trade Commission, Federal Communications Commission, local authorities or other governmental authorities adopt or modify laws or regulations relating to the Internet, our business could suffer.

Our internal network infrastructure could be disrupted by a number of different occurrences.

      Our operations depend upon our ability to maintain and protect our computer systems, which are located at our corporate headquarters in San Francisco, California, our contact management center in Martinez, California. In addition we have contracted with third parties to host back-up websites in California and Virginia. Nevertheless, our systems are vulnerable to damage for break-ins, unauthorized access, vandalism, fire, floods, earthquakes, power loss, telecommunications failures and similar events. Although we maintain insurance against these occurrences and general business interruptions, the amount of coverage may not be adequate in any particular case.

      We expect that hackers may attempt to penetrate our network security from time to time. Because a hacker who penetrates our network security could misappropriate proprietary or private consumer information or cause interruptions in our services, we might be required to expend significant capital and resources to protect against, or to alleviate, problems caused by these security breaches.

The Internet industry is characterized by rapid technological change, and if we fail to effectively adapt to these changing technological developments we will be unable to successfully compete.

      The market for Internet products and services is characterized by rapid technological developments, evolving industry standards and consumer demands, and frequent new product and service introductions and enhancements. Our future success will depend significantly on our ability to adapt to increasing usage of the Internet and to rapidly changing technology, which may involve:

    . increasing the performance and reliability of our website;

    . integrating third party software into our website in a fully functional manner; and

    . adding new and useful services and content to our website.

      Furthermore, the widespread adoption of developing multimedia-enabling technologies could require fundamental and costly changes in our technology. If we fail to effectively adapt to increased usage of the Internet or new technological developments, we will be unable to successfully compete online.

We could face liability for information retrieved from or transmitted over the Internet and liability for products and services sold over the Internet.

      We provide third-party content on our website, particularly real estate listings. We could be exposed to liability with respect to this third-party information. Our customers might assert, among other things, that, by directly or indirectly providing links to websites operated by third parties, we should be liable for copyright or trademark infringement or other wrongful actions by third parties on these websites. Our customers could also assert that our third-party information contains errors or omissions, and they could seek damages for losses incurred if they rely upon that information. Even if these claims do not result in liability to us, we could incur significant costs in investigating and defending against these claims. Our general liability insurance may not cover all potential claims to which we are exposed and may not be adequate to indemnify us for all liability that may be imposed.

                         Risks Related To This Offering

There has been no prior market for our common stock and an active trading market may not develop following this offering.

      Before this offering, there has been no public market for our common stock and the trading market price for our common stock may decline below the initial public offering price. We cannot predict the extent to which a market will develop or how liquid that market might become. The initial public offering price for the shares of our common stock will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in the trading market.

Our stock price could be volatile and could decline following this offering.

      The stock markets, particularly the Nasdaq National Market on which we have applied to have our common stock listed, have experienced significant price and volume fluctuations, and the market prices of technology companies, particularly Internet-related companies, have been highly volatile. The trading prices of many technology companies' stocks are at or near historical highs. These high trading prices may not be sustained. Investors may not be able to resell their shares at or above the initial public offering price. In the past, securities class action litigation has often been instituted against companies following periods of volatility in the market price of their securities. Such litigation could result in substantial costs and a diversion of management's attention and resources.

Certain existing stockholders own a large percentage of our voting stock, and thus individual investors will have minimal influence on stockholder decisions.

      Upon completion of this offering, we anticipate that our executive officers, directors and greater than five percent stockholders, along with their affiliates, will, in the aggregate, own approximately % of our outstanding common stock. As a result, such persons, acting together, will have the ability to substantially influence all matters submitted to the stockholders for approval, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets. These persons will also have the ability to control our management and affairs. Accordingly, such concentration of ownership may have the effect of delaying, deferring or preventing a change in control, impeding a merger, consolidation, takeover or other business combination involving us or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of our business, even if such a transaction would be beneficial to other stockholders. See "Principal Stockholders."

Future sales of our common stock may cause our stock price to decline.

      Sales of significant amounts of our common stock in the public market after this offering or the perception that such sales will occur could adversely affect the market price of our common stock or our future ability to raise capital through an offering of our equity securities. After the closing
of this offering, we will have    shares of common stock outstanding. Of the
outstanding shares, the shares sold in this offering will be freely tradeable, except for any shares purchased by our "affiliates" as defined in Rule 144 of the Securities Act of 1933. These shares will be restricted securities and will become eligible for sale subject to the limitations of Rule 144. The sale of a large number of shares held by affiliates could have an adverse effect on the market price for our common stock. Those shares of common stock that constitute restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 under the Securities Act of 1933. All of the holders of these restricted securities, including our officers and directors, have entered into lock-up agreements providing that, subject to certain limited exceptions, they will not sell, directly or indirectly, any shares of our common stock without the prior consent of FleetBoston Roberston Stephens Inc. for a period of 180 days from the date of this prospectus. Upon expiration of this 180-day period and subject
to the provisions of Rules 144, 144(k) and 701,          shares of common stock
will be available for sale in the public market, subject to compliance with certain volume restrictions in the case of shares held by affiliates.

      In addition, as of December 22, 1999, there were outstanding options to purchase 2,878,274 shares of common stock that will be eligible for sale in the public market from time to time, subject to vesting and the expiration of lock-up agreements. After the completion of this offering, certain stockholders
representing approximately     shares of common stock, including shares
issuable upon the exercise of certain warrants to purchase common stock, are entitled to certain demand and piggy-back registration rights. See "Management--Stock Plans," "Description of Capital Stock--Registration Rights" and "Shares Available for Future Sale."

We are uncertain of our ability to obtain additional financing for our future capital needs.

      We may need to raise additional funds in order to fund more rapid expansion, to expand marketing activities, to develop new or enhance existing services or products, to respond to competitive pressures or to acquire complementary services, businesses or technologies. Additional financing may not be available on terms favorable to us. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

New investors will experience immediate substantial dilution from this offering.

      Because our common stock has been sold previously at prices substantially below the initial public offering price that you will pay, investors in this
offering will experience an immediate dilution of $    per share, based on the
number of outstanding shares as of September 30, 1999. The exercise of outstanding options and warrants may result in further dilution. See "Dilution" and "Principal Stockholders."

This prospectus contains forward-looking statements.

      We have made statements under the captions "Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and in other sections of this prospectus that are forward-looking statements. You can identify these statements by the use of the future tense forward-looking words such as "may," "will," "expect," "intend," "anticipate," "believe," "estimate" and "continue" or similar words. These forward-looking statements may also use different phrases. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements, which are subject to risks, uncertainties, and assumptions about us, may include, among other things, projections of our future results of operations or of our financial condition, our anticipated growth strategies, and anticipated trends in our business.

      We believe it is important to communicate our expectations to our investors. However, there may be events in the future that we are not able to accurately predict or which we do not fully control that could cause actual results to differ materially from those expressed or implied in our forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including those factors discussed above.

                                USE OF PROCEEDS

      We estimate that the net proceeds from the sale of the     shares of
common stock offered by us at an assumed initial public offering price of $
per share will be approximately $    million, after deducting the underwriting
discounts and estimated offering expenses. If the underwriters exercise in full
their option to purchase an additional       shares of common stock, we
estimate that such net proceeds will be approximately $    million.

      We intend to use $7.8 million of the net proceeds of this offering to repay promissory notes payable to the prior shareholders of Genesis 2000. These promissory notes bear interest at the rate of 6% per annum and are payable immediately upon the closing of this offering. In addition, we intend to use $2.7 million of the net proceeds to pay the cash portion of the purchase price for HomeBuilders Financial Network, and $4.5 million to pay the prior stockholder of HomeBuilders Financial Network at the end of the first calendar quarter following the closing of this offering as partial payment of a $13.3 million promissory note. This promissory note bears interest at prime plus one percent and the remaining portion is payable in seven equal quarterly installments.

      We expect to use the remainder of the net proceeds for general corporate purposes, including marketing and promotional expenditures, technology, research and development and other working capital, as well as possible acquisitions of businesses. We have no current plans, agreements or commitments with respect to any such acquisition. The amounts actually expended for working capital purposes may vary significantly and will depend on a number of factors, including the amount of our future revenues and the other factors described under "Risk Factors." Accordingly, we will retain broad discretion in the allocation of the net proceeds of this offering. Pending such uses, we will invest the net proceeds of this offering in short-term, interest-bearing, investment grade securities.

                                DIVIDEND POLICY

      We have never declared or paid any dividends on our capital stock. We currently intend to retain all of our earnings to finance our operations and do not anticipate paying any cash dividends on our capital stock in the foreseeable future. We have incurred debt that prohibits or effectively restricts the payment of dividends. Our ability to pay dividends in the future will depend on our ability to repay or refinance this debt or to renegotiate the loan agreement with the lender to permit the payment of dividends.

                                 CAPITALIZATION

      The following table sets forth the following information:

     . our actual capitalization as of September 30, 1999;

     . our pro forma capitalization after giving effect to: (1) the issuance of 3,390,377 shares of Series E Preferred Stock in October and November 1999; (2) the issuance of 833,333 shares of Series EEE preferred stock and 833,333 shares of common stock in connection with the acquisition of Genesis 2000; (3) the issuance of 1,333,333 shares of Series EEEE preferred stock and 1,333,333 shares of common stock in connection with the acquisition of HomeBuilders Financial Network; and (4) the conversion of all outstanding shares of mandatorily redeemable convertible preferred stock.

     . our pro forma as adjusted capitalization after giving effect to the
       sale of    shares of common stock in this offering at an assumed
       initial public offering price of $   per share, less underwriting
       discounts and commissions and estimated offering expenses payable by us and the application of the net proceeds.

                                                 September 30, 1999
                                          ----------------------------------------
                                                                      Pro Forma
                                           Actual      Pro Forma     As Adjusted
                                          -----------  -----------   -------------
                                          (in thousands, except share data)
Cash and cash equivalents................ $     2,907  $    33,379     $
                                          ===========  ===========     =========
Long-term obligations, less current
  portion................................ $     4,058  $    12,149     $
                                          -----------  -----------     ---------
Mandatorily redeemable convertible
  preferred stock and warrants:
  Series A, B, C, D, $0.001 par value,
    28,935,883 shares authorized;
    13,335,102 issued and outstanding
    actual (aggregate liquidation
    preference $53,121); no shares
    issued and outstanding pro forma and
    pro forma as adjusted................      54,562          --
                                          -----------  -----------     ---------
     Total mandatorily redeemable
       convertible preferred stock and
       warrants..........................      54,562          --
Shareholders' equity (deficit):
  Common stock, $0.001 par value,
    41,666,667 shares authorized;
    2,470,245 shares issued and
    outstanding actual; 23,529,056
    shares issued and outstanding pro
    forma;     shares issued and
    outstanding pro forma as adjusted....           3           24
  Additional paid-in capital.............       4,707      134,795
  Common stock warrants..................          85          635
  Unearned compensation..................      (2,537)      (2,537)
  Accumulated deficit....................     (55,038)     (55,038)
                                          -----------  -----------     ---------
     Total stockholders' equity
       (deficit).........................     (52,780)      77,879
     Total mandatorily redeemable
       convertible preferred stock and
       warrants and stockholders'
       equity............................       1,782       77,879
                                          -----------  -----------     ---------
       Total capitalization.............. $     5,840  $    90,028        $
                                          ===========  ===========     =========

                                    DILUTION

      Our pro forma net tangible book value as of September 30, 1999 was approximately $1.04 million, or $0.07 per share of common stock. Our pro forma net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the shares of common stock outstanding as of September 30, 1999, assuming the conversion of all outstanding shares of preferred stock. Our pro forma net tangible book value as of September 30, 1999, after giving effect to the issuance and sale of the shares of common stock offered hereby after deducting underwriting discounts and commissions and estimated offering expenses would have been $
million, or $   per share.

      This represents an immediate increase in pro forma net tangible book
value per share of $   to existing stockholders and an immediate dilution per
share of $   to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share..........................
Pro forma net tangible book value per share at September 30, 1999........
                                                                          ---
Increase in pro forma net tangible book value per share attributable to new investors..........................................................
Pro forma net tangible book value per share after offering...............
Dilution per share to new investors......................................

      The following table summarizes, on a pro forma basis, as of    , 1999,
the number of shares of common stock purchased in this offering, the aggregate cash consideration paid and the average price per share paid by existing stockholders for common stock and by new investors purchasing shares of common stock in this offering:

                          Shares Purchased       Total Consideration
                          -------------------    ----------------------  Average Price
                          Number     Percent      Amount      Percent      Per Share
                          --------   --------    ----------- ----------  -------------
Existing Stockholders...                       % $                     %    $
New investors...........
                           --------    --------  -----------   --------     ------
  Total.................                       % $                     %    $
                           ========    ========  ===========   ========     ======

      The foregoing discussion and tables assume no exercise of any stock options. As of November 30, 1999, there were outstanding options to purchase a total of 2,527,812 shares of common stock with a weighted average exercise price of $4.80 per share. To the extent that any of these options are exercised, there may be further dilution to new investors. The foregoing discussion and tables also assume no exercise of any warrants. As of November 30, 1999, there were outstanding warrants to purchase a total of 582,222 shares of common stock with a weighted average exercise price of $9.21 per share, outstanding warrants to purchase a total of 73,053 Series B Preferred Stock convertible into 73,053 shares of common stock with an exercise price per share of $1.98 per share, outstanding warrants to purchase a total of 53,333 Series D Preferred Stock convertible into 53,333 shares of common stock with an exercise price of $7.50 per share and outstanding warrants to purchase a total of 44,444 Series E preferred stock convertible into 44,444 shares of common stock with an exercise price of $9.00 per share. To the extent that any of these warrants are exercised, there may be further dilution to new investors.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                     (in thousands, except per share data)

      The following selected consolidated financial data are qualified by reference to, and should be read in conjunction with, our financial statements, the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and is qualified by reference to the financial statements and notes thereto appearing elsewhere in this prospectus. The consolidated balance sheet data set forth below as of December 31, 1996, 1997, 1998 and September 30, 1999 and the consolidated statement of operations data for the period from July 11, 1996 (inception) to December 31, 1996, the years ending December 31, 1997 and 1998 and for the nine months ended September 30, 1998 and 1999 are derived from, and are qualified by reference to our audited financial statements included elsewhere in this prospectus. The historical results are not necessarily indicative of results to be expected for any future period.

      The following unaudited pro forma consolidated information reflects statement of operations data for the year ended 1998, and for the nine months ended September 30, 1999 as if the acquisitions of Genesis 2000 and HomeBuilders Financial Network had occurred on January 1, 1998 after giving effect to purchase accounting adjustments. In addition, the September 30, 1999 pro forma balance sheet is unaudited.

                                                 Actual                                   Pro Forma
                           -----------------------------------------------------  --------------------------
                              Inception
                           (July 11, 1996)   Years Ended         Nine Months                    Nine Months
                               through       December 31,      Ended Sept. 30,     Year Ended      Ended
                            December 31,   -----------------  ------------------  December 31, September 30,
                                1996        1997      1998      1998      1999        1998         1999
                           --------------- -------  --------  --------  --------  ------------ -------------
Consolidated Statement of
Operations Data:                               (in thousands, except per share data)
 Revenues:
  Transactions..........       $  --       $    51  $  1,224  $    577  $  3,150    $  5,506     $  6,896
  Other Internet and
    e-commerce..........           25           18        89        65       439          89          439
  Software licenses and
    maintenance.........          --           --        --        --        --        6,167        4,422
                               ------      -------  --------  --------  --------    --------     --------
   Total revenues.......       $   25      $    69  $  1,313  $    642  $  3,589    $ 11,762     $ 11,757
 Operating expenses:
  Operations and cost of
    revenues............          (35)        (310)   (4,367)   (2,200)   (9,293)     (6,674)     (11,645)
  Sales and marketing...           (1)        (571)   (6,112)   (3,202)  (14,827)     (7,236)     (15,736)
  Technology, research
    and development.....          --          (970)   (4,793)   (3,137)   (6,906)     (5,490)      (7,440)
  General and
    administrative......          (38)        (563)   (1,172)     (831)   (2,318)     (3,598)      (4,183)
  Amortization of
    intangible assets...          --           --       (673)     (471)     (606)    (24,725)     (18,078)
  Amortization of stock-
    based compensation..          --           --       (300)     (142)   (1,585)       (300)      (1,585)
                               ------      -------  --------  --------  --------    --------     --------
   Total operating
     expenses...........          (74)      (2,414)  (17,417)   (9,983)  (35,535)    (48,023)    (58,667)
                               ------      -------  --------  --------  --------    --------     --------
  Loss from operations..          (49)      (2,345)  (16,104)   (9,341)  (31,946)    (36,261)    (46,910)
  Other income
    (expense), net......            1          (18)       89       (51)     (169)       (893)       (278)
                               ------      -------  --------  --------  --------    --------     --------
   Net loss before
     provision for
     income taxes.......          (48)      (2,363)  (16,015)   (9,392)  (32,115)    (37,154)     (47,188)
 Pro forma provision for
   income taxes.........          --           --        --        --        --       (1,672)      (1,083)
                               ------      -------  --------  --------  --------    --------     --------
   Net Loss.............          (48)      (2,363)  (16,015)   (9,392)  (32,115)    (38,826)     (48,271)
 Dividend accretion on
   preferred stock......          --           (70)   (1,326)     (636)   (3,101)     (1,326)      (3,101)
                               ------      -------  --------  --------  --------    --------     --------
 Net loss attributable
   to common
   stockholders.........       $  (48)     $(2,433) $(17,341) $(10,028) $(35,216)   $(40,152)    $(51,372)
                               ======      =======  ========  ========  ========    ========     ========
 Net loss per share
   attributable to
   common stockholders,
   basic and diluted....       $(0.09)     $ (1.74) $ (11.66) $  (6.86) $ (18.61)   $ (10.99)    $ (12.66)
                               ======      =======  ========  ========  ========    ========     ========
 Shares used in
   computing net loss
   attributable to
   common stockholders,
   basic and diluted....          547        1,402     1,487     1,461     1,892       3,653        4,058

                                      December 31,         September 30, 1999
                                 -----------------------  ---------------------
                                                                     Pro Forma
                                 1996   1997      1998     Actual   as Adjusted
                                 ----- -------  --------  --------  -----------
Balance Sheet Data:                            (in thousands)
 Cash and cash equivalents...... $ --  $   713  $ 10,157  $  2,907     $
 Other current assets...........    30     970       813     2,033
 Property and equipment, net....     5     193     1,864     5,947
 Total assets...................    38   1,906    14,275    12,637
 Current liabilities............    32     382     2,679     6,797
 Long-term obligations, less
   current portion..............   --       70       334     4,058
 Mandatorily redeemable
   convertible preferred stock
   and warrants.................   --    3,878    31,665    54,562
 Total stockholders' equity
   (deficit)....................     6  (2,424)  (20,403)  (52,780)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion and analysis of our financial condition and results of operations should be read in conjunction with "Selected Consolidated Financial Data" and our consolidated financial statements and related notes included elsewhere in this prospectus. In addition to historical information, the discussion in this prospectus contains certain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated by these forward-looking statements due to factors, including, but not limited to, those set forth under "Risk Factors" and elsewhere in this prospectus.

Overview

      We are a leading Internet destination site for homeowners and home buyers, providing a fundamentally better way to identify, purchase, finance, manage and sell a home. We are engaged in the brokerage, origination and sale of mortgage loans secured by residential real estate.

      We were incorporated in California in July 1996 and reincorporated in Delaware in September 1999. We began offering online services in July 1997 and first derived revenues as an online mortgage broker in August 1997. In March 1998, we acquired HomeScout, a leading provider of home listings, and subsequently incorporated it into our website as an additional free service to consumers. In April 1999, we changed our name from HomeShark to iOwn, reflecting our broadened strategy to incorporate products and services to cover all aspects of the home buying process. In November 1999, we entered into an agreement to acquire Genesis 2000, a provider of loan origination software to mortgage brokers. In December 1999, we entered into an agreement to acquire HomeBuilders Financial Network, which provides loan services to home builders.

      We derive our transactions revenues primarily from the brokering of home loans. We charge a fixed processing fee, a credit report fee and a markup on the lender's loan price. We recognize revenues when the loan is closed, at which time we are paid by the lender. We derive additional transaction revenues by directing customers to third parties and from transaction fees generated by ePASS, electronic pricing and submission system, our web-enabling solution for our Genesis 2000 software.

      To date, we have generated transactions revenues primarily through our consumer-direct channel. We reach customers online through relationships with Internet partners and offline through television, radio and print media. We have also begun to aggressively expand into other market channels, including Realtors, home builders, financial institutions, mortgage brokers and relocation specialists. We expect to derive mortgage fees and other revenues from these channels in the future.

      We have recently commenced mortgage banking operations. Our revenues from these operations consist of proceeds in excess of the carrying value of the loan, origination fees less certain direct origination costs, other processing fees and interest paid by borrowers on loans that we hold for sale. These revenues are recognized at the time the loan is sold. We expect to earn higher revenues per loan from our mortgage banking operations as compared to our existing brokerage loan operations.

      Our other Internet and e-commerce revenues are primarily derived from the sale of advertising and sponsorship space on our website, HomeScout licensing and promotional fees, and fees from from WebBuilder, our website building service for traditional mortgage brokers.

      Our software licenses and maintenance revenues are primarily derived from the sale of Genesis 2000 loan origination software and annual maintenance contracts in support of this software. We recognize revenue from the sale of loan origination software at the time of shipment and amortize revenue from annual maintenance contracts monthly on a straight-line basis over the 12-month terms of the agreements. In July 1999, we reduced our license fees for Genesis 2000 software from an average of $2,500 to a fixed price of $895 in order to maintain our market share. This price reduction resulted in an immediate decrease in software licensing revenues. We expect to cross-sell a wide selection of Internet and e-commerce services to our installed base of mortgage brokers.

      Since inception, we have invested in attracting senior management, in developing products and in expanding our sales and marketing efforts. We have a limited operating history upon which investors may evaluate our business and prospects. We have incurred significant losses to date, and as of September 30, 1999, we had an accumulated deficit of $55.0 million. We intend to expend significant financial and management resources on developing additional products and services, increasing sales and marketing activities, improving our technologies and expanding our operations. As a result, we expect to incur additional losses and negative cash flow for the foreseeable future. Our revenues may not increase or even continue at their current levels, and we may not achieve or maintain profitability or generate cash from operations in future periods. Our prospects should be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stages of development.

      Acquisitions. In November 1999, we entered into an agreement to acquire Genesis 2000, a provider of point-of-sale software for loan prequalification, origination, processing and tracking for mortgage brokers. The software uses web connectivity to access pricing, application documents and loan status for loan approvals. Genesis 2000 was established in 1990 and is headquartered in Calabasas, California.

      We completed the acquisition of Genesis 2000 in December 1999. The total purchase price of approximately $26.1 million included (1) 833,333 shares of common stock with an estimated fair value of approximately $6.8 million, (2) 833,333 shares of Series EEE preferred stock with an estimated fair value of approximately $7.5 million, (3) $1.0 million in secured promissory notes and
(4) $8.8 million in secured convertible promissory notes. We have set aside 550,000 shares in an escrow account to cover contingent indemnification obligations, if any. The acquisition agreement provides for an earn-out up to $6.0 million over the next two fiscal years upon achievement of Genesis 2000 performance targets. We will treat these earn-out payments, if any, as additional purchase consideration, which will increase our goodwill charges in the future.

      The total purchase price includes $750,000 in tangible assets, $12.5 million in intangible assets and $12.8 million in goodwill. We will amortize intangible assets using a straight-line method over periods ranging from 18 to 48 months and goodwill using a straight-line method over 36 months. An independent, third-party valuation was performed and used to determine the above allocations.

      In December 1999, we entered into an agreement to acquire HomeBuilders Financial Network, which assists home builders in establishing captive mortgage operations. HomeBuilders Financial Network establishes and manages these operations on behalf of home builders, and in return, receives either a fee for services or a distribution based on a joint venture interest. Additionally, HFN provides a range of centralized services to these captive operations, including loan underwriting, closing and secondary market functions, for which it receives fee income directly from the captive operations. HomeBuilders Financial Network was established in 1995 and is headquartered in Miami Lakes, Florida.

      The total purchase price of approximately $45.3 million includes (1) 1,333,333 shares of common stock with an estimated fair value of approximately $14.0 million, (2) 1,333,333 shares of Series EEEE preferred stock with an estimated fair value of approximately $14.0 million, (3) $2.7 million of cash and (4) a $13.3 million promissory note. The acquisition agreement provides for an earn-out of up to $17.0 million over the next two years based on the growth of HomeBuilders Financial Network's revenues and pre-tax earnings. We will treat these earn-out payments, if any, as additional purchase consideration, which will increase our goodwill charges in the future.

      The total purchase price includes $1.1 million in tangible assets, $12.8 million in intangible assets and $31.4 million in goodwill. We will amortize intangible assets using a straight line method over periods ranging from 24 to 60 months and goodwill using a straight-line method over 36 months. An independent, third-party valuation was performed and used to determine the above purchase price allocations.

      Amortization of Stock-Based Compensation. Under Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock-Based Compensation," we recognize compensation expense based on the difference, if any, between the fair value of our stock on the date of each option grant and the exercise price of the option. We granted stock options during the year ended December 31, 1998 and the nine months ended September 30, 1999 which are considered to be compensatory for financial accounting purposes. We amortized and expensed compensation associated with these stock options on an accelerated basis over the applicable vesting period of the stock options. We expect to record amortization of stock-based compensation of approximately $400,000, $1.2 million and $600,000 for the quarter ended December 31, 1999 and the years ended December 31, 2000 and December 31, 2001, respectively. The actual amount will depend on the number of options granted and their exercise price.

Nine Months Ended September 30, 1999, Compared to Nine Months Ended September 30, 1998

      Revenues. Total revenues increased by $3.0 million to $3.6 million for the nine months ended September 30, 1999 from $600,000 for the nine months ended September 30, 1998. The increase in total revenues primarily resulted from increased transactions revenues due to a higher number of closed loans. Revenues from the sale of advertising and sponsorships also increased during this period.

      Pro forma revenues were $11.8 million for the nine months ended September 30, 1999. Pro forma revenues consisted of $6.9 million of transactions revenues, $439,000 of other Internet and e-commerce revenues and $4.4 million of software licenses and maintenance revenues. A single client of HomeBuilders Financial Network accounted for approximately 11% of our pro forma revenues for the nine months ended September 30, 1999. The loss of this client would likely harm our business.

      Operations. Our operations expenses primarily consist of compensation and benefits for loan processing personnel, credit report expenses, document shipping and handling, rent and other overhead related to our contact management center. Operations expenses increased $7.1 million to $9.3 million for the nine months ended September 30, 1999 from $2.2 million for the nine months ended September 30, 1998. This increase was primarily attributable to growth in loan processing headcount required to manage current and future closed loan volume. During 1999, we also added key management personnel and established our new contact management center in Martinez, California.

      Pro forma operations expenses were $11.6 million for the nine months ended September 30, 1999. Genesis 2000 operations expenses totaled $850,000 for this period and consisted primarily of compensation and benefits for call center technical personnel, telecommunications expenses, printing of instruction manuals and product packaging and shipping. HomeBuilders Financial Network operating expenses totaled approximately $2.0 million for this period and consisted primarily of compensation and benefits, document preparation, data processing and telephone costs. We expect that operations expenses will increase in the future as we hire additional personnel, expand our facilities and incur associated expenses to support our anticipated growth.

      Sales and Marketing. Our sales and marketing expenses consist primarily of compensation and benefits, advertising, trade shows and promotional activities, as well as an allocated portion of rent and other overhead. Sales and marketing expenses increased $11.6 million to $14.8 million for the nine months ended September 30, 1999 from $3.2 million for the nine months ended September 30, 1998. This increase was the result of a combination of factors, including:

    . an increase in the number of strategic relationships with online distribution partners;

    . the launch of our offline advertising campaign in support of our name change during the second quarter of 1999;

    . additional staffing in sales, marketing and business development; and

    . higher expenditures for trade shows and other marketing and promotional activities, including public relations.

      Pro forma sales and marketing expenses were $15.7 million for the nine months ended September 30, 1999. Sales and marketing expenses for Genesis 2000 were $909,000 for the nine months ended September 30, 1999. These expenses consisted of compensation and benefits for sales personnel and costs associated with industry trade shows. We anticipate that selling and marketing expenses will increase as we hire additional marketing personnel and increase expenditures for promotion and marketing.

      Technology, Research and Development. Our technology, research and development expenses primarily consist of compensation and benefits for engineering, product development and information services personnel, data telecommunications, outside professional advisors and an allocation of rent and other overhead. Product development costs are expensed as incurred. Technology, research and development expenses increased $3.8 million to $6.9 million for the nine months ended September 30, 1999 from $3.1 million for the nine months ended September 30, 1998. The increase was primarily attributable to an increase in headcount, higher compensation costs for technology personnel, expansion of our website infrastructure and engagement of professional advisory services. We believe a significant investment in technology is required to remain competitive in the Internet mortgage market, and we expect to invest in technology for the foreseeable future.

      Pro forma technology, research and development expense was $7.4 million for the nine months ended September 30, 1999. Genesis 2000 research and development expense totaled $534,000 for the nine months ended September 30, 1999, and consisted of compensation and benefits for engineering, product development and information services personnel. Research and development costs were expensed as incurred.

      General and Administrative. Our general and administrative expenses primarily consist of compensation and benefits for finance, administrative and human resources personnel, fees for professional advisors and rent and other overhead. General and administrative expenses increased $1.5 million to $2.3 million for the nine months ended September 30, 1999 from $831,000 for the nine months ended September 30, 1998. The increase was primarily attributable to adding finance, administrative and human resources personnel and higher occupancy costs related to an increase in the square footage leased at our corporate headquarters in San Francisco, California.

      Pro forma general and administrative expenses totaled $4.2 million for the nine months ended September 30, 1999. General and administrative expenses include $1.3 million and $421,000 of expenses incurred by Genesis 2000 and HomeBuilders Financial Network, respectively, for the nine months ended September 30, 1999. General and administrative expenses included compensation and benefits for finance, administrative, accounting and human resources personnel, rent and other overhead. We expect that general and administrative expenses will increase in the future as we hire additional personnel, expand our facilities and incur associated expenses to support our anticipated growth.

      Amortization of Intangible Assets. In March 1998, we acquired assets, including intellectual property, relating to the HomeScout service. These assets are being amortized over a 30-month period. The increase in amortization of intangible assets to $606,000 was the result of recording a full nine months of amortization for the nine months ended September 30, 1999 as compared to seven months of amortization for the nine months ended September 30, 1998.

      Pro forma amortization of intangible assets totaled $18.1 million for the nine months ended September 30, 1999. Amortization of intangible assets included $606,000 for HomeScout, $6.5 million for Genesis 2000 and $11.0 million for HomeBuilders Financial Network.

      Amortization of Stock-Based Compensation. Amortization of stock-based compensation increased by $1.5 million to $1.6 million for the nine months ended September 30, 1999 from $142,000 for the nine months ended September 30, 1998. This increase was directly attributable to the increase in the number of option grants and deemed value of our capital stock.

      Other Income (Expense), Net. Other income (expense), net primarily consists of interest expense on borrowings under our equipment lease lines, interest income earned on our cash and cash equivalent balances and terminated acquisition deals. Other income (expense), net increased by $118,000 to $169,000 for the nine months ended September 30, 1999 from $51,000 for the nine months ended September 30, 1998. The increase was primarily the result of interest income earned on our cash and cash balances, offset in part by increased borrowings under capital leases.

      Pro forma other income (expense), net was an expense of $278,000 for the nine months ended September 30, 1999. Interest expense included $55,000 and $1,000 for Genesis 2000 and HomeBuilders Financial Network, respectively, as well as $324,000 relating to interest on promissory notes issued in these acquisitions. Interest income included amounts of $138,000 and $50,000 for Genesis 2000 and HomeBuilders Financial Network, respectively.

      Income Taxes. At September 30, 1999, we had net operating loss carryforwards of approximately $48.0 million for both federal and state income tax purposes. The federal and state carryforwards expire through 2019 and 2006, respectively. We have provided a full valuation allowance on the deferred tax asset, consisting primarily of net operating loss carryforwards, because of uncertainty regarding its realizability. Certain changes in the ownership of our common stock, as defined in the Internal Revenue Code of 1986, may limit the utilization of these carryforwards.

Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

      Revenues. Total revenues increased by $1.2 million to $1.3 million in 1998 from $69,000 in 1997. The increase in total revenues was primarily the result of increased transactions revenues due to a higher number of closed loans.

      Operations. Operations expenses increased $4.1 million to $4.4 million in 1998 from $300,000 in 1997. This increase was primarily attributable to substantial growth in our loan processing headcount required by a higher number of closed loans.

      Sales and Marketing. Sales and marketing expenses increased $5.5 million to $6.1 million in 1998 from $571,000 in 1997. This increase was attributable to a combination of factors, including:

    . the initiation of new strategic relationships with a number of our online distribution partners;

    . an increase in personnel, including the addition of several management level positions, and associated recruiting costs; and

    . higher expenditures for trade shows and other marketing activities, including public relations and customer research.

      Technology, Research and Development. Technology, research and development expenses increased $3.8 million to $4.8 million in 1998 from $1.0 million in 1997. This increase was attributable to an increase in personnel and the expansion of our website infrastructure.

      General and Administrative. General and administrative expenses increased $600,000 to $1.2 million in 1998 from $563,000 in 1997. This increase was largely attributable to an increase in finance, administrative and human resources personnel and significantly higher occupancy costs related to an increase in the square footage leased at our corporate headquarters in San Francisco, California over the same period.

      Amortization of Intangible Assets. We amortized $673,000 in connection with the March 1998 acquisition of assets, including intellectual property assets, relating to the HomeScout service. We had no amortization expense in 1997.

      Amortization of Stock-Based Compensation. We amortized $300,000 of stock-based compensation in 1998. We had no amortization expense in 1997.

      Other Income (Expense), Net. Our other income (expense), net increased by $107,000 to $89,000 of income in 1998 from an expense of $18,000 in 1997. This increase was primarily the result of interest income earned on our cash and cash equivalent balances, offset in part by increased borrowings under capital leases.

      Income Taxes. The provision for income taxes in 1998 and 1997 represents minimum state income and franchise taxes. At December 31, 1998, we had $15.4 million of net operating loss carryforwards for federal and state income tax purposes, which begin to expire in 2018 and 2005, respectively.

Quarterly Results of Operations

      The following table sets forth our unaudited statements of operations for the seven sequential quarters ended September 30, 1999. These financial statements have been prepared on substantially the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of the results of operations for each quarter. The quarterly data should be read in conjunction with the financial statements and the notes to those statements that appear elsewhere in this prospectus. The operating results for any quarter are not necessarily indicative of the operating results for any future period.

                                                 Three Months Ended
                          ---------------------------------------------------------------------
                          Mar. 31,  June 30,  Sept. 30, Dec. 31,  Mar. 31,  June 30,  Sept. 30,
                            1998      1998      1998      1998      1999      1999      1999
                          --------  --------  --------- --------  --------  --------  ---------
                                               (dollars in thousands)
Consolidated Statement
  of Operations Data:
 Revenues:
  Transactions .........  $    88   $   231    $   258  $   647   $ 1,233   $  1,014  $    903
  Other Internet and e-
    commerce............        8        25         32       24        30        107       302
  Software licenses and
    maintenance.........      --        --         --       --        --         --        --
                          -------   -------    -------  -------   -------   --------  --------
   Total revenues.......  $    96   $   256    $   290  $   671   $ 1,263   $  1,121  $  1,205
 Operating expenses:
  Operations............     (424)     (730)    (1,046)  (2,167)   (2,754)    (3,382)   (3,157)
  Sales and marketing...     (455)     (769)    (1,978)  (2,910)   (2,895)    (7,267)   (4,665)
  Technology, research
    and development.....     (783)     (911)    (1,443)  (1,656)   (1,710)    (2,491)   (2,705)
  General and
    administrative......     (202)     (308)      (321)    (341)     (513)      (982)     (823)
  Amortization of
    intangible assets...      (67)     (202)      (202)    (202)     (202)      (202)     (202)
  Amortization of stock-
    based compensation..       (7)      (22)      (113)    (158)     (503)      (634)     (448)
                          -------   -------    -------  -------   -------   --------  --------
   Total operating
     expenses...........   (1,938)   (2,942)    (5,103)  (7,434)   (8,577)   (14,958)  (12,000)
                          -------   -------    -------  -------   -------   --------  --------
  Loss from operations..   (1,842)   (2,686)    (4,813)  (6,763)   (7,314)   (13,837)  (10,795)
  Other income
    (expense), net......        6       (14)       (43)     140        38       (112)      (95)
                          -------   -------    -------  -------   -------   --------  --------
   Net loss.............  $(1,836)  $(2,700)   $(4,856) $(6,623)  $(7,276)  $(13,949) $(10,890)
                          =======   =======    =======  =======   =======   ========  ========

      Revenues. Transactions revenues increased each quarter through the quarter ended March 31, 1999. Transactions revenues decreased during the second and third quarters of 1999, as an increase in interest rates precipitated an overall decline in the market for refinance mortgages. Other Internet and e-commerce revenues increased in total dollar amount and as a percentage of total revenues in the second and third quarters of 1999.

      Operating Expenses. Operating expenses increased each quarter through the second quarter of 1999 primarily in support of a higher number of closed loans. We expanded our loan processing capabilities and significantly increased sales and marketing expenses to promote our website and name change from HomeShark to iOwn. We also increased finance and accounting expenses in each quarter to accommodate current and future support requirements. Our operating expenses decreased in the third quarter of 1999 as we reduced marketing expenses. Our technology, research and development expenses have increased in each of the seven quarters reflecting our strategy of investing in highly scalable, Internet-based technologies.

      Pro Forma Quarterly Results. On a pro forma basis, quarterly revenues for the first three quarters of 1999 were $4.1 million, $3.8 million and $3.8 million, respectively. The decrease in revenues from the first to second quarter of 1999 was primarily attributable to a decline in software licenses and maintenance revenues resulting from the strategic decision to reduce the amount we charge for our Genesis 2000 software licenses. Our revenues remained unchanged from the second to third quarter of 1999. During that period, the increase in transactions and other Internet and e-commerce revenues were offset by a decline in software licenses and maintenance revenues.

      On a pro forma basis, quarterly net loss for the first three quarters of 1999 was $13.0 million, $20.3 million and $18.0 million, respectively. The increase in net loss from the first to second quarter of 1999 was primarily attributable to the increase in marketing expenses in the second quarter of 1999 related to the iOwn rebranding. The net loss in the third quarter of 1999 decreased as we reduced marketing expenses.

Liquidity and Capital Resources

      Since inception, we have financed our operations primarily through the private placement of our preferred stock and, to a lesser extent, through equipment financing. Through September 30, 1999, we have raised approximately $49.9 million through equity financings. As of September 30, 1999, we had $2.9 million in cash and cash equivalents. In October 1999 and November 1999, we raised $30.5 million from a private placement of Series E preferred stock. As of November 30, 1999, we had $29.5 million in cash and cash equivalents.

      We have had negative cash flows from operating activities since inception. Net cash used in operating activities was $2.1 million, $13.4 million and $27.9 million in 1997, 1998 and the nine months ended September 30, 1999, respectively. Cash used in operating activities in each of these periods primarily resulted from net operating losses and increases in prepaid expenses, partially offset by increases in accounts payable and accrued liabilities.

      Net cash used in investing activities was $59,000, $3.3 million and $1.3 million in 1997, 1998 and the nine months ended September 30, 1999, respectively. Net cash used in investing activities in each of these periods primarily related to purchases of property and equipment, with the exception of 1998, during which we paid $2.0 million for the purchase of HomeScout.

      Net cash provided by financing activities was $2.9 million, $26.2 million and $21.9 million in 1997, 1998 and the nine months ended September 30, 1999, respectively. Net cash provided by financing activities in each of these periods primarily related to the sale of preferred stock and, to a lesser extent, equipment financing, partially offset by repayments of capital lease obligations on the financed equipment.

      As of September 30, 1999, our principal commitments consisted of obligations outstanding under operating leases and marketing service agreements with our strategic online distribution partners. Under these marketing agreements, our partners display the iOwn logo and certain of our products and services on their websites with direct links to our website. We pay for these services in minimum required monthly and quarterly installments in addition to, in some cases, a per-click charge for each time a customer clicks on one of the iOwn links and/or a per gross lead charge for each loan application that is submitted by a customer using the co-branded website. As of September 30, 1999, future minimum payments under these obligations were approximately $2.5 million in 1999, $9.0 million in 2000, $4.4 million in 2001 and $4.2 million in the aggregate thereafter.

      During 1997, 1998 and 1999, we obtained equipment lines of credit with various financial institutions totaling, in aggregate, approximately $4.9 million. These lines of credit are secured by our fixed assets and generally have three-year terms that expire at various times between December 1999 and October 2002. As of September 30, 1999, the aggregate amount outstanding under these lines of credit was $3.9 million. These borrowings are due in monthly installments through October 2002. As of September 30, 1999 future minimum payments under capital lease agreements are approximately $479,000 in 1999, $1.8 million in 2000, $1.6 million in 2001 and $1.0 million in 2002. Although we have no material commitments for capital expenditures, we anticipate a substantial increase in our capital expenditures and lease commitments consistent with our anticipated growth in operations, infrastructure and personnel.

      In 1999, we entered into a line of credit agreement with Comdisco Inc. to draw up to $5.0 million in operating loans. We borrowed $2.5 million in September 1999 and the remaining $2.5 million in November 1999. These borrowings are paid down in equal monthly installments through September 2002 and December 2002, respectively. As of September 30, 1999, future minimum principal payments under this line of credit are approximately $177,000 in 1999, $755,000 in 2000, $854,000 in 2001 and $714,000 in 2002.

      During 1999, we entered into an agreement with Bank United of Texas for a $10.0 million warehouse line. We plan to use the warehouse line to fund mortgage loans and to capture potential incremental revenues by acting as a mortgage banker for such loans. The funds borrowed under this commitment are secured by the related mortgage loans. This agreement includes various financial and non-financial covenants. We are in discussions with several other lenders to obtain additional warehouse lines of credit.

      Since September 30, 1999, we have acquired Genesis 2000, a provider of loan origination software to mortgage brokers, and entered into a definitive agreement to acquire HomeBuilders Financial Network, a provider of loan services to home builders. These acquisitions involve principal commitments as follows:

    . $8.8 million in convertible promissory notes, of which $1.0 million in principal and related interest will become due as a cash payment in January 2000, the remainder of which will become due upon the completion of this offering, and all of which bear interest at 6.0% per annum;

    . a $13.3 million promissory note, which bears interest at the prime rate plus 1% per annum, with $4.6 million of principal and related interest due at the end of the quarter in which this offering is completed, and $1.3 million of principal and related interest due at the end of each of the following seven quarters;

    . $2.7 million of cash payable at the closing of this offering; and

    . $1.0 million in promissory notes payable monthly over 24 months beginning December 1999, bearing interest at 6.0% per annum.

      In addition to the above promissory notes, the acquisition agreements provide for earn-outs. Our earn-out arrangements for the Genesis 2000 acquisition provide for a maximum of $5.0 million at the end of 2000 and $1.0 million at the end of 2001. The year 2000 earn-out is payable in cash after the release of year 2000 results. The year 2001 earn-out is payable $625,000 in cash and $375,000 in common stock, based on the fair value of the common stock during specified periods prior to payment, after the release of year 2001 results. These earn-outs are contingent upon the achievement of Genesis 2000 financial targets.

      Our earn-out arrangements with HomeBuilders Financial Network provide for a maximum of $17.0 million in payments based upon achievement of revenue and earnings growth over eight quarters commencing upon completion of the acquisition. This earn-out is payable 50% in cash and 50% in common stock, based on the fair value of the common stock during specified periods prior to payment. Payments, if any, will be made at the end of each quarter upon the achievement of predetermined targets.

      We currently believe that our available cash and cash equivalents combined with the net proceeds from this offering will be sufficient to meet our anticipated needs for working capital and capital expenditures for at least the next 12 months. In the event that we elect to develop additional new services or products or acquire or invest in complementary businesses, we may need to raise additional funds. If we require additional capital resources, we may seek to sell additional equity or debt securities or obtain a bank line of credit. The sale of additional equity or convertible debt securities could result in additional dilution to our shareholders. Furthermore, there can be no assurance that any financing arrangements will be available in necessary amounts or on acceptable terms, if at all.

Disclosures About Market Risk

      The residential real estate and mortgage industry is sensitive to swings in the national economy in general and interest rate movements in particular. In a high interest rate environment, consumer demand for mortgage loans declines, particularly with respect to refinancing of existing mortgages. A significant rise in interest rates could therefore have a negative impact on our volume of closed loans. As such, interest rate movements represent the primary component of our market risk.

      We originate mortgage loans and manage the market risk related to these loans by pre-selling them on a best efforts basis to the anticipated secondary market investors at the same time that we establish the borrowers' interest rates. If we can deliver mortgage loans within the time frames established by the secondary market investors, we have no interest rate risk exposure on those loans. However, if we cannot process the loan within this timeframe and interest rates increase, we may honor our original rate commitment in order to maintain customer satisfaction, which may result in a loss on the sale of the loan. With the exception of pre-selling loans through best-efforts commitments, we currently do not engage in any hedging activities. All loans that we fund are held for sale. Draw-downs on our warehouse lines are repaid when the loans are sold in the secondary market. Because the loans are held in the warehouse lines for a short period of time, we do not expect to incur significant losses from an increase in interest rates on the warehouse lines.

Recent Accounting Pronouncements

      In December 1986, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 91, "Accounting for Non-Refundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases." SFAS No. 91 establishes the accounting for nonrefundable fees and costs associated with lending, committing to lend, or purchasing a loan or a group of loans. Under SFAS No. 91, direct loan origination costs, net of loan origination fees, are recognized as a reduction of the loan's yield over the earlier of the life of the related loan or the sale of the loan. In effect, SFAS No. 91 requires that origination fees be offset by their related direct loan costs and that net deferred fees be recognized over the earlier of the life of the loan or the sale of the loan, whether the loan is sold through securitization or on a whole basis. As we initiate mortgage banking activities this statement will begin to affect us.

      In March 1998, the Accounting Standards Executive Committee ("AcSEC") issued Statement of Position ("SOP") No. 98-1, "Software for Internal Use," which provides guidance on accounting for the costs of computer software developed or obtained for internal use. SOP No. 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. The adoption of SOP No. 98-1 did not have a material impact on our financial statements.

      In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities." SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities. Those standards are based on consistent application of a financial-components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. SFAS No. 125 provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings.

      SFAS No. 125 requires that liabilities and derivatives incurred or obtained by transferors as part of a transfer of financial assets be initially measured at fair value, if practicable. It also requires that servicing assets and other retained interest in the transferred assets be measured by allocating the previous carrying amount between the assets sold, if any, and retained interests, if any, based on their relative fair values at the date of the transfer. SFAS No. 125 provides implementation guidance for assessing isolation of transferred assets and for accounting for transfers of partial interests, servicing of financial assets, securitizations, transfers of sales-type and direct financing lease receivables, securities lending transactions, repurchase agreements including "dollar rolls," "wash sales," loan syndications and participations, risk participations in banker's acceptances, factoring arrangements, transfers of receivables with recourse, and extinguishment of liabilities. SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996 and is to be applied prospectively.

      We do not anticipate this statement having any material effect on financial statements until the business decision to retain servicing and or aggregate loans for securitization purposes has been made. Neither of these activities have been contemplated at this time.

      In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities on the balance sheet and measure those instruments at fair value. To date, we have not engaged in derivative and hedging activities. We will adopt SFAS No. 133 as required on January 1, 2001.

Year 2000 Readiness Disclosure

      Many currently installed computer systems are not capable of distinguishing 21st century dates from 20th century dates or have been programmed with default dates ending in 99, the common two-digit reference for 1999. As a result, as we transition from the 20th century to the 21st century, computer systems and software used by many companies and organizations in a wide variety of industries will produce erroneous results or fail unless they have been modified or upgraded to process date information correctly. Significant uncertainty exists in the software industry and other industries concerning the scope and magnitude of problems associated with the year 2000 issue.

      State of Readiness. We have completed our initial assessment of the potential overall impact of the impending century change on our business. Based on our current assessment, we believe the current versions of our systems, website and software products are year 2000 compliant, although prior versions of software may not be year 2000 compliant. By year 2000 compliant, we mean that our systems, website and software products, when used with accurate date data and in accordance with their associated documentation, are capable of properly processing date data from, into and between the 20th and 21st centuries, including the years 1999, 2000 and leap years, provided that all other products, e.g., hardware, software and firmware, used with our products properly exchange date data with them. We may face claims based on year 2000 problems in other companies' products, or issues arising from the integration of multiple products within an overall system even if our products are otherwise year 2000 compliant. Although we have not been a party to any litigation or arbitration proceeding involving our products or services related to year 2000 compliance issues, we may in the future be required to defend our products or services in these proceedings, or to negotiate resolutions of claims based on year 2000 issues. The costs of defending and resolving year 2000-related disputes, regardless of the merits of these disputes, and any liability we have for year 2000-related damages, including consequential damages, could adversely affect our business.

      We have reviewed our internal management information and other computer systems to identify any year 2000 problems, and have communicated with the external vendors that supply us with material software and information systems and with our significant suppliers to determine their year 2000 readiness, and we have not identified any year 2000 readiness problems.

      Costs. To date, we have not incurred any material costs directly associated with our year 2000 compliance efforts, except for compensation expenses associated with our salaried employees who have devoted some of their time to our year 2000 assessment and remediation efforts. We do not expect the total cost of year 2000 problems to be material to our business. However, we will continue to evaluate new versions of our products, new software and information systems provided to us by third parties and any new infrastructure systems that we acquire to determine whether they are year 2000 compliant. Despite our current assessment, we may not identify and correct all significant year 2000 problems on a timely basis. Year 2000 compliance efforts may involve significant time and expense and unremediated problems could adversely affect our business. We currently have no contingency plans to address the risks associated with unremediated year 2000 problems.

      Risks. We are not currently aware of any year 2000 readiness problems relating to our internally-developed proprietary systems that would adversely affect our business. We may discover year 2000 readiness problems in these systems that will require substantial revision. In addition, third-party software, hardware or services incorporated into our material systems may need to be revised or replaced, all of which could be time-consuming and expensive. Our failure to fix or replace our internally developed proprietary software or third-party software, hardware or services on a timely basis could result in lost revenues, increased operating costs, the loss of customers and other business interruptions, any of which could adversely affect our business. Moreover, our failure to adequately address year 2000 readiness issues in our internally developed proprietary software could result in claims of mismanagement, misrepresentation or breach of contract and related litigation, which could be costly and time-consuming to defend.

      In addition, governmental agencies, utility companies, Internet access companies, third-party service providers and other entities outside of our control may not be year 2000 ready. The failure by these entities to be year 2000 ready could result in a systemic failure beyond our control, such as a prolonged Internet, telecommunications or electrical failure, which could also prevent us from delivering our services to our customers, decrease the use of the Internet or prevent users from accessing our websites.

      Contingency Plan. As discussed above, we have been engaged in an ongoing year 2000 assessment and have not yet developed any contingency plans.

                                    BUSINESS

Overview

      iOwn.com is a leading Internet destination site for homeowners and home buyers. We provide our customers with a fundamentally better way to identify, purchase, finance, manage and sell their most significant asset, their home. We create empowered homeowners by providing convenient online access to a wide selection of mortgages from leading lenders, home listings and neighborhood information, informative tools and content, and referrals to a range of highly qualified real estate professionals. We provide a broad range of services around the homeownership experience, as opposed to focusing solely on the mortgage transaction or the home listing process. We deliver these services to consumers through a variety of direct and third-party channels to enable the broadest possible group of homeowners and prospective homeowners to transact their business online. We have established distribution arrangements with online leaders such as AOL's Netscape/Netcenter and Digital City, Inc., Earthlink and NBCi/Snap!, as well as with numerous third-party partners. During the nine months ended September 30, 1999, we originated over $400 million in mortgages over the Internet, a 396% increase over the comparable period last year, and generated more than $3.5 million in revenues, a 459% increase over the same period in 1998. As of December 15, 1999, we aggregated approximately 700,000 listings of homes for sale on our website.

Industry Background

The Internet

      The Internet has emerged as a significant global medium for communications and commerce. According to International Data Corporation, or IDC, the number of home Internet users in the United States was 30.5 million in 1997 and will increase to 101.2 million in 2002. Forrester Research reports that the increase in Internet users will result in worldwide Internet commerce increasing significantly from $80 billion of goods and services in 1998 to $3.2 trillion in 2003.

      We expect that the online mortgage market will benefit from the growth in Internet users and commerce. According to Forrester Research, the online mortgage market in the United States is expected to grow from $18.7 billion in 1999, or approximately 1.5% of the total U.S. mortgage originations market, to over $91.2 billion in 2003, representing approximately 10% of the total U.S. originations market. This trend is similar to the growing acceptance of other online financial services such as stock brokerages, where 25% of retail stock trades in 1998 were executed online, up from 10% the previous year.

The Real Estate Industry

      The real estate industry accounts for approximately 15% of the gross domestic product of the United States. Home ownership in the United States is at record levels, with approximately 66.3% of households owning homes in 1998 according to Fannie Mae. Fannie Mae also forecasts that sales of new and existing homes will reach 5.65 million in 2000. Home sales consist of two major types of transactions: the construction and sale of new homes by homebuilders, and the resale of existing residential properties by their owners.

      Sales of new single-family homes reached a record high in 1998 of 885,000 homes according to Fannie Mae. The homebuilding industry is highly fragmented, and while the market share of the nation's largest builders has been increasing, the majority of homes are built by smaller regional builders. Many of the largest builders provide a range of ancillary services, such as mortgage, title insurance, and escrow services to their home buyers.

      Sales of existing homes have averaged 4.5 million homes per year over the last 3 years. Most buyers and sellers of existing homes use the services of a licensed real estate professional, or Realtor. There are over 700,000 active Realtors in the United States, most of whom work as independent contractors for real estate brokerage firms. Many of these firms are independent firms and brands, but there has been growing trend towards franchising, including national brands such as RE/MAX and Century21. Many brokers have responded to increased competitive pressures by providing ancillary services, such as mortgage, title insurance and escrow services to improve their margins. Realtors also share home listing information through approximately 800 regional multiple listing services, which are increasingly available through the web. In addition, many households relocate with the assistance of a corporate relocation program. These programs are either managed in-house by the corporation or by an outside specialist. Often these specialists select and manage the real estate professionals and other service providers involved in the relocation.

      Homeowners typically need a comprehensive set of after-market and ancillary services, including products such as title insurance and appraisal services, additional related services such as home warranty products and fire insurance, and other products including home improvement and home equity loans. There is a significant number of ancillary service providers in this highly-fragmented market.

The Mortgage Industry

      There was approximately $5 trillion in residential mortgage debt outstanding in 1998. The overall market for new mortgage originations in the United States averaged more than $960 billion annually from 1993 to 1998. This market has two distinct segments that can be broadly categorized into (1) a growing market for purchase originations that has grown at an average annual rate of 15% from 1993 to 1998, according to the Mortgage Bankers Association Purchase Mortgage Index, and (2) a more cyclical and interest-rate sensitive market for refinance products. Because of favorable interest rates and an economic environment favoring refinances in 1998, the overall market for mortgage originations was approximately $1.5 trillion. This market, however, is anticipated to decline to approximately $1.2 trillion in 1999, as a result of increased interest rates.

      Historically, most mortgages were originated by local banks. As the capital markets have increasingly been willing to securitize mortgage assets and as interstate banking has allowed the largest banks to grow nationally, the traditional mortgage origination market has split into two types of originators: large, national mortgage banks and smaller local mortgage originators. Many large mortgage banks have continued to grow their direct origination capabilities, but have also developed wholesale or correspondent channels to aggregate loans originated by local mortgage originators. The increasing demand for mortgage loans by large mortgage banks and secondary markets has enabled the dramatic growth of mortgage brokers. These mortgage brokers accounted for an estimated 70% market share of mortgage originations in 1998 according to the Wholesale Access Report. We believe there is no traditional multi-lender mortgage broker that operates nationally and enjoys a highly recognized consumer brand. In addition, no mortgage originator had more than a 4% share of total U.S. retail mortgage originations in 1998.

      Some of these traditional mortgage originators have created Internet offerings to promote and sell their loans directly online as an alternative to the traditional process. These offerings tend to be limited in that they generally do not provide a choice of lenders or comparison of products to the consumer. Further, such offerings often fail to provide the consumer with a range of self-service tools that allow them to conveniently shop for and apply for a mortgage online, but tend to simply provide contact and other information about the traditional mortgage originator. Additionally, launching an Internet offering may involve significant channel conflict issues for traditional mortgage industry participants, as they may be unable or unwilling to compete with prices available online or to promote online loan processing services that might undermine their existing business. Further, they may be unable or unwilling to make the significant investments required to successfully build an online offering.

      A number of companies have created websites that offer a selection of multiple lenders. However, many of these websites simply refer customers to their chosen lender for processing. Accordingly, these companies have difficulty ensuring consistent and superior service delivery. Since commissioned loan agents are typically involved in these transactions, these companies are often unable to substantially reduce the costs to the consumer of securing a mortgage. Moreover, companies that do offer transaction fulfillment typically focus narrowly on the mortgage transaction.

Limitations of the Conventional Home Buying Process

      The information flow in the traditional home buying process is decentralized, causing each buyer to make decisions and monitor the status of the process by personally consolidating information from other sources. This presents significant challenges for consumers and the industry as a whole.

      Issues for Consumers. Buying a home has traditionally been a confusing and time-intensive process, characterized by high transaction costs. Home buyers often find it difficult to identify a home that meets their needs. Once a home buyer finds a suitable home, he or she is faced with the complex process of obtaining a mortgage and satisfying closing conditions. This process is paper-intensive and frustrating, particularly for first-time home buyers. The complexity of this process often compels prospective home buyers to seek assistance from real estate agents and mortgage brokers, who may have inconsistent levels of expertise. We believe this process leaves many consumers feeling:

    . uncertain that they are receiving unbiased advice;

    . skeptical that rates initially quoted will ultimately be available;

    . intimidated by the number and variety of mortgage products available;

    . frustrated with the amount and types of fees they are required to pay;
      and

    . overwhelmed by the substantial time and effort and the vast amount of information that must be processed in order to get a mortgage loan.

      Issues for Realtors. Many quality realtors focus on creating a personal brand to generate referrals within their local market. They do this by acquiring new customers, providing them with superior service and maintaining that relationship to generate follow-on business. As a result of being dependent on a variety of service providers, many Realtors have difficulty ensuring that their customers have a superior experience. Further, because homeowners buy or sell infrequently, most Realtors spend a significant portion of their revenues on generating new customer leads. Many Realtors do not have access to technologies, such as Internet-based loan status applications, that can make their customer interaction more efficient.

      Issues for Home Builders. We believe that the most difficult part of selling a new home is the financing and that inefficiencies in the mortgage financing process have resulted in costly delays and lost sales. It is critical to builders to have access to financing outlets with multiple loan products in order to meet the financing needs of disparate new home buyers. As a result, builders seek outsourced mortgage solutions that will provide them with greater operational control, enhanced customer service and additional profit opportunities.

      Issues for Relocation Companies. Relocation companies look to third parties to supply an array of real estate-related products and services. Traditionally, such third-party service providers have operated principally on a local or regional level. Accordingly, relocation companies have faced variability in the scope, reliability and stability of these outsourced services and have not been able to achieve the scale and efficiencies of national service providers.

      Issues for Mortgage Brokers. A typical mortgage broker has relationships with a limited number of lenders and transacts a substantial portion of his or her business by phone and facsimile. The mortgage broker must compare rates from multiple sources, collate the data, differentiate the various offerings and then provide that information to consumers, and often lacks software productivity tools that would enable them to do this more efficiently. Not surprisingly, most mortgage brokers do not have a website that aggregates information and makes that information available in a convenient and efficient manner to the consumer.

      Issues for the Mortgage Industry. Traditional mortgage companies generally rely on branch offices and legacy systems. Therefore, we believe they have not experienced cost reductions to the same extent as companies in the banking and stock brokerage industries. Prior to the introduction of Internet mortgage offerings featuring reduced brokerage fees, there had been less pressure on the industry to cut costs and operate more efficiently. Some industry participants may not have the financial or other resources necessary to respond to these challenges.

The iOwn Solution

      We provide our customers with a fundamentally better way to identify, purchase, finance, sell and manage their most significant asset, their home. We create empowered homeowners by providing them with convenient, direct access to:

    . a wide selection of mortgages from leading lenders;

    . online home listings and neighborhood information;

    . informative tools and content; and

    . referrals to a range of highly qualified real estate professionals.

      Further, we have tailored our solution, delivery and technology to provide numerous benefits to our key business partners in the home buying process. These partners include Realtors, home builders, relocation services, financial institutions and traditional mortgage brokers. We believe that our multi-channel, business-to-business solution distinguishes our service offering in the marketplace.

      Benefits to Consumers. Relative to traditional service offerings, we offer consumers a significantly better service offering that combines a cheaper, faster and easier transaction experience with content, tools and personalization features to create a comprehensive and compelling approach to homeownership.

      Product Selection and Cost Savings. Consumers can apply for a mortgage from a selection of competitively-priced national and regional lenders, 24 hours per day, seven days a week. Each customer can enter individualized criteria and receive a choice of mortgage options ranked by cost. We typically offer the consumer cost savings on origination of over 50% compared to obtaining a mortgage through traditional channels. We are streamlining the mortgage process by leveraging the electronic communication capabilities of the Internet and by automating our back-end mortgage processing and access to the capital markets. We believe this will allow us to deliver mortgages at a significantly lower cost to the customer than traditional services and, as a result, to maintain and potentially increase the consumer's cost savings. Traditional mortgage originators typically require the home buyer to pay an origination fee of 1.00% to 1.50% of the loan amount in part to cover the expenses of a commissioned loan agent. iOwn's origination fee is currently 0.50% of the loan amount.

      Compelling Content and Guidance. We empower the consumer with a range of informative and compelling content that enables them to make informed decisions regarding their home purchase and mortgage financing. For example, our HomeScout service aggregates one of the largest selections of real estate property listings on the Internet. Our relationships with real estate professionals and aggregators of real estate listings have resulted in approximately 700,000 properties being listed for sale on our website. We also provide home buyers with access to important neighborhood information, such as neighborhood and school district comparisons and detailed demographic data for over 1000 counties covering over 90% of the U.S. population.

      Value-Added Self-Service Tools. Using our online tools, consumers are able to access guidance on many of the decisions they encounter in the home buying process. Consumers can determine whether to rent or buy, the price of a home they can afford, and the optimal mortgage for their needs. Each of these analytical tools provides recommendations based on buyer-provided information, without the potential bias of commissioned sales agents. Our self-service tools enable home buyers to efficiently identify, purchase and finance a home in complete privacy, on their own time and without the pressures of the traditional home and mortgage sales process. Our proprietary tools, including AgentFinder, RateShopper and LoanStatus, provide our customers with powerful solutions that distinguish us from both content-only websites and mortgage transaction-only focused websites.

      Superior Customer Service. Our goal throughout the mortgage experience is to effectively combine exceptional customer service with leading edge technology to provide a superior customer experience. In contrast to many websites that refer customers to third-party lenders, we believe that providing complete transaction processing and controlling the entire customer service experience is the best way to provide a consistently high level of service quality. Our customer service experience involves:

    . assigning dedicated personnel with specific regional expertise;

    . providing a selection of methods by which customers may submit their loan application;

    . allowing customers to determine the level and means of communication, including website, email, facsimile, telephone or overnight delivery; and

    . ensuring continuous service improvement by surveying each customer's experience and by tying compensation of loan processing personnel directly to consumer feedback.

      Benefits to Real Estate Professionals. We provide real estate professionals with an additional channel to acquire customers cost effectively and enable them to provide those customers with a higher level of service. Our home listing service, HomeScout, acts as a search engine that refers users directly to a real estate agent's or broker's website, allowing the agent or broker to maintain and build his or her own online brand identity. In addition, our free online agent directory, AgentFinder, enables real estate professionals to market themselves to online home seekers. Our prequalified and preapproved customers also represent thousands of prospective home buyers that we direct to our real estate agent partners.

      Through our solutions, we also enable real estate professionals to enhance the quality of service they offer their customers. HomeScout, for example, helps agents to sell homes faster by exposing their listings to a greater number of qualified home buyers. By referring clients to us, agents can provide a loan service with greater choice, more informative online tools and customer service that is superior to traditional mortgage originators. We plan to develop additional compelling tools and services for the agent, such as the ability to track the timing and status of any particular loan online.

      Benefits to Home Builders. We offer home builders a range of services designed to help them be more productive and profitable. Through our HomeBuilders Financial Network subsidiary, we are able to offer builders a turnkey solution, called the Preferred Correspondent Lender Program. Through this program, we establish a captive in-house mortgage financing capability for the home builder that enables them to provide dedicated services to their home buyers while sharing in any profits generated by these mortgage origination services. We enable builders to sell more homes by giving them access to more mortgage finance options and thereby increasing the pool of qualified buyers. We also enhance their operational control through dedicated service teams, which integrate the mortgage origination process with the sale of the home. This integration enables the home builder to potentially sell larger homes with more profitable features by better understanding the maximum mortgage loan for which the customer can qualify.

      By supporting these captive, in-house mortgage operations with our consumer web offerings and our online loan processing capabilities, we intend to enable the home builder to deliver a superior experience to the home buyer. We can readily qualify and approve a prospective new home buyer through a website which we provide for the home builder. In addition, through HomeScout, we intend to offer our builder partners a more robust opportunity to showcase their new homes online.

      Benefits to Relocation Companies. We offer relocation companies a range of services designed to help them deliver better customer service at a lower cost. We believe that we deliver a superior mortgage service that helps the relocating household have a smoother transition, while helping sponsoring corporations to save money through our discounted pricing. Relocation counselors can also use our online tools and services to offer additional advice and provide better service to relocating employees.

      Benefits to Traditional Mortgage Brokers. We offer traditional mortgage brokers a range of services designed to help them be more productive and profitable. By providing mortgage brokers with online tools, we allow them to more efficiently provide a compelling customer service experience. For example, through our Genesis 2000 software, a leading desktop suite of point-of-sale loan origination software tools, we allow mortgage brokers to originate and track mortgages. Furthermore, through our ePASS service, we also provide mortgage brokers with easy online access to a wide range of wholesale mortgage offerings and settlement services.

      In addition, we provide mortgage brokers with a range of marketing tools to enable them to grow their customer base by leveraging the capabilities of the Internet. For example, our WebBuilder service enables mortgage brokers to maintain a high quality Internet presence to market themselves to consumers, providing both online content and mortgage tools. Through our Mortgage411.com service and through the iOwn.com website itself, we provide a range of compelling tools for mortgage brokers to capture additional leads, including helping consumers who want to shop online but receive local service to reach a qualified mortgage professional.

      Benefits to Financial Institutions. Most financial institutions need an efficient vehicle for acquiring loan assets. We offer a new, low-cost distribution channel that makes it easier for lenders to broaden their geographic reach, disperse their risk and reduce transaction costs by streamlining the loan closing process. Additionally, we provide lenders with dynamic pricing flexibility and online brand exposure.

      In addition, for those financial institutions that wish to provide their customers with a full suite of consumer financial services, but who do not have, or do not wish to invest in, the development of mortgage capabilities, we provide an efficient way to provide a high-quality Internet-based service to their customers. We partner with financial institutions to provide both online mortgage processing capabilities and co-branded or private label websites for those institutions seeking to develop online offerings. For example, we are currently the exclusive online mortgage provider for the Canadian Imperial Bank of Commerce's MarketPlace Bank subsidiary in the United States.

Strategy

      Our objective is to be the leading provider of online content and electronic commerce services for homeowners and prospective homeowners. We intend to offer a comprehensive and compelling approach to homeownership that combines a cheaper, faster and easier transaction experience with content, tools and personalized features. Our strategy to achieve this objective includes the following initiatives:

      Develop a Leading Online Brand. We intend to develop a leading online brand targeting homeowners and home buyers through aggressive advertising, co-branding partnerships and promotions using both the Internet and traditional off-line media. We are building the iOwn brand around the complete home ownership experience, rather than around the specific mortgage financing event. Over time, we believe this branding strategy will enable us to reach the broadest range of consumers with the broadest set of products and services. To develop our brand, we use a mix of off-line media including print media, radio spots and television advertisements, as well as aggressive public relations efforts. We also have strategic distribution relationships with more than twenty online partners including AOL's Netscape/Netcenter and Digital City, Inc., Earthlink and NBCi/Snap!. In addition, we have an affiliate program which allows smaller websites to receive advertising and marketing fees for directing potential customers to our website. We plan to expand our distribution partnerships, including additional relationships with real estate professionals and with websites targeting homeowners. For example, we recently entered into a broad promotional relationship with Homes.com.

      Expand Third-Party Channels. We plan to continue to grow our customer base and purchase (as opposed to refinance) mortgage originations by extending our technology infrastructure to all parties who traditionally participate in the home purchase process, including real estate agents, home builders, relocation companies and mortgage brokers. These third-party channels enable us to reach and, ultimately, Internet-enable the vast majority of the mortgage market which is currently transacted through brokers and other business-to-business channels. For example, through our Genesis 2000 software, we intend to provide tools and services that enable local mortgage brokers to offer a high-quality Internet mortgage capability to their customers. Through HomeBuilders Financial Network, home builders are able to offer their customers a superior home buying experience and also potentially improving their overall profitability.

      Increase Purchase Mortgage Originations. We believe that the combination of compelling content for early-stage home buyers, lead-generating offline relationships and quality services for real estate professionals will result in ongoing increases in our purchase mortgage originations, and we intend to continue to invest in these areas. Over the past five years, purchase mortgage originations have shown positive growth each year, whereas refinancing originations have experienced wide swings in volume due to interest rate fluctuations and economic downturns. In the three month period ending September 30, 1999, our purchase loan volume was greater than 60% of our closed loan volume. We believe this percentage is higher than other leading online mortgage companies. We plan to continue working closely with our third-party channels to generate purchase mortgage originations. For example, purchase mortgages constitute substantially all of the business of HomeBuilders Financial Network. We intend to expand our nationwide networks of homes listed for sale and of quality real estate agents to draw consumers to our website early in the home buying process. We believe that our investment in personalization and email targeting tools will allow us to serve an increasing number of these early home buyers.

      Enhance Our Mortgage Services. We intend to enhance our access to the capital markets to further improve our competitive advantage on price, selection and service. For example, we recently began underwriting, funding and selling our own mortgage loans, which we believe will enable us to increase our operating margins and improve our customer service. We currently offer mortgage products from 30 lenders nationwide, and we intend to selectively extend the geographic reach and the number of lenders we offer as part of our service offering. We believe that proactively managing our lender relationships ensures that we will be able to offer our customers not only the highest possible levels of service but also the ability to achieve the best possible pricing through volume discounts, internal economies of scale and tighter technical integration with the lender. We do not believe that simply adding more lenders achieves the same benefit. In addition, we are pursuing opportunities to increase the range of customers with whom we do business by expanding or adding product lines such as sub-prime mortgages, home equity credit lines and construction loans.

      Maintain Our Customer Service Leadership. We believe that providing superior customer service is crucial to our success in the homeownership market. We will continue to invest in customer service by committing to consumer choice in the service process, providing exceptional service delivery and continuously improving our service through established channels of customer feedback. We use our technology platform to offer online tools that empower our customers to make informed decisions throughout the home buying and mortgage process. These tools, including our proprietary HomeScout and RateShopper features, provide our customers with powerful and easy-to-use self-service solutions that distinguish us from most other real estate and mortgage websites. For example, we recently introduced online loan statusing through our LoanStatus service and continue to simplify our online application. We also offer a state-of-the-art contact management center staffed with trained professionals to personally respond to customer needs and facilitate the mortgage origination process. As a result of our continued investment in our proprietary technology platform and workflow planning, we believe that we will be able to deliver a superior customer service experience, while maintaining an efficient and scalable customer service environment relative to both traditional mortgage originators and to other online mortgage companies.

      Maintain Our Technology Leadership. We have built a technology infrastructure that uses the unique capabilities of the Internet to streamline the shopping, application, processing and tracking of home finance- related transactions. We have invested heavily in our technology platform to ensure that our systems are scalable to meet the current and future needs of both online customers and real estate professionals. Unlike many mortgage websites, our systems and workflow processes are proprietary, and not built around a legacy infrastructure. We believe that our technology enables us to provide excellent service and to deliver greater customer satisfaction, both to consumers directly and to our third-party channel partners. Because applications are submitted online, we are able to streamline or automate a substantial number of the tasks in the traditionally labor-intensive process of mortgage lending. By incorporating automated underwriting with our proprietary software and linking directly with many settlement services providers, we increase our ability to expedite the loan approval process and reduce borrower documentation requirements. As we integrate the Genesis 2000 loan origination system (our LOS) with our web-based loan application systems, we expect to strengthen our technology leadership position relative to other online mortgage providers.

      Extend and Monetize Our Customer Relationships. We believe that we have the ability to transform what have traditionally been isolated transactions into long-term, mutually beneficial relationships. We intend to solidify our ongoing relationships with our customers, by enhancing our content and tools to create an increasingly integrated homeownership experience. We also believe that there are large revenue opportunities in these relationships, and we anticipate generating revenues from three types of services: (1) settlement services, such as title insurance and appraisal, related to the closing of a transaction; (2) home-related services, such as home warranty products and fire insurance, which we can offer to our customers at the time of a mortgage transaction; and (3) other products and services that extend well into the homeownership lifecycle, such as home improvement services and home equity loans. We intend to create targeted advertising, sponsorship and e-commerce offerings to derive greater revenues from our targeted user base.

The iOwn Service

      The iOwn service consists of a range of consumer products and services offered primarily through our website. To reach the broadest possible range of customers, we tailor and deliver these offerings through a range of third-party channels, enabling our partners in these channels to be more successful. We have two subsidiaries focused on our most established third-party channels, Genesis 2000 for mortgage brokers and HomeBuilders Financial Network for home builders.

The iOwn.com Customer Experience

      Customers enter the www.iown.com website and have two primary ways of accessing our services. First, we provide tailored site paths for customers that are purchasing or refinancing their home. Each of these paths contains customized content, tools and transaction capabilities applicable to each specific situation. The customer's experience is simplified by the use of a path checklist which guides the customer through the various requirements of buying or refinancing a home. The second major way to navigate our website is to use our various self-serve tools directly. These key tools and features are directly available from our home page and are prominently featured through a range of quick links throughout the rest of our website.

      Our consumer website provides a range of personalization and subscription features that tailor our customer's experience, both initially and over time. These features include dynamic page serving that adjusts the website to the customer's prior actions, saved settings, password-protected data access, the ability to reuse loan application data for new loans, and the delivery of customized content through a range of opt-in and outbound email messaging capabilities.

      Buying a Home. We provide customers with a one-stop shopping destination where they can access information and tools to assist them in deciding to buy, shopping for or financing a home. Consumers can begin by using the Buying Checklist, which breaks down the complicated homebuying process into discrete stages and allows consumers to directly access the tools of their choice.

      Decide to Buy. We offer buyers a range of tools to assist in the difficult decisions involved in determining:

    . whether it makes sense for them to buy a home or continue to rent;

    . how much they can afford to spend on a home and how much they need to save for a down payment;

    . whether there are errors on their credit reports;

    . what loan interest rates are currently available; and

    . whether they prequalify for a loan.

      Shop for a Home. We offer potential buyers a range of tools to use in identifying a neighborhood, a real estate professional and a home. Using our HomeScout service, consumers can search approximately 700,000 home listings using customized criteria and subscribe to an email service that provides weekly updates of new listings. We also provide neighborhood and school information, tools for checking the value of a property, online guides for finding and selecting a real estate agent and online mortgage tools for getting preapproved.

      Finance a Home. Consumers can compare mortgages from several lenders using our RateShopper feature, which displays a customized selection of current mortgage quotes with comprehensive up-front fee disclosures. Our loan origination fees are generally less than half of those charged by traditional originators. We offer a broad selection of home loans through our website, including 30-year and 15-year fixed rate loans, a variety of adjustable rate mortgages and loans with balloon payments. We principally offer first mortgages for borrowers with good credit histories. However, we also offer second mortgages in certain states, as well as loan products for customers who otherwise do not have a perfect or good credit history.

      We also offer an easy-to-use online home loan application, which is routed through our proprietary workflow automation system. Once a consumer submits a loan application, he or she is contacted within 24 hours by a loan specialist, who will be their primary point of contact for the remainder of the home buying process. Also within 24 hours, this specialist will send the consumer all necessary forms and guide them through the remaining stages of the closing process, such as obtaining appraisals and title insurance and completing the escrow period. After submitting their application, customers can track their loan status online at anytime. Borrowers can also interact with our customer service representatives either by email or telephone to check the status of their loans or lock in interest rates.

      Refinancing a Home. Consumers who already own a home can use our services to refinance their existing mortgage. While the refinance loan application is very similar to the purchase loan application, we also offer the homeowner specific tools designed to guide them through the refinancing process.

      Decide to Refinance. We offer comprehensive analytical tools for helping a consumer decide whether they will benefit from refinancing. We believe our content on the goals, advantages and costs of refinancing addresses all aspects of the financing decision, from reducing monthly payments to converting home equity into cash for uses such as home improvements or college tuition. Our Refinance Check service will also compare a customer's current loan with the loans available through us. Customers can use additional tools for examining recent home sales to estimate the value and equity of their property or for checking their credit report.

      Monitor Mortgage Rates. Consumers can also sign up for our RateWatch service, which sends automatic email updates of loan rates, allowing them to conveniently monitor movements in interest rates to decide whether or not it makes sense to consider beginning the refinancing process.

Consumer Products and Services

      We provide current and prospective homeowners with a broad selection of content and features to facilitate the home buying process and to enrich homeownership:

       Feature                  Description                          Benefit
--------------------------------------------------------------------------------

  HomeScout          . Enables search of approximately  . Leverages investments others
                       700,000 up-to-date, national       have made in hosting home
                       home listings                      listings
                     . Offers weekly email updates on   . Encourages significant repeat
                       new listings for homes matching    usage and provides an
                       customized search criteria         opportunity to cross-sell early
                                                          in the buying process

--------------------------------------------------------------------------------

  Neighborhood       . Facilitates school district      . Provides valuable information
    Information        comparisons and provides           and builds relationships with
                       detailed demographic profiles      potential customers
                       for cities and towns

--------------------------------------------------------------------------------

  Home Sales         . Provides searchable content on   . Enables consumers to easily
                       recent home sales                  track recent home sales
                     . Sends automatic email updates    . Provides continuous customer
                                                          information and interaction

--------------------------------------------------------------------------------

  Analytical Tools   . Provides interactive tools,      . Encourages repeat use of our
    and Advice         such as calculators covering       website and empowers the
                       topics ranging from home           consumer with information
                       affordability to selecting the
                       appropriate mortgage

--------------------------------------------------------------------------------

  Agent Center       . Enables real estate agents to    . Helps consumers find and
                       prequalify clients, add new        evaluate real estate
                       home listings, include             professionals
                       themselves in the agent
                       directory and read agent-
                       targeted news
                                                        . Creates free marketing
                                                          opportunities for agents
--------------------------------------------------------------------------------

  Resource Center    . Provides co-branded information  . Helps meet broader home-related
                       from leading service partners      information needs of home buyer
                       such as insurance companies and    or homeowner
                       home improvement centers
                                                        . Provides a single source for
                                                          ancillary services needed by
                                                          the home buyer or refinancing
                                                          customer

--------------------------------------------------------------------------------

  RateShopper        . Provides customized rate quotes  . Allows for clear comparisons of
                       and estimated closing costs for    mortgage quotes between several
                       specific loans                     lenders
                     . Provides customized email        . Provides full up-front
                       updates and alerts on loan         disclosure of closing costs
                       rates

--------------------------------------------------------------------------------

  Prequalification   . Helps customers determine how    . Explains in detail how the
                       expensive a home they can          customer may improve the
                       afford                             likelihood of getting a loan
                     . Automatically carries over data
                       from RateShopper to the
                       prequalification database

     Feature                Description                          Benefit

--------------------------------------------------------------------------------

  Preapproval    . Enables consumers to receive a   . Gives the consumer confidence
                   loan commitment without            and a competitive edge when
                   limitation to a specific           shopping for a home
                   property

--------------------------------------------------------------------------------

  Online Loan    . Enables the consumer to provide  . Allows consumers to apply for
    Application    virtually all the information      mortgages 24 hours a day
                   required for a federally-
                   compliant loan application
                 . Enables consumers to save their  . Enables consumers to quickly
                   password-protected data within     and efficiently submit
                   a loan application                 applications
                 . Allows for copying or deleting   . Allows consumer maximum
                   of loan applications               convenience and control of
                                                      their application

--------------------------------------------------------------------------------

  LoanStatus     . Permits 24 hour access to loan   . Offers reassurance and reduces
                   status                             customer service inquiries


Third-Party Partner Relationships

      In addition to our iOwn.com website, we reach customers through a range of third-party channels, including real estate agents, home builders, relocation companies, financial institutions and mortgage brokers. We typically deliver these services in one of three ways:

    . by providing a complete Internet-based outsourcing solution as our partner's primary mortgage partner, such as we provide for CIBC's MarketPlace Bank;

    . by providing a range of Internet-enabling technologies and capital markets solutions to a partner with an existing mortgage operation, such as we provide to mortgage brokers through our Genesis 2000 subsidiary; or

    . by setting up and managing a captive mortgage operation for a partner that leverages our Internet technologies and capital markets access, such as we provide for leading home builders like Beazer Homes through HomeBuilders Financial Network.

      For each of these models we have the ability to offer a range of customized service offerings, including some or all of the following:

      Co-Branded Websites. We have created over 50 co-branded websites for various partners, each designed to create an integrated online home buying experience. We also assign dedicated customer service teams to our partners to extend the tailored experience from the initial online point of contact through to loan closure.

      Partner Promotion. We promote our partners' services and help them to succeed by integrating their services into our consumer offerings. For example, our HomeScout and AgentFinder services promote our Realtor partners and their home listings, helping them to both cost-effectively market themselves and sell homes more quickly. Our Mortgage411.com service helps mortgage brokers capture those consumers who prefer to shop online, but wish to work with a local provider for loan fulfillment. We believe that these types of programs enable us to establish effective long-term relationships with real estate professionals.

      Specialized Service Capabilities. We can tailor our service delivery to meet the specific customer service needs of individual partners or specific channels. For example, in serving some relocation companies, we bill the sponsoring corporation directly, rather than charging the relocating employee upon the closing of their loan transaction.

      Capital Markets Access. We can offer some of our partners, and their customers, access to superior loan pricing and delivery mechanisms. By aggregating the volume of our smaller financial institution, mortgage broker and home builder partners, we can access the capital markets with greater scale and with greater technical integration than any of them would otherwise be able to achieve on their own.

      Loan Origination Technologies. We provide our partners with a range of leading technologies for loan origination through a combination of centralized online loan-processing capabilities and a suite of leading loan origination tools such as our Genesis 2000 LOS.

Our Mortgage Broker Channel--Genesis 2000

      We are an industry leader in providing mortgage brokers with point-of-sale loan origination and tracking software and Internet-based mortgage services. Approximately 7,000 mortgage brokers across America have licensed our Genesis 2000 software to help them sell, process, track and close mortgages. Our Genesis 2000 software automates key steps in the mortgage process, from loan prequalification to printing documents and delivering files to lenders. Brokers can also create customized forms and templates and calculate fees.

      The latest version of our Genesis 2000 software increases mortgage broker efficiency by connecting to a range of mortgage services through the Internet. Using our ePASS service, mortgage brokers can submit loans to Freddie Mac for instant automated underwriting, order title and other settlement services and interact with lenders for electronic pricing, rate locks and document delivery. Furthermore, Genesis 2000 facilitates communication between mortgage brokers and their customers through an embedded email system called MortgageMail. Finally, Genesis 2000 helps mortgage brokers generate leads and service customers through the Internet via a website development and hosting service called WebBuilder, which integrates with the Genesis 2000 desktop system.

      We believe we can significantly enhance the Internet-based services offered by Genesis 2000 to its brokers by leveraging our investment in technology, rich online content and access to a wide range of competitive lenders. We expect to offer mortgage brokers using Genesis 2000 the following additional benefits: (1) expanded electronic lender pricing and loan fulfillment through our wholesale division; (2) a wide range of mortgage and home buying content for the websites built through WebBuilder; and (3) access to iOwn customers who may prefer to shop online for mortgage rates, but have their mortgage through an offline mortgage broker. This latter service is known as Mortgage411.com.

      With the ongoing integration of our iOwn and Genesis 2000 services, we believe we have a significant advantage over competitors whose success is solely dependant upon the growth of the consumer-direct online mortgage business. Instead, we expect to leverage our substantial online assets to serve both the consumer-direct and business-to-business segments of the mortgage industry and expand our revenue and mortgage volume more rapidly than if we had only one distribution channel.

      The following chart describes certain key features and benefits of our Genesis 2000 services:

      Feature                 Description                          Benefit

--------------------------------------------------------------------------------

  Genesis LOS      . Provides point-of-sale loan      . Eases mortgage process for
    Software         origination services, including    mortgage brokers by automating
                     prequalification, form             key steps in origination and
                     preparation and generation, fee    processing, increasing
                     calculators and loan tracking      efficiency and service quality
                                                        and helping manage customers
                                                        and loans more effectively

--------------------------------------------------------------------------------

  ePASS            . Provides Internet-based          . Speeds delivery of information
                     connectivity to wide-range of      and loan decisions to the
                     mortgage providers, settlement     mortgage broker and increases
                     service providers and Freddie      efficiency and convenience over
                     Mac                                traditional processes
                   . Allows mortgage brokers to       . Improves service response time
                     transfer loan files                while lowering cost to serve
                     electronically to facilitate       customers
                     detailed loan pricing and rate
                     locks, automated underwriting
                     and ordering

--------------------------------------------------------------------------------

  WebBuilder       . Provides customized websites     . Assists mortgage brokers in
                     for mortgage brokers, including    lead generation by providing a
                     loan calculators, mortgage rate    high-quality, credible Internet
                     information and loan               presence
                     application
                   . Allows customer leads to be      . Simplifies and facilitates
                     imported directly into Genesis     conversion of customer from
                     2000 software                      lead to applicant

--------------------------------------------------------------------------------

  Mortgage411.com  . Aggregates online directory of   . Provides lead generation to
                     local mortgage brokers with        mortgage brokers and access to
                     WebBuilder sites                   otherwise unavailable marketing
                                                        leverage
                   . Provides Genesis 2000 users      . Provides the convenience of
                     with access to a "supermarket"     accessing multiple lenders
                     of lenders with wholesale          through one provider
                     pricing and electronic delivery
                     for mortgage brokers

--------------------------------------------------------------------------------

  eWholesale       . Provides electronic rate         . Provides better wholesale
                     quotes, loan locks, loan           pricing through our aggregation
                     delivery and loan status           of volume
                                                      . Increases efficiency and
                                                        service levels through
                                                        electronic interaction


Our Home Builder Channel--HomeBuilders Financial Network

      We work with home builders across the country to establish and manage captive mortgage loan origination operations. The management team of HomeBuilders Financial Network pioneered the concept of setting up and managing turnkey mortgage operations for local and regional home builders. These captive operations are designed to enable home builders to realize the potential benefits of an in-house mortgage operation, such as

    . increased customer satisfaction by providing customers of the home builder with a one-stop shopping environment for both purchasing a home and obtaining a loan;

    . increased sales by giving home buyers access to competitive pricing through a broad range of lenders and products, thereby increasing the pool of qualified buyers;

    . increased operational control during the sales process, enabling the home builder to potentially sell larger homes with more profitable features by better understanding the maximum mortgage loan for which the customer can qualify; and

    . increased profits as a result of the home builders' share of potential mortgage origination profits.

      Our current client base, which includes several of the top 100 builders in the country, sold approximately $2.0 billion of new homes in 1999, and we originated approximately $1.0 billion in mortgage loans.

      We have developed a proprietary model for these captive mortgage operations that we believe is significantly more profitable than a traditional mortgage operation for several reasons. First, we provide the captive operation with a mechanism for integrating the mortgage origination process into the home sales effort. This frequently results in a capture rate (the percentage of home sales for which the mortgage is also sold) approaching 75-80%, which significantly increases volume and reduces sales costs. Second, we have replaced the role of the traditional loan originator, who was typically paid a large commission on each loan, with a lower cost customer service environment. Finally, we deliver a range of centralized services, including access to the capital markets, that provides these operations with the benefits of scale that most traditional mortgage operations are unable to match. Accordingly, we believe our captive mortgage operations are more profitable than traditional mortgage operations, even after accounting for HomeBuilders Financial Network's management fees and/or share of profits.

      We believe that the combination of our leading Internet-based services with HomeBuilders Financial Network's tested model for captive mortgage operations further differentiates us as an alternative to traditional mortgage originators for most home builders. This will also enable us to expand our offerings to currently underserved segments of the home building industry, particularly the smaller, local builders.

      Our proprietary model, often called the Preferred Correspondent Lender Program, provides an extensive menu of support services to home builders:

      Feature                 Description                          Benefit

--------------------------------------------------------------------------------

  Set-up Services  . Establishes a new captive        . Speeds implementation through
                     mortgage operation for the         replication of a standard model
                     builder
                   . Coordinates legal and
                     regulatory requirements
                   . Hires and trains all staff

--------------------------------------------------------------------------------

  Management       . Manages all aspects of the       . Permits home builders to track
   Services          captive mortgage operation         and measure efficiency,
                                                        customer satisfaction and
                                                        profitability from financing
                                                        activities
                   . Provides timely and meaningful   . Permits home builders to focus
                     management reports                 on their core business of
                                                        building and selling homes
                                                        while participating in mortgage
                                                        origination profits

         Feature                    Description                          Benefit

--------------------------------------------------------------------------------

  Multi-lender Solution  . Enables home builder to access   . Facilitates greater home sales
                           a wide range of loan programs      by having a full menu of loan
                                                              programs to meet varied buyer
                                                              needs
                         . Secures attractive loan terms    . Improves home builder's
                           from competing wholesale           operational
                           investors                          results, e.g. faster starts,
                                                              lower
                                                              fall-out
                         . Provides easy prequalification
                           and preapproval to potential
                           home buyers

--------------------------------------------------------------------------------

  Centralized Support    . Provides underwriting, closing   . Provides a dedicated account
   Services                and post-closing functions on a    resource team for support
                           centralized basis
                         . Manages lender relations,        . Permits access to economies of
                           capital markets access and risk    scale that might not otherwise
                           management functions               be available


Marketing and Distribution

      Our marketing strategy is to aggressively increase our customer base by building the iOwn brand into a widely recognized and accepted consumer name. We intend to build brand awareness and drive user traffic to our website by expanding our marketing efforts through continued promotion on the Internet and through offline media such as television, radio and printed publications nationwide. In addition, through our strategic Internet distribution partnerships, we provide content to our partners' websites from which a user can click directly to our website. We have established relationships with over thirty leading online distribution partners including AOL's Netscape/Netcenter and Digital City, Inc., Earthlink and NBCi/Snap!.

      As part of our strategy to increase online purchase mortgages, we have focused a large portion of our marketing budget on home buying consumers. We promote our website directly to real estate agents and brokers through direct mail, print advertisements, trade shows and other real estate industry events. In addition, we have established a number of distribution relationships with online real estate companies including Homes.com and Cyberhomes. We have also established an affiliate program which allows smaller websites to receive advertising and marketing fees for directing potential customers to our website.

      We also bid for leads through a variety of online lead generation websites, including GetSmart, Lending Tree and MortgageAuction. In these types of models, we compete against other lenders, brokers and bankers for consumer leads. We believe that our low pricing, automated responses and high-quality service make us more likely to be chosen by customers using these online services. Consequently, we view these partners as cost-effective sources of mortgage customers to supplement our brand-building efforts.

      In addition, we have a strategic focus on marketing through third-party channels to reach customers who might not otherwise use an online service. These third-party channels tend to be traditional, brick-and- mortar players in the real estate arena to whom we can provide a tailored online mortgage experience in return for their direction of customer leads to iOwn. We maintain distinct business development and sales functions for each of our major types of channel partners.

Customer Service

      Our goal throughout the mortgage process is to effectively combine exceptional customer service with leading-edge technology to provide a superior customer experience. Each customer is assigned to dedicated personnel, with specific regional expertise, to support his or her transaction and ensure a positive home buying experience. Our customers have access to their representatives through the phone, email, fax or mail. Through our LoanStatus service, which is a password-protected feature, customers can monitor the status of their loan online.

      We are committed to continuous improvement through customer feedback. Every customer receives a survey asking for feedback, including a rating of his or her customer service experience. We continually use our customers' evaluations in order to improve our processes and provide an exceptional service experience.

      We operate a contact management center in Martinez, California. We have staff available on extended hours, 6 days per week, and we intend to increase our coverage until we have staff available 24 hours a day, 7 days a week, in response to increasing customer demand. We monitor and analyze our call performance. This allows our managers to provide coaching and instruction to our contact center employees, and to adjust and modify our ongoing training programs. This monitoring, in conjunction with our customer satisfaction research, allows us to identify areas for improvement and automation.

      As a result of our continued investment in our proprietary technology platform and workflow planning, we believe that we will be able to deliver a superior customer service experience. We maintain an efficient and scalable customer service environment relative to both traditional mortgage originators and other online mortgage companies.

Mortgage Banking and Capital Markets

      We intend to enhance our access to the capital markets to further improve our competitive advantage on price, selection and service. For example, we recently began underwriting, funding and selling our own mortgage loans, which we believe will enable us to offer better customer service and increase our operating margins. We currently offer mortgage products from 30 lenders nationwide, and we intend to selectively extend the geographic reach and the number of lenders we offer as part of our service offering. We believe that offering a greater quantity of lenders does not necessarily lead to greater quality for our customers. By proactively managing our lender relationships we believe that we will be able to offer our customers not only the highest possible levels of service, but also the ability to achieve the best possible pricing through volume discounts, internal scale economies and tighter technical integration. In addition, we are pursuing opportunities to increase the range of customers with whom we do business by expanding or adding product lines such as sub-prime mortgages, home equity credit lines and construction loans.

Mortgage Banking

      The mortgage banking industry involves primarily two businesses: origination and servicing. The origination business involves taking a loan application, gathering and evaluating the relevant credit, down payment and property information to make a loan decision, then providing funds to close, and delivering the loan to the end investor in the secondary market. Servicing a loan occurs after the loan has been made and involves collecting principal and interest payments, assuring that adequate insurance is maintained on the property, handling prepayment collections and handling foreclosures.

      We are currently licensed or otherwise eligible to engage in mortgage finance activities as a mortgage broker in 49 states and the District of Columbia. We have filed an application for a mortgage broker license in the remaining state, New Jersey. We are licensed as a mortgage banker in 42 states and have applications pending or in process in all other states. When we act as a mortgage broker, we originate and process our customers' loan applications. When we act as a mortgage banker we also underwrite, fund and sell mortgages to our customers' chosen lenders. Whether acting as a mortgage banker or broker, we offer the customer a choice of lender, product, and terms. We initiated mortgage banking operations in October 1999, and now operate as a mortgage banker in 17 states. We expect to act as a mortgage banker for a majority of the loans we originate. We believe that as a mortgage banker we will eventually have the ability to offer more timely customer service and increase our operating margins.

      We fund loans from our warehouse credit line provided by Bank United of Texas. This line may be used to fund loans for a short period of time while we package the loans for sale to our customers' chosen lenders. We are in negotiation with Bank United of Texas, and several additional providers of warehouse lines, to increase both the number and size of our warehouse line facilities.

Sale of Loans and Servicing Rights

      We intend to sell the loans we fund, typically within 30 days of origination, rather than hold them for investment. We currently sell our loans to our customers' chosen lenders. From time to time, we may elect to work with one or more of our correspondent lenders, where volume permits, to co-issue mortgage-backed securities or assignment of trades with Freddie Mac and Fannie Mae. We do not currently securitize our loans, although we may decide to do so in the future if market conditions or other considerations justify doing so.

      We do not currently retain the rights to service the mortgages we originate and sell. We transfer the servicing to the customer's chosen lender when we sell the loan. In the future, we may elect to sell a loan directly to an end investor, usually Freddie Mac or Fannie Mae, and concurrently transfer the servicing to the lender chosen by the customer. In the future, we may choose to retain the servicing on some loans, or to sub-service the loan on behalf of the chosen lender or investor. Such a strategy would provide us with new opportunities for additional, stable revenue streams, but would also subject us to additional risks.

      We attempt to limit our exposure to certain risks related to lending by delivering, selling or swapping loans to others. The lenders to whom we sell our customers' mortgages subject us to general representations and warranties contained in our selling agreements with these lenders. These representations and warranties may require us to repurchase loans if an early payment default occurs, an underwriting defect exists or other material defects exist. We reduce our repurchase risk through our extensive use of automated underwriting systems available through Fannie Mae and Freddie Mac and our loan quality control process. To further reduce the risks related to loans to customers with less-than-perfect credit, we fund these loans only with a firm approval from the end lender or investor.

Approach to Risk Management

      Our current approach to risk management is to limit the level of risk to which we are exposed as a mortgage broker or banker. When we fund loans, we potentially subject ourselves to interest rate risk on mortgages that we originate and close prior to delivery of these loans to the customers' chosen lenders. Interest rate risk results from price changes in market interest rates which impact the value of loans that we are obligated to fund. If interest rates rise, the value of loans we are obligated to fund declines. If interest rates decline, the borrower may decide not to accept our commitment to fund their loan. We currently reduce our interest rate exposure by selling loans to the customers' chosen lenders in a "best efforts" delivery. In a "best efforts" delivery, a customer's rate on a mortgage is locked with their chosen lender at the same time the borrower requests a rate lock. We are committed to the lender to deliver that loan for purchase if we actually fund the loan. If we do not fund the loan, we have no obligation to deliver a loan to the lender and have no exposure to interest rate risk.

      In the future, we may elect to increase our revenue opportunities, and correspondingly increase our risk, by switching to an approach of mandatory delivery of loans to investors. Under mandatory delivery, we can elect to lock the interest rate on a customer's mortgage with an investor of our choice and pay a penalty fee if we fail to deliver the loan by the commitment expiration date.

Quality Control

      We have developed loan quality control policies and procedures to monitor and report on the quality and accuracy of our loan origination efforts. While this policy has not been tested thoroughly with closed loan results, it has been reviewed by Fannie Mae and Freddie Mac as part of their lender approval process. We employ experienced staff to monitor loan quality and have developed a sampling process that we believe meets Fannie Mae's and Freddie Mac's requirements for quality control plans. Our senior management reviews quality control reports monthly to identify areas that need corrective action or otherwise need improvement.

Government Regulation

      The residential mortgage financing business is highly regulated. Our business is subject to extensive and complex rules and regulations of, and examinations by, various federal, state and local government authorities and government sponsored enterprises, including the Department of Housing and Urban Development (HUD), the Federal Housing Administration, the Veteran's Administration, Fannie Mae, Freddie Mac, Ginnie Mae and various state regulatory authorities. These rules and regulations impose obligations and restrictions on our loan origination and credit activities, including the processing, underwriting, making, selling, securitizing and servicing of mortgage loans.

      Our lending activities also are subject to various federal laws, including the Federal Truth-in-Lending Act and Regulation Z thereunder (TILA), the Homeownership and Equity Protection Act of 1994, the Federal Equal Credit Opportunity Act and Regulation B thereunder (ECOA), the Fair Credit Reporting Act of 1970 (FCRA), the Real Estate Settlement Procedures Act of 1974 and Regulation X thereunder (RESPA), the Fair Housing Act, the Home Mortgage Disclosure Act and Regulation C thereunder (HMDA) and the Federal Debt Collection Practices Act, as well as other federal statutes and regulations affecting our activities. Our loan origination activities also are subject to the laws and regulations of each of the states in which we conduct our activities.

      Under TILA, lenders are required to provide consumers with uniform, understandable information concerning certain terms and conditions of their loan and credit transactions. These disclosures include providing the annual percentage rate, monthly payment amount and total amount financed, plus certain disclosures concerning alternative mortgage transactions. In addition, TILA gives borrowers, among other things, the right to rescind loan transactions in certain circumstances if the lender fails to provide the requisite disclosure.

      Under the Fair Housing Act and ECOA, creditors are prohibited from discriminating against applicants on the basis of race, color, sex, age, religion, national origin or marital status. The regulations under ECOA also restrict creditors from requesting certain types of information from loan applicants. FCRA requires lenders to supply applicants with certain information, often referred to as an "adverse action notice," when the lender denies the applicants' request for credit.

      RESPA requires certain disclosures, including a good faith estimate of closing costs and fees, as well as mortgage servicing transfer practices. RESPA also prohibits the payment or receipt of kickbacks or referral fees, fee shares or splits, or unearned fees in connection with the provision of real estate settlement services. It is a common practice for online mortgage companies to enter into advertising, marketing and distribution arrangements with other Internet companies and websites whereby the mortgage companies pay the Internet companies fees for such advertising, marketing and distribution services and other goods and facilities based on the number of click-throughs, completed loan applications or closed loans derived from such arrangements. The applicability of RESPA's referral fee prohibitions to the compensation provisions of these arrangements is unclear and the Department of Housing and Urban Development has provided no guidance to date on the subject. Although we believe that we have structured our relationships with Internet advertisers to ensure compliance with RESPA, some level of risk is inherent absent amendments to the law or regulations, or clarification from regulators.

Technology

      We have built a technology infrastructure that uses the unique capabilities of the Internet to streamline the shopping, application-taking, processing and tracking of home finance-related transactions, while providing a unique platform for extended online customer relationships. We have invested heavily in our technology platform to ensure that our systems are scalable to meet the current and future needs of both online customers and real estate professionals.

      Website. Our website is constructed to maximize performance and maintain service 24 hours per day, seven days per week through network optimization, load balancing and website monitoring tools. We have two mirrored websites. One is in San Francisco, California and one is at Frontier Global Center in Sunnyvale, California. The Frontier Global Center location provides a state-of-the-art secure building with redundant power, air conditioning and high bandwidth telecommunications capacity. Our engineering group has developed a data replication system that allows us to take traffic at both locations. We have utilized the data replication capabilities of Microsoft SQL 7.0 and the networking redundant traffic and switching functionality of F5 Networks 3DNS geographic load balancer to enable mirroring. The existence of two mirrored sites simultaneously taking traffic significantly improves our download time and system uptime. The engineering staff monitors both sites with a combination of external third-party and internally-developed tools. We use Keynote and Red Alert on a continuous basis to assess the consumer experience and to compare our performance with other websites. We also use a number of internally developed tools that are customized for our site and our applications. In the near future, we intend to move the San Francisco-hosted site to an East Coast hosting facility in Virginia, which will provide a better download time for our East Coast customers. It also provides us with disaster recovery in the event the San Francisco, California area experiences a catastrophic event that disables local telecommunication infrastructure.

      Customer Management Intranet Solution. We have invested resources to create a customer management intranet. This system is a combination of application software, systems software and hardware designed to support our customers after they have submitted a loan application. Our system consolidates loan applications from a variety of sources, including our website, third-party sources and applications through our toll-free number. It provides status on loans for both internal loan processing personnel and consumers through our website. The system can be accessed by our partners through the Internet and acts as a central depository that allows us to produce reports tracking the progress of all loans in our pipeline, regardless of application origin.

      Back Office Loan Processing Systems. We have made a significant investment in integrating our website's front-end commerce engine with our back-end loan processing systems. After a loan application has been submitted on our website, it is automatically categorized and electronically sent to our loan processing system and database. Details about the loan are also sent to a proprietary reporting system to ensure that the loan is tracked properly from inception to completion. We combine data from both the back-end loan processing tracking mechanisms and our website activity tracking tools to internally report on a variety of statistics, including new users, unique users, repeat users, loan status and other loan-closing metrics. We are in the process of integrating the Genesis 2000 LOS with our proprietary back office loan processing systems.

      Back Office Real Estate Systems. We partner with over 300 real estate listing providers. To support these providers, we have created a system that captures and updates real estate listings. These listings are filtered and then posted on a daily basis to our main real estate database. We run reports regularly from this database to determine listing count, origin breakdown, click through to Realtors and application utilization.

      Applications. We host a wide variety of home-related applications, including advice about the home buying process, the ability to search for home listings, home loan rate searches and the ability to submit an online loan application. Several of these applications support a subscription customer base that includes daily interest rate alerts, alerts for new home listings and refinance recommendation alerts. Our web applications are all server-side applications requiring little or no special consumer hardware or software.

      Security. We use internally-developed systems for transaction processing to maximize security. We believe that we provide a secure solution and intend to continue to lead the industry in the safekeeping of customer data. All financial transactions are secured though the use of Verisign server website certificates and

Secured Socket Layering 128-bit encryption. We provide additional security through a proprietary password mechanism, as well as through firewalls to ensure that our website serves only legitimate requests. We follow a daily routine of tape backup. Our tape backups are stored off-site.

Competition

      The market for web-based services is highly competitive and there are no substantial barriers to entry, making it possible for new competitors to proliferate rapidly. In addition, many of our existing and potential competitors have longer operating histories in the traditional mortgage and Internet markets, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. We believe competition takes place on many levels, including pricing, convenience in obtaining mortgage loans, breadth of product offerings and lending sources, customer service, marketing and brand awareness. Our principal competitors include:

    . traditional lenders and mortgage brokers with no online presence;

    . traditional lenders and brokers that offer access to their mortgage products over the Internet, such as BankAmerica, Countrywide and General Motors Acceptance Corporation; and

    . new competitors in the financial services sector including E-Loan, FiNet, mortgage.com and Intuit's QuickenMortgage.

      In addition, we compete with a variety of websites for customer awareness and Internet traffic, some of which are also our partners and all of which compete with us for awareness, including:

    . websites that provide access to real estate-related content and services, including mortgage calculators and information on the home buying process and which generate leads for mortgage providers, including Get Smart, Lending Tree and Microsoft's HomeAdvisor;

    . websites that offer real estate listings and related services, such as CyberHomes, HomeSeekers, Homes.com, Homestore.com and Microsoft's HomeAdvisor;

    . general purpose consumer websites such as Alta Vista, Excite, Lycos, Infoseek and Yahoo! that offer real estate-related content;

    . newspapers and magazines that advertise real estate listings; and

    . other financial institutions that are partnering with mortgage brokers to offer related services, such as DLJ Direct and Fidelity.

      Further, in establishing relationships with third-party partners we compete with several companies that specialize in providing services to companies in each channel, including, for example:

    . companies specializing in captive mortgage operations for home builders, including CTX and Norwest; and

    . companies providing loan origination software for mortgage brokers, including Calyx, Contour and Byte.

Intellectual Property

      Trademarks and other proprietary rights are important to our success and our competitive position. We currently have a number of trademarks and copyrights. Although we seek to protect our trademarks and other proprietary rights through a variety of means, we may not have taken adequate steps to protect these rights. We may also license content from third parties in the future, and it is possible that we could be subjected to infringement actions based upon the content licensed from these third parties.

      We typically enter into confidentiality or license agreements with our employees, consultants and corporate partners, and generally control access to and distribution of our technologies, documentation and other proprietary information. Despite our efforts to protect our proprietary rights from unauthorized use or disclosure, parties may attempt to disclose, obtain or use our rights.

      In November 1999, CheckFree Corporation introduced a financial software product under the brand name "Genesis 2000," which we consider an unauthorized usage of the Genesis 2000, Inc. registered trademark of "Genesis 2000" under U.S. Registration No. 1,794,755. Our legal counsel has notified CheckFree Corporation regarding their unauthorized usage of the "Genesis 2000" mark. CheckFree has refused to withdraw their use of the mark. We may take legal action to enforce the registered trademark of Genesis 2000.

Employees

      Combined with our subsidiaries, we employ 288 employees. As of December 15, 1999, we employed 201 full-time employees, of whom 109 were in operations, 57 were in technology, 16 were in sales, marketing and business development, and 19 were in finance and administration. As we continue to grow our loan volumes and product offerings, we expect to hire a significantly larger number of personnel, particularly in the areas of operations and engineering. None of our employees are covered by collective bargaining agreements. We believe that we maintain good relations with our employees.

      As of December 15, 1999, Genesis 2000 employed 44 full time employees, of whom 12 were in operations, 14 in technology, 8 in sales and 10 in general administration. As of December 15, 1999, HomeBuilders Financial Network employed 43 full time employees, of whom 33 were in operations and 10 were in general administration.

Facilities

      Our headquarters are currently located in a leased facility in San Francisco, California consisting of approximately 25,000 square feet of office space in a single building. In addition, we lease approximately 40,000 square feet of office space in Martinez, California for our loan processing operations and 3,000 square feet of office space in Santa Clara, California for engineering functions.

      Genesis 2000 has headquarters in Calabasas, California. HomeBuilders Financial Network has headquarters in Miami Lakes, Florida.

                                   MANAGEMENT

Executive Officers and Directors

      The names, ages and positions of our executive officers and directors as of December 22, 1999 are as follows:

 Name                          Age                   Position
 ----                          ---                   --------
 Edward P. Hoyt..............   31 Chief Executive Officer and Chairman of the
                                    Board
 Paul Holmes.................   50 President, Chief Operating Officer and
                                    Director
 Harvey J. Auger.............   52 Vice President, Real Estate and Relocation
 Marcia J. Donner............   50 Vice President, Customer Service and
                                    Operations
 Kevin E. Flood..............   48 Vice President, Engineering
 Lee T. Kirkpatrick..........   38 Vice President, Finance and Administration;
                                     Chief Financial Officer; Secretary
 Jennifer A. M. Marshall.....   33 Vice President, Marketing
 Charles E. Reed.............   55 Vice President, Capital Markets
 Baron J. Wilhelm............   46 Vice President, Affinity and Wholesale
                                    Lending
 Michael L. Zimmerman........   32 Vice President, Consumer Channel
 Thomas H. Meyer.............   49 Chief Executive Officer and President,
                                    HomeBuilders Financial Network; Director
                                    nominee
 Kamyar Tafreshi.............   42 Chief Executive Officer and President,
                                    Genesis 2000
 K. David Chao...............   33 Director
 Han J. Kim..................   34 Director
 Fred P. Phillips IV.........   35 Director
 Scott A. Shay...............   42 Director

      Edward P. Hoyt was a co-founder of iOwn, and has served as our Chief Executive Officer and as a member of our Board of Directors since our inception. Mr. Hoyt currently serves as Chairman of our Board. From 1994 to July 1996, Mr. Hoyt served as an Engagement Manager at McKinsey & Company, a global business consulting firm. From 1990 to 1994, Mr. Hoyt served as a First Lieutenant in the U. S. Army as an Infantry Platoon Leader and was trained as an Airborne Ranger. Mr. Hoyt holds a B.A. in Politics and Economics from Queen's College, Oxford University, where he was a Marshall Scholar, and a B.S. in Economics from the U. S. Military Academy at West Point, where he graduated first in his class.

      Paul Holmes has served as our President, Chief Operating Officer and as a member of our Board of Directors since October 1999. From March 1997 through September 1999 he was President and Chief Executive Officer of Mellon Mortgage Company, a mortgage lending company. From 1991 to March 1997, Mr. Holmes was the Executive Vice President and Chief Operating Officer for EurekaBank, a consumer banking and mortgage lending company. Mr. Holmes has also held senior management positions at BancBoston Mortgage Corp., KPMG Peat Marwick and Bank of America. Mr. Holmes has a B.A. in Mathematics and Computer Science from the University of California at Berkeley and an M.B.A. from San Jose State University.

      Harvey J. Auger has served as our Vice President, Real Estate and Relocation since April 1999. From January 1998 to April 1999, he served as President and Chief Executive Officer of Nexx Financial Services, Inc., a financial services relocation company. From August 1997 to December 1997, Mr. Auger served as President and Chief Executive Officer of Amerus Home Services, a real estate holding company. From February 1995 to August 1997, Mr. Auger served as a real estate relocation consultant. From 1989 to January 1995, Mr. Auger served as President of PHH Homequity, a relocation management Company. Mr. Auger holds a B.A. in Sociology from Sacred Heart University.

      Marcia J. Donner has served as our Vice President, Customer Service and Operations since April 1999. Prior to joining us, Ms. Donner served over 25 years with Wells Fargo Bank, most recently as Senior

Vice President and Division Manager of the Technology Services Group from September 1998 to April 1999, and as Senior Vice President and Division Manager of Express Electronic Banking from 1994 to September 1998. Ms. Donner holds a B.A. in Sociology from California State University, Fullerton.

      Kevin E. Flood has served as our Vice President, Engineering since September 1997. From March 1995 to July 1997, he served as Vice President, Engineering at Puma Technology, a software company. From 1987 to February 1995, Mr. Flood served as the President of AI Squared, Inc., a software company. From 1980 to 1987, Mr. Flood served as Engineering Manager at Wang Laboratories, a computer company. Mr. Flood holds a B.A. in History from the University of Colorado.

      Lee T. Kirkpatrick has served as our Vice President, Finance and Administration, Chief Financial Officer and Secretary since April 1998. From March 1997 to March 1998, he was Chief Financial Officer and Vice President, Finance and Administration at HyperParallel, Inc., a software company. From 1988 to February 1997, Mr. Kirkpatrick served in various capacities with Reuters America, Inc., a news and financial information services company, including, from 1994 to February 1997, Chief Financial Officer of its subsidiary Quotron Systems, Inc, a market data services company.
Mr. Kirkpatrick holds an M.B.A. in Finance from Columbia University and B.S. in Business Administration from the University of Southern California.

      Jennifer A. M. Marshall was a co-founder of iOwn, and has served us in various executive capacities since our inception, including as our Vice President, Marketing and Vice President, Product Development. From 1994 to September 1996, Ms. Marshall was the Producer at Elliott Portwood Productions, an educational software startup. From 1989 to 1993, Ms. Marshall worked in marketing and communications at Microsoft Corporation. She holds an M.B.A. from the University of California at Berkeley and a B.A. in English from the University of Maryland.

      Charles E. Reed has served as our Vice President, Capital Markets since January 1998. From January 1995 to January 1998, Mr. Reed served as Chief Operating Officer and Partner at Tuttle & Co., a risk management and technology company. From 1992 to January 1995, Mr. Reed served as Senior Vice President, Director of Mortgage Banking at Bay View Federal Bank. From 1987 to 1992, Mr. Reed served in various capacities, including, most recently as Executive Vice President of Residential Loan Division at First Nationwide Bank. Mr. Reed holds a B.S. in Business Administration from the University of Colorado.

      Baron J. Wilhelm has served as Vice President, Affinity and Wholesale Lending since October 1999. From November 1996 to October 1999, Mr. Wilhelm served as Director of Residential Production for Mellon Mortgage, a national mortgage company. From 1989 to November 1996, Mr. Wilhelm served with PNC Mortgage Company, formerly known as Sears Mortgage, most recently as Vice President, Wholesale and Correspondent Lending. Prior to his service at PNC Mortgage Company, Mr. Wilhelm served as the Senior Vice President of Allied Bancshares Mortgage, a mortgage banking company. Mr. Wilhelm holds a B.S. in Business Administration from Roosevelt University.

      Michael L. Zimmerman has served as our Vice President, Consumer Channel since March 1997. From 1994 to February 1997, Mr. Zimmerman served as a consultant at Bain & Company, an international strategy consulting firm. From 1992 to present, Mr. Zimmerman has been a director of Start-Up, Inc., a non-profit organization that trains and funds low-income entrepreneurs. From 1991 to 1992, Mr. Zimmerman was the Regional Director for The One to One Partnership, a national mentoring and youth entrepreneurship foundation. From 1989 to 1991, Mr. Zimmerman was a Financial Analyst, Investment Banking Division at Goldman, Sachs & Co. Mr. Zimmerman holds an M.B.A. from the Stanford University Graduate School of Business and a B.A. in American Studies from Amherst College.

      Thomas H. Meyer founded HomeBuilders Financial Network in January 1995 and has served as its President and Chief Executive Officer since that time. Upon the closing of this offering, HomeBuilders Financial Network will become a wholly-owned subsidiary of iOwn, and Mr. Meyer will remain the President and Chief Executive Officer of that subsidiary. Additionally, Mr. Meyer will become a member of our Board of

Directors upon the effectiveness of this offering. From 1992 to 1994, Mr. Meyer was Chief Executive Officer of Builders Funding Corporation, a mortgage finance company. Prior to 1992, Mr. Meyer served as Senior Vice President at J.I. Kislak Mortgage Corporation, a national wholesale mortgage banking firm. Mr. Meyer has also held senior management positions at DNA Plant Technology, an agricultural biotechnology firm, and at Sears World Trade, the global trading subsidiary of the Sears Roebuck organization. Mr. Meyer holds an M.B.A. in Marketing from the Wharton School of Business of the University of Pennsylvania, an M.A. in International Management from the University of Pennsylvania, and a B.A. in Philosophy from Syracuse University.

      Kamyar Tafreshi was a co-founder of Genesis 2000, Inc., a mortgage software company and a wholly-owned subsidiary of iOwn, and has served as its Chief Executive Officer, President and Director of Software Development since 1990. Prior to 1990, Mr. Tafreshi worked as a software engineer for Cadam a subsidiary of Lockheed Corporation, an aeronautics company. Mr. Tafreshi has also served as an engineer for several large engineering firms in California, including Bechtel International. Mr. Tafreshi is a registered professional Engineer in the State of California and holds a B.S. and two M.S. degrees in Engineering from the University of California, Los Angeles.

      K. David Chao has served as a member of our Board of Directors since November 1997. Since July 1997, Mr. Chao has served as General Partner of Doll Capital Management, Inc., a venture capital investment firm. From January 1997 to July 1997, Mr. Chao served as a founding executive team member of Japan Communication Inc., an advertising company. From 1993 to January 1997, Mr. Chao served as an Associate and Engagement Manager for McKinsey & Company, a management consulting firm. From 1988 to 1991, Mr. Chao held a variety of marketing and product development positions with Apple Computer, Inc. Mr. Chao holds a B.A. in Economics and East Asian Studies from Brown University and an M.B.A. from the Stanford University Graduate School of Business.

      Han J. Kim has served as a member of our Board of Directors since April 1999. Since January 1996, Mr. Kim has been a general partner of Altos Ventures I, L.P., a venture capital investment company. From June 1994 to January 1996, Mr. Kim was an associate at Booz Allen & Hamilton, a management and technology consulting firm. In 1993, Mr. Kim was a planning analyst at Proctor & Gamble, a manufacturer of household products. From 1987 to 1992, Mr. Kim served in the U.S. Army, retiring as a captain. Mr. Kim holds an M.B.A. from the Stanford Graduate School of Business and a B.S. in Political Science from the U.S. Military Academy at West Point.

      Fred P. Phillips IV has served as a member of our Board of Directors since September 1999. Since November 1997, Mr. Phillips has invested in technology companies on behalf of ABN AMRO NV, a company organized in the Netherlands. From September 1996 to September 1997, he was an officer of Tescorp, Inc., a telecommunications company, and from 1994 to April 1996 he was an attorney at Vinson & Elkins, an international law firm. Prior to 1994, Mr. Phillips was a Fulbright Scholar in the Philippines and a lawyer at the U.S. Department of Justice. Mr. Phillips holds a B.S. in Economics from Cornell University, a B.Phil. in Philosophy from Oxford University, and a J.D. from Yale University Law School.

      Scott A. Shay has served as a member of our Board of Directors since September 1998. Mr. Shay has been a Managing Director of Ranieri & Co., Inc., a registered broker-dealer, since its formation in March 1998. Since January 1996, Mr. Shay has been a Director of a general partner of Cardworks, L.P., a credit card issuer and servicer, and a Director of a general partner of Capital Lease Funding, L.P., a specialized commercial mortgage bank since September 1995. Additionally, he has been a Director of Bank Hapoalim B.M. in Tel Aviv, Israel since November 1997, Bank United Corp since December 1998 and Transworld Healthcare, Inc. since January 1996. Mr. Shay was an Associate from August 1980 to December 1983, Vice President from January 1984 to December 1987 and a Director from January to February 1988 at Salomon Brothers, Inc. Mr. Shay holds a Master of Management Degree from the J.L. Kellogg Graduate School of Management and a B.A. in Economics from Northwestern University.

Board Composition

      Our certificate of incorporation and by-laws fix the number of members of the Board of Directors at seven. Mr. Meyer has agreed to serve as a member of our Board of Directors upon the effectiveness of this offering. There are no family relationships among any of our directors and executive officers.

Board Committees

      The Audit Committee of the Board of Directors reviews our internal accounting procedures and consults with and reviews the services provided by our independent accountants. The Audit Committee currently consists of Fred P. Phillips IV and Scott A. Shay.

      The Compensation Committee of the Board of Directors reviews and recommends to the Board of Directors the compensation and benefits of all of our executive officers, administers our stock option plans and establishes and reviews general policies relating to compensation and benefits of our employees. The Compensation Committee currently consists of K. David Chao and Han J. Kim.

Director Compensation

      Our directors receive no cash compensation for their service as members of the Board of Directors but are reimbursed for expenses in connection with attending meetings of the Board of Directors or any committee thereof. We provide no additional compensation for committee participation or special assignments. Beginning with our annual meeting of stockholders in 2000, our non-employee directors will receive options to purchase 2,222 shares of our common stock pursuant to our 2000 Stock Incentive Compensation Plan for each year of service as a director. Such options will be exercisable at a price equal to the fair market value of our common stock as of the date of grant which shall be our annual meeting and shall vest in full on the subsequent annual meeting if such director is still serving in such capacity at that time. See "--Stock Plans" and "--Certain Transactions."

Executive Compensation

      The following table sets forth the total compensation received for services rendered to us during the fiscal year ended December 31, 1998 by our Chief Executive Officer and other executive officers who received salary and bonus in 1998 of more than $100,000. The executive officers listed in the table below are referred to as the Named Executive Officers.

                           Summary Compensation Table

                                                Annual            Long-Term
                                             Compensation    Compensation Awards
                Name and                  ------------------ -------------------
                                                                 Securities
                                                                 Underlying
           Principal Position             Salary($) Bonus($)     Options(#)
           ------------------             --------- -------- -------------------
Edward P. Hoyt (1)....................... $120,580   $ --          166,666
  Chief Executive Officer and Chairman of
    the Board
Lee T. Kirkpatrick (2)...................   74,848     --           66,666
  Vice President, Finance and
  Administration;
  Chief Financial Officer and Secretary
Kevin E. Flood (3).......................  106,667     --           30,000
  Vice President, Engineering
Charles E. Reed (4)......................  110,632     --           66,666
  Vice President, Lending Services
Michael L. Zimmerman (5).................   93,793   5,000          19,666
  Vice President, Corporate Development

--------
(1) For the nine months ended September 30, 1999, Mr. Hoyt's compensation totaled $105,000. In addition, during the nine months ended September 30, 1999, Mr. Hoyt was awarded 120,833 stock options.
(2) For the nine months ended September 30, 1999, Mr. Kirkpatrick's compensation totaled $105,208. In addition, during the nine months ended September 30, 1999, Mr. Kirkpatrick was awarded 73,333 stock options.
(3) For the nine months ended September 30, 1999, Mr. Flood's compensation totaled $100,625. In addition, during the nine months ended September 30, 1999, Mr. Flood was awarded 46,666 stock options.
(4) For the nine months ended September 30, 1999, Mr. Reed's compensation totaled $105,208. In addition, during the nine months ended September 30, 1999, Mr. Reed was awarded 56,597 stock options.
(5) For the nine months ended September 30, 1999, Mr. Zimmerman's compensation totaled $97,708. In addition, during the nine months ended September 30, 1999, Mr. Zimmerman was awarded 47,083 stock options.

      In April 1999, Ms. Donner joined us as our Vice President, Customer Service and Operations and will be compensated at an annual base salary of $150,000 plus cash bonuses of up to $125,000 during the fiscal year ended December 31, 1999. Ms. Donner has been awarded options of purchase 116,666 shares of our common stock.

      In October 1999, Mr. Holmes joined us as our President and Chief Operating Officer and will be compensated at an annual base salary of $240,000 during the fiscal year ended December 31, 1999 plus an annual performance bonus to be determined by us. Mr. Holmes has been awarded options to purchase 400,000 shares of our common stock.

      During 1998, Mr. Tafreshi's salary totaled $161,501. In addition, during 1998 Mr. Tafreshi received $415,000 in profits distribution and $27,000 in the form of a car allowance. During 1999, Mr. Tafreshi will be compensated at an annual base salary of $130,000, in addition to a $27,000 car allowance during the fiscal year ended December 31, 1999. For the nine months ended September 30, 1999, Mr. Tafreshi received $465,000 in profits distribution.

      During 1998, Mr. Meyer's compensation totaled $74,616. In addition, during 1998 Mr. Meyer received $135,000 in profits distribution. During 1999, Mr. Meyer will be compensated at an annual base salary of $40,000 during the fiscal year ended September 30, 1999.

Option Grants in Last Fiscal Year

      The following table sets forth certain summary information concerning grants of stock options to each of the Named Executive Officers for the year ended December 31, 1998. We have never granted any stock appreciation rights.

                                                                                Potential
                                                                                Realizable
                                                                             Value at Assumed
                                                                             Annual Rates of
                                                                                  Stock
                                                                            Price Appreciation
                                          Individual Grant                   for Option Term
                         -------------------------------------------------- ------------------
                          Number of
                         Securities
                         Underlying    % of Total    Exercise
                           Options   Options Granted  Price    Expiration
          Name           Granted (#)  to Employees    ($/Sh)      Date      0%($) 5%($) 10%($)
          ----           ----------- --------------- -------- ------------- ----- ----- ------
Edward P. Hoyt..........   166,666          14%       $0.18   July 30, 2008
Lee T. Kirkpatrick......    45,000           4%       $0.18    May 12, 2008
                            13,333           1%       $0.18   July 21, 2008
                             8,333           1%       $0.75   Dec. 10, 2008
Kevin E. Flood..........     5,000          --%       $0.18    May 12, 2008
                            13,333           1%       $0.18   July 21, 2008
                            11,666           1%       $0.75   Dec. 10, 2008
Charles E. Reed.........    50,000           4%       $0.18   Feb. 23, 2008
                             6,666           1%       $0.18   July 21, 2008
                            10,000           1%       $0.75   Dec. 10, 2008
Michael L. Zimmerman....    13,333           1%       $0.18   July 21, 2008
                             6,333           1%       $0.75   Dec. 10, 2008

      During the nine months ended September 30, 1999, we granted to the Named Executive Officers a total of 344,514 options, with exercise prices ranging from $0.75 to $7.50 per share. In 1998, we granted options to purchase an aggregate of 1,171,251 shares of common stock, of which 1,117,918 were granted to employees and 53,333 were granted to members of the Board of Directors. The 5% and 10% assumed annual rates of stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of future common stock prices. The potential realizable value is calculated by assuming that the assumed initial public offering price of $ per share appreciates at the indicated rate for the entire term of the options and that the option is exercised at the exercise price and sold on the last day at the appreciated price. The potential realizable value is net of the applicable exercise price, but does not take into account applicable federal or state income tax consequences and other expenses of option exercises or sales of appreciated stock.

Fiscal Year-End Option Values

      The following table provides certain summary information concerning stock options held as of December 31, 1998 by each of the Named Executive Officers.

                                                      Number of                 Value of
                                                Securities Underlying          Unexercised
                          Shares               Unexercised Options at         in-the-Money
                         Acquired                     FY-End(#)           Options At FY-End($)
                            on       Value    ------------------------- -------------------------
Name                     Exercise Realized($) Exercisable Unexercisable Exercisable Unexercisable
----                     -------- ----------- ----------- ------------- ----------- -------------
Edward P. Hoyt..........  83,333       --       83,333         --                        --
Lee T. Kirkpatrick......  41,666    23,750      25,000         --                        --
Kevin E. Flood..........  33,333     1,000      41,666         --                        --
Charles E. Reed.........  56,666       --       10,000         --                        --
Michael L. Zimmerman....  25,500     1,913      66,166         --                        --

      There was no public trading market for our common stock as of December 31, 1998. Accordingly, the value of unexercised in-the-money options as of that date was calculated on the basis of an assumed initial public offering price of
$   per share.

Stock Plans

      2000 Stock Incentive Compensation Plan. Our 2000 Stock Incentive Compensation plan was adopted by our Board and approved by our shareholders in December 1999. The purpose of our 2000 incentive plan is to enhance long-term shareholder value by offering to our and our subsidiaries' officers, directors, employees, consultants, agents and independent contractors the opportunity to participate in our growth and success, and to encourage them to remain in our service and to own our stock. Our 2000 incentive plan provides for awards of stock options and stock. Our Board has reserved a total of 1,533,333 shares of common stock, plus an annual increase to be added on the first day of our fiscal year beginning in 2001, equal to the lesser of 5% of the adjusted average common shares outstanding used to calculate fully diluted earnings per share as reported in our financial statements for the preceding year, or a lesser amount determined by the Board. Any shares from increases in previous years that are not actually issued shall be added to the aggregate number of shares available for issuance under the plan. There are no options or restricted stock outstanding under our 2000 incentive plan.

      Our 2000 incentive plan provides for the granting to employees, including officers and directors, of incentive stock options within the meaning of
Section 422 of the Internal Revenue Code and for the granting to employees and consultants, agents and independent contractors, including nonemployee directors, of nonqualified stock options. To the extent an optionee would have the right in any calendar year to exercise for the first time one or more incentive stock options for shares having an aggregate fair market value (determined for each share as of the date the option to purchase the shares was granted) in excess of $100,000, any such excess options shall be treated as nonqualified stock options. Unless terminated earlier by the Board, our 2000 incentive plan will terminate ten years after the earlier of the plan's adoption by the Board and its approval by the stockholders.

      Our 2000 incentive plan shall be administered by the Board or a committee or committees of the Board. Currently, our 2000 incentive plan is administered by the compensation committee of our Board. The plan administrator has exclusive authority to determine the terms of options granted under the 2000 option plan, including the number of shares subject to an option, as well as the term, exercisability, vesting, and exercise price of the option. For incentive stock options the exercise price must be at least equal to the fair market value of the common stock on the date of grant and for an individual owing more than 10% of the total voting power of all classes of our stock the exercise price must be 110% of fair market value on the date of grant.

      The plan administrator determines the term of options, which may not exceed ten years, or five years in the case of an incentive stock option granted to a 10% shareholder. Optionees may not transfer options other than by will or the laws of descent or distribution, with the provision that the plan administrator may grant limited transferability rights in certain circumstances to the extent permitted by Section 422 of the Internal Revenue Code. We expect that options granted under the 2000 incentive plan generally will vest at the rate of 1/4th of the total number of shares subject to the options twelve months after the date of grant, and 1/48th of the total number of shares subject to the options each month thereafter.

      The plan administrator is authorized under our 2000 incentive plan to issue shares of common stock to eligible participants with terms, conditions and restrictions established by the plan administrator in its sole discretion. Restrictions may be based on continuous service with us or our subsidiaries or the achievement of performance goals. Holders of restricted stock have, subject to certain restrictions, all the rights of stockholders with respect to such shares.

      The plan administrator will make proportional adjustments to the aggregate number of shares subject to and issuable under our 2000 incentive plan and to outstanding awards in the event of stock splits or other capital adjustments.

      In the event of the sale of all or substantially all of our outstanding securities or assets, or a merger or consolidation of iOwn with or into another corporation, all options outstanding under the 2000 incentive plan will be assumed, continued or equivalent options substituted by the successor corporation, unless such successor corporation does not agree to such assumption or substitution, in which case each outstanding option and restricted stock award will automatically accelerate and become 100% vested and exercisable for a specified time period, in each case conditioned upon consummation of the transaction.

      1997 Stock Option Plan. Our 1997 option plan was adopted by our Board and approved by our shareholders in February 1997. A total of 5,123,537 shares of common stock have been reserved for issuance under the 1997 option plan. As of September 30, 1999, options to purchase 2,240,676 shares of common stock at a weighted average exercise price of $3.63 per share were outstanding and 126,416 shares remained available for future option grants. Upon the effectiveness of this offering, no further grants will be made pursuant to our 1997 option plan. As of the effectiveness of this offering, shares remaining for future option grants and any future cancellations of options from our 1997 option plan will become available for future grant under our 2000 incentive plan.

      The purpose of the 1997 option plan is to attract and retain the best available personnel, to provide additional incentives to our officers, employees, directors and persons rendering consulting or advisory services to us, and to promote the success of our business. The 1997 option plan provides for the granting of incentive and nonqualified options and stock purchase rights.

      The terms and conditions for options granted under the 1997 option plan are substantially similar to those for options granted under the 2000 incentive plan, except as follows: Generally options may not be exercised until the purchaser's options are vested. In certain instances, the plan administrator may accelerate vesting or waive forfeiture or other restrictions regarding any option or stock purchase right. We also retain the right to repurchase shares at the time of the optionee's termination of employment by paying an amount equal to the original price paid by the purchaser. No option may be transferred by the optionee other than by will or the laws of descent or distribution. Nonstatutory stock options granted under the 1997 option plan must be granted with an exercise price equal to at least 85% of the fair market value of the common stock on the date of grant, unless granted to a 10% shareholder, in which case the exercise price must be at least 110% of the fair market value on the date of grant.

      2000 Employee Stock Purchase Plan. Our 2000 Employee Stock Purchase Plan was adopted by our Board in December 1999 and submitted to our stockholders for approval in December, 1999. We will implement the purchase plan upon the effectiveness of this offering. A total of 500,000 shares of common stock have been reserved for issuance under the purchase plan. The number of shares reserved will be increased automatically each year on the first day of our fiscal year beginning in 2001 by an amount equal to the lesser of 500,000 shares, 2% of the average common shares outstanding as used to calculate fully diluted earnings per share as reported in our annual financial statements for the preceding year, or a lesser amount determined by our Board. Any shares from increases in previous years that are not actually issued shall be added to the aggregate number of shares available for issuance under the purchase plan.

      We intend the purchase plan to qualify under Section 423 of the Internal Revenue Code. We will implement the purchase plan by a series of offerings of 24 months duration, the first of which shall commence upon the effectiveness of this offering and end on January 31, 2000. Each subsequent offering period will have a duration of twenty-four months. Each offering period after the first offering period will commence on February 1st and August 1st of each year. Each offering period will consist of four consecutive purchase periods of six months duration, with the last day of each period being designated a purchase date. A purchase period shall commence February 1 and August 1 of each year and end on the next July 31 and January 31 respectively. The purchase plan will be administered by the compensation committee of our Board. iOwn employees (including officers and employee directors), or of any of our majority-owned subsidiaries, are eligible to participate in the purchase plan if they are employed by iOwn or any such subsidiary for at least 20 hours per week and more than five months per year.

      The purchase plan permits eligible employees to purchase common stock through payroll deductions, which may not exceed 15% of an employee's compensation. Under the purchase plan, no employee may purchase common stock worth more than $25,000 in any calendar year, valued as of the first day of each offering period. In addition, owners of 5% or more of iOwn's or a subsidiary's common stock may not participate in the purchase plan. The price of the common stock purchased under the purchase plan will be the lesser of 85% of the fair market value of iOwn's common stock at the beginning of the offering period or the last day of each purchase period, except that the purchase price for the first offering period will be equal to the lesser of 100% of the initial public offering price of the common stock and 85% of the fair market value on the last day of such purchase period. Employees may end their participation in an offering at any time prior to the end of the purchase period for which such withdrawal is to be effective. The participants may resume participation in subsequent offerings. Participation ends automatically on termination of employment with iOwn or a participating subsidiary. If not terminated earlier, the purchase plan will have a term of ten years from the date of its adoption by the Board.

      The purchase plan provides that in the event of a merger of iOwn with or into another corporation or a sale of all or substantially all of iOwn's assets, each right to purchase stock under the purchase plan will be assumed or an equivalent right substituted by the successor corporation. If the successor corporation refuses to assume or substitute for the purchase right, the offering period during which a participant may purchase stock will be shortened to a specified date before the proposed merger or sale. Our Board has the power to amend or terminate the purchase plan as long as such action does not adversely affect any outstanding rights to purchase stock under the plan.

401(k) Plan

      We maintain the iOwn Holdings, Inc. 401(k) Plan (the "401(k) Plan"), a defined contribution 401(k) salary reduction plan intended to qualify under
Section 401 of the Code. Our employees are eligible to participate in the 401(k) Plan on the first day of each month coinciding with or immediately following the date of their employment. A participating employee, by electing to defer a portion of his or her compensation, may make pre-tax contributions to the 401(k) Plan, subject to limitations under the Code, of a percentage (not to exceed 20%) of his or her total compensation. Employee contributions and the investment earnings thereon will be fully vested at all times. We are not required to contribute to the 401(k) Plan and have made no contributions since the inception of the 401(k) Plan.

      Genesis 2000 maintains a 401(k) Plan under which Genesis 2000 matches up to 25% of employees contributions not to exceed 6% of the employee's pre-tax salary. HomeBuilders Financial Network has no 401(k) plan for its employees.

Employment Contracts and Change of Control Arrangements

      Under the terms of our offer of employment to Edward P. Hoyt, dated October 25, 1999 we agreed to pay Mr. Hoyt an annual salary of $140,000 plus an annual performance bonus to be determined by the Compensation Committee of our Board of Directors. Upon termination in connection with a change of control we will pay Mr. Hoyt an amount equal to two months of salary and have agreed to the acceleration of vesting equal to 50% of the then-unvested shares of any options granted after October 25, 1999.

      Under the terms of our offer of employment to Paul Holmes, dated October 11, 1999, we agreed to pay Mr. Holmes an annual salary of $240,000, plus an annual performance bonus to be determined by us. For 1999, Mr. Holmes' aggregate bonus is targeted at $50,000 prorated to the end of the year.
Mr. Holmes was also granted options to purchase up to 400,000 shares of our common stock, subject to vesting requirements. Upon termination in connection with a change of control the Company will pay Mr. Holmes an amount equal to two months of salary and has agreed to the acceleration of vesting equal to 50% of the then-unvested shares granted pursuant to his agreement.

      Under the terms of our employment agreement with Marcia J. Donner dated April 1, 1999, we agreed to pay Ms. Donner an annual salary of $150,000, plus an annual cash bonus of up to $40,000 in 1999 and up to $50,000 in each subsequent year of employment with us. Additionally, we agreed to pay Ms. Donner a cash bonus of $42,500 ninety days after the first date of her employment and a cash bonus of $42,500 one hundred eighty days after the first date of her employment. We also granted Ms. Donner options to purchase
83,333 shares of common stock and a bonus option of 33,333 shares of common stock, with each purchase price subject to adjustment. Upon a sale of all or substantially all of our assets or any merger, consolidation or stock sale that results in the holders of our capital stock owning less than 50% of the voting power of our capital stock after the transaction, the stock options shall be deemed vested an additional six months as of the date of such change of control.

      Under the terms of our employment agreement with Thomas H. Meyer that will take effect upon the close of this offering, we are agreeing to pay Mr. Meyer an annual salary of $150,000 plus an annual performance bonus to be determined by our Board of Directors.

      Under the terms of our employment agreement with Kami Tafreshi dated December 23, 1999, we agreed to pay Mr. Tafreshi an annual salary of $166,667. We also are granting Mr. Tafreshi options to purchase 83,333 shares of common stock, subject to vesting requirements. Upon a sale of all or substantially all of our assets or any merger, consolidation or stock sale that results in the holders of our capital stock owning less than 50% of the voting power of our capital stock after the transaction, the stock options shall be deemed vested an additional six months as of the date of such change of control.

Limitation of Liability and Indemnification Matters

      Our Amended and Restated Certificate of Incorporation, which will be effective upon the closing of this offering, limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors except liability for breach of their duty of loyalty to the corporation or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, unlawful payments of dividends or unlawful stock repurchases or redemptions, or any transaction from which the director derived an improper personal benefit. Such limitation of liability does not apply to liabilities arising under the federal or state securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

      Our Bylaws provide that we shall indemnify our directors to the fullest extent permitted by law, and grant to the Board the power on our behalf to indemnify any person other than a director. We believe that indemnification under our Bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our obligation to provide indemnification shall be offset to the extent of any other source of indemnification or any otherwise applicable insurance coverage under a policy maintained by us or any other person.

      We have entered into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our Bylaws. These agreements, among other things, indemnify our directors and executive officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, services as a director, officer, employee, agent or fiduciary of iOwn, any subsidiary of iOwn or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

      At present, there is no pending litigation or proceeding involving a director or officer of iOwn in which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

                           RELATED PARTY TRANSACTIONS

      There has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $60,000 and in which any director, executive officer or holder of more than 5% of any class of our voting securities or members of such person's immediate family had or will have a direct or indirect material interest other than the transactions described below.

Series A Preferred Stock

      In February and April 1997, in private placement transactions, we issued a total of 830,966 shares of Series A preferred stock to certain investors at a purchase price of $0.72 per share, which will automatically convert into 830,966 shares of common stock upon the completion of this offering. The holders of such Series A preferred stock are entitled to registration rights regarding the shares of common stock issued or issuable upon conversion.

Series B Preferred Stock

      In November 1997, December 1997, January 1998 and March 1998, in private placement transactions, we issued a total of 3,983,921 shares of Series B preferred stock to certain investors at a purchase price of $1.8948 per share, which will automatically convert into 3,983,921 shares of common stock upon the completion of this offering. The holders of such Series B preferred stock are entitled to registration rights regarding the shares of common stock issued or issuable upon conversion.

Series C Preferred Stock

      In September and November 1998, in private placement transactions, we issued a total of 5,913,333 shares of Series C preferred stock to certain investors at a purchase price of $3.75 per share, which will automatically convert into 5,913,333 shares of common stock upon the completion of this offering. The holders of such Series C preferred stock are entitled to registration rights regarding the shares of common stock issued or issuable upon conversion.

Series D Preferred Stock

      In April 1999, in a private placement transaction, we issued 2,606,881 shares of Series D preferred stock to certain investors at a purchase price of $7.50 per share, which will automatically convert into 2,606,881 shares of common stock upon the completion of this offering. The holders of such Series D preferred stock are entitled to registration rights regarding the shares of common stock issued or issuable upon conversion.

Series E Preferred Stock

      In October and November 1999, in private placement transactions, we issued a total of 3,390,377 shares of Series E preferred stock to certain investors at a purchase price of $9.00 per share, which will automatically convert into 3,390,377 shares of common stock upon the completion of this offering. The holders of such Series E preferred stock are entitled to registration rights regarding the shares of common stock issued or issuable upon conversion. See "Description of Capital Stock."

Genesis 2000

      In December 1999, we issued 833,333 shares of common stock and 833,333 shares of Series EEE preferred stock, which Series EEE will automatically convert into 833,333 shares of common stock upon the completion of this offering in connection with the acquisition of Genesis 2000, Inc. The holders of such Series EEE preferred stock are entitled to registration rights regarding the shares of common stock issued or issuable upon conversion. See "Description of Capital Stock."

      In December 1999, we agreed to issue simultaneously with this offering 1,333,333 shares of common stock and 1,333,333 shares of Series EEEE preferred stock, which Series EEEE will automatically convert into 1,333,333 shares of common stock upon the completion of this offering in connection with the completion of the acquisition of HFN. The holders of such Series EEEE preferred stock are entitled to registration rights regarding the shares of common stock issued or issuable upon conversion. See "Description of Capital Stock."

      The investors in the preferred stock include executive officers, directors, director nominees, and security holders known to us to own more than 5% of our common stock:

                           Series A  Series B  Series C  Series D  Series E/EEE
        Investor           Preferred Preferred Preferred Preferred  Preferred
        --------           --------- --------- --------- --------- ------------
ABN AMRO Capital
  Investments (Belgie)
  NV.....................                                             555,554
Altos Ventures I, L.P....   555,555    798,394   325,978   149,926    250,388
CIBC WMV, Inc............                                1,733,333    237,181
Discovery Ventures.......                        266,666    23,798     22,222
Doll Technology
  Affiliates Fund, L.P...               40,816    14,966     4,978      8,314
Doll Technology
  Investment Fund, L.P...              693,745   254,399    84,615    141,317
Doll Technology Side
  Fund, L.P..............               26,573     9,744     3,241      5,413
Marcia Donner............                                    8,000
Kevin E. Flood...........                5,277
Edward P. Hoyt...........   133,333     33,333
Hyperion Partners II
  L.P....................                      1,333,333    66,666    111,111
Brendan S. Kim...........                2,638
Han J. Kim...............                5,277
Lee T. Kirkpatrick.......                                    2,000
Lehman Brothers..........                        800,000    71,395    119,237
Thomas H. Meyer..........                                           1,333,333
Hodong Nam...............                5,277
Charles E. Reed..........                3,333               2,000
Charles E. Reed and Ruth
  S. Reed, Trustees of
  the Reed 1991 Trust....                8,000
Kamyar Tafreshi..........                                             263,530
TMCT Ventures, LLP.......                      1,066,666    95,193    158,983
Tribune Company..........            1,187,460   294,091   132,219    220,821
Weiss Peck & Greer
  Venture Associates IV
  Cayman L.P.............                         75,930     6,776      3,439
Weiss Peck & Greer
  Venture Associates IV,
  L.P....................                        601,434    53,674     27,238
WPG Enterprise Fund III,
  L.P....................                        525,994    46,942     23,822
WPG Information Sciences
  Entrepreneur Fund,
  L.P....................                         23,306     2,080      1,055
Michael L. Zimmerman.....     7,333      7,375               3,466

Other Transactions

      We have issued to Altos Ventures I, L.P. three separate warrants to purchase Series B preferred stock, exercisable for an aggregate of 39,582 shares at $1.8948 per share. These warrants were issued in connection with a bridge financing prior to the closing of the Series B financing, and expire through October 2004.

      We have issued to ABN AMRO Capital Investments (Belgie) NV one warrant to purchase common stock, exercisable for an aggregate of 555,555 shares at $9.00 per share, which expires in October 2006. If unexercised, this warrant will expire upon the close of this offering.

      We have entered into indemnification agreements with our officers and directors containing provisions that require us, among other things, to indemnify our officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors, other than liabilities arising from willful misconduct of a culpable nature, and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

      We believe that the terms of the transactions described above were no less favorable to us than would have been obtained from an unaffiliated third party. Any future transactions between us and any of our officers, directors or principal shareholders will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

      The following table sets forth certain information regarding beneficial ownership of common stock as of November 30, 1999 by each person or entity known by us to own beneficially more than 5% of our common stock, each of our directors, each of our Named Executive Officers and all of our executive officers and directors as a group.

                                                                Percentage of
                                                                   Shares
                                                               Outstanding (2)
                                          Shares Beneficially -----------------
                                            Owned Prior to     Before   After
Name of Beneficial Owner (1)               the Offering (2)   Offering Offering
----------------------------              ------------------- -------- --------
Altos Ventures I, L.P.
 2882 Sand Hill Road, Suite 100
 Menlo Park, CA 94025....................      2,119,824       10.13%

CIBC WMV, Inc.
 425 Lexington Avenue, 9th Floor
 New York, NY 10017......................      1,970,514        9.43%

Edward P. Hoyt (3).......................      1,854,166        8.83%

Tribune Company
 435 N. Michigan Avenue
 Chicago, IL 60611.......................      1,834,592        8.78%

Hyperion Partners II L.P.
 50 Charles Lindbergh Blvd., Suite 500
 Uniondale, NY 11553.....................      1,511,111        7.23%

Entities Affiliated with Weiss, Peck &
 Greer Investments (4)
 555 California Street, Suite 3130
 San Francisco, CA 94104.................      1,391,694        6.66%

TMCT Ventures
 Los Angeles Times
 13 South Broadway
 Los Angeles, CA 90012...................      1,320,843        6.32%

Entities Affiliated with Doll Capital
 Management (5)
 3000 Sand Hill Road
 Building 3, Suite 225
 Menlo Park, CA 94025....................      1,288,125        6.17%

ABN AMRO Capital Investments (Belgie) NV
  International Venture Capital (AA3240)
  Foppingadreef 22
  P.O. Box 283, 1000 EA Amsterdam
  The Netherlands........................      1,111,110        5.18%

K. David Chao (6)........................      1,314,791        6.29%
Han J. Kim (7)...........................      2,133,991       10.20%
Scott Shay (8)...........................      1,511,111        7.23%
Fred P. Phillips IV (9)..................      1,111,109        5.18%
Paul Holmes (10).........................        400,000        1.88%

                                                                 Percentage of
                                                                    Shares
                                                                Outstanding (2)
                                           Shares Beneficially -----------------
                                             Owned Prior to     Before   After
Name of Beneficial Owner (1)                the Offering (2)   Offering Offering
----------------------------               ------------------- -------- --------
Lee T. Kirkpatrick (11)..................         142,000          *
Kevin E. Flood (12)......................         126,944          *
Charles E. Reed (13).....................         136,597          *
Michael L. Zimmerman (14)................         156,925          *
All directors and executive officers as a
 group
 (16 persons) (15).......................       9,954,715

--------
 *Less than 1% of the outstanding shares of common stock.
(1) Unless otherwise indicated, the address for this person is c/o iOwn, Inc. Holdings, 333 Bryant Street, Lower Level, San Francisco, California 94107.
(2) Applicable percentage ownership is based on     shares of capital stock
    outstanding as of November 30, 1999 and     shares outstanding immediately
    following completion of this offering. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock underlying options or warrants held by that person that are currently exercisable or exercisable within 60 days are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name.
(3) Includes options to purchase 120,833 shares of our common stock exercisable within 60 days, and includes 114,583 shares of common stock subject to our right of repurchase. Includes 1,000,000 shares of our common stock held by the Edward Hoyt 1999 Irrevocable Trust, dated January 13, 1999, Kathy Carrett Hoyt and R. Walter Hale III, co-trustees. Mr. Hoyt disclaims beneficial ownership of all such shares, except to the extent he has a pecuniary interest therein.
(4) Includes 682,347 shares held of record by Weiss, Peck & Greer Venture Associates IV, L.P., 596,759 shares held of record by WPG Enterprise Fund III, L.P., 86,146 shares held of record by Weiss, Peck & Greer Venture Associates IV Cayman, L.P., and 26,442 shares held of record by WPG Information Sciences Entrepreneur Fund, L.P.
(5) Includes 1,174,077 shares held of record by Doll Technology Investment Fund, L.P., 69,075 shares held of record by Doll Technology Affiliates Fund, L.P. and 44,972 shares held of record by Doll Technology Side Fund, L.P.
(6) Includes 1,174,077 shares held of record by Doll Technology Investment Fund, L.P., 69,075 shares held of record by Doll Technology Affiliates Fund, L.P. and 44,972 shares held of record by Doll Technology Side Fund, L.P. Mr. Chao is a Managing Partner of Doll Capital Management LLC which is the general partner of Doll Technology Investment Fund, L.P. and Doll Technology Side Fund, L.P. Mr. Chao disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein. Also includes 26,666 shares of common stock, of which 13,333 shares are subject to our right of repurchase.
(7) Includes 2,080,242 shares and warrants to purchase 63,248 Shares of series B preferred stock held of record by Altos Ventures I, L.P., of which Mr. Han Kim is a Managing Partner. Mr. Han Kim disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein. Also includes 14,166 shares which Mr. Han Kim received as a distribution from shares held by Altos Ventures I, L.P. pursuant to the exercise of stock options by Altos Ventures I, L.P., of which 5,000 shares are subject to our right of repurchase.
(8) Represents shares held of record by Hyperion Partners II L.P., of which Mr. Shay is an executive vice president of the general partners. Mr. Shay disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein.
(9) Includes 555,554 shares and warrants to purchase 555,555 shares of our common stock held of record by ABN AMRO Capital Investments (Belgie) NV. Mr. Phillips disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein.
(10) Includes options to purchase 400,000 shares of our common stock exercisable within 60 days.
(11) Includes options to purchase 73,333 shares of our common stock exercisable within 60 days, and includes 44,410 shares of common stock subject to our right of repurchase.
(12) Includes options to purchase 58,333 shares of our common stock exercisable within 60 days, and includes 32,639 shares of common stock subject to our right of repurchase.
(13) Includes options to purchase 66,597 shares of our common stock exercisable within 60 days, and includes 31,528 shares of common stock subject to our right of repurchase. Also includes 70,000 shares held by the Reed 1991 Trust, dated March 1991, Charles E. and Ruth S. Reed, co-trustees.
(14) Includes options to purchase 47,083 shares of our common stock underlying options exercisable under outstanding stock options within 60 days, and includes 39,222 shares of common stock subject to our right of repurchase.
(15) Includes options to purchase 1,204,847 shares of our common stock exercisable within 60 days, warrants to purchase 674,301 shares of our common stock issuable within 60 days, and includes 873,676 shares of common stock subject to our right of repurchase.

                          DESCRIPTION OF CAPITAL STOCK

General

      Our certificate of incorporation authorizes the issuance of up to 100,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share, the rights and preferences of which may be established from time to time by our Board of Directors. As of September 30, 1999, 2,470,245 shares of common stock were issued and outstanding and 13,335,102 shares of preferred stock convertible into 13,335,102 shares of common stock upon the completion of this offering were issued and outstanding. As of September 30, 1999, we had 170 stockholders.

Common Stock

      Each holder of common stock is entitled to one vote for each share on all matters to be voted upon by the stockholders and there are no cumulative voting rights. Subject to preferences to which holders of preferred stock may be entitled, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefore. In the event of a liquidation, dissolution or winding up of the Company, holders of common stock would be entitled to share in our assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted the holders of any outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and the shares of common stock offered by us in this offering, when issued and paid for, will be, fully paid and nonassessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any Series of preferred stock, which we may designate in the future.

Preferred Stock

      Upon the closing of this offering, the Board of Directors will be authorized, subject to any limitations prescribed by law, without stockholder approval, from time to time to issue up to an aggregate of 10,000,000 shares of preferred stock, in one or more Series, each of such Series to have such rights and preferences, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences as shall be determined by the Board of Directors. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. Issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of the outstanding voting stock of the Company. We have no present plans to issue any shares of preferred stock.

Warrants

      In August 1997, we issued to Altos Ventures I, L.P. a warrant to purchase 19,791 shares of Series B preferred stock at an exercise price of $1.8948 per share, which is exercisable at any time prior to August 25, 2004. In September 1997, we issued to Altos Ventures I, L.P. a warrant to purchase 13,194 shares of Series B preferred stock at an exercise price of $1.8948 per share, which is exercisable at any time prior to September 25, 2004. In October 1997, we issued to Altos Ventures I, L.P. a warrant to purchase 6,597 shares of Series B preferred stock at an exercise price of $1.8948 per share, which is exercisable at any time prior to October 25, 2004. In November 1997, we issued to Joanna Rees Gallanter a warrant to purchase 5,000 shares of common stock at an exercise price of $0.135 per share, which is exercisable at any time prior to February 28, 2004. In April 1998, we issued to Imperial Bank a warrant to purchase 10,000 shares of Series B preferred stock at an exercise price of $2.274 per share, which is exercisable at any time prior to April 2, 2005. In July 1998, we issued to LINC Capital, Inc. a warrant to purchase 18,471 shares of Series B preferred stock at an exercise price of $1.8948 per share, which is exercisable at any time prior to July 20, 2008. In July 1999, we issued to America Online, Inc. a warrant to purchase 8,333 shares of common stock at an exercise price of $30.00 per share, which is exercisable at any time prior to June 30, 2006. In August 1999, we issued to Comdisco, Inc. a warrant to purchase 53,333 shares of Series D preferred stock at an exercise price of $7.50 per share, which is exercisable at any time prior to August 12, 2009. In September 1999, we issued to American Mortgage Services a warrant to purchase 6,666 shares of common stock at an exercise price of $8.25 per share which is exercisable at any time prior to September 16, 2002. In September 1999, we issued to Cashin Realty Group, Inc. a warrant to purchase 3,333 shares of common stock at an exercise price of $8.25 per share which is exercisable at any time prior to September 16, 2002. In September 1999, we issued to Roger Thrun a warrant to purchase 1,666 shares of common stock at an exercise price of $8.25 per share which is exercisable at any time prior to September 16, 2002. In September 1999, we issued to Arthur Nadolske a warrant to purchase 1,666 shares of common stock at an exercise price of $8.25 per share which is exercisable at any time prior to September 16, 2002. In October 1999, we issued to ABN AMRO Capital Investments (Belgie) NV a warrant to purchase 555,555 shares of common stock at an exercise price of $9.00 per share which is exercisable at any time prior to October 29, 2006. In November 1999, we issued to Comdisco, Inc. a warrant to purchase 44,444 shares of Series E preferred stock at an exercise price of $9.00 per share, which is exercisable at any time prior to November 15, 2009. In December 1999, we issued to Ranieri & Co., Inc. a warrant to purchase 66,666 shares of common stock at an exercise price of $15.00 per share, which is exercisable at any time prior to December 8, 2009.

Registration Rights

      Pursuant to the terms of an Investor Rights Agreement among us and certain holders of our securities, after the closing of this offering, the holders of a majority of the shares of our outstanding common stock issued upon conversion of our currently outstanding shares of preferred stock, are entitled to certain rights with respect to the registration of such shares under the Securities Act. The holders of at least a majority of the outstanding shares of common stock issued upon conversion of our currently outstanding shares of preferred stock are entitled to two demand registrations that require us to file a registration statement covering their shares of common stock so long as the aggregate proceeds to such stockholders exceed at least $30 million. We are not required to effect: (1) a registration within 60 days prior to the Company's estimated date of filing any registration statement; (2) a registration during the period in which any other registration statement has been filed or has been declared effective within the prior 180 days; or (3) a registration for a period not to exceed 90 days, if our Board of Directors has made a good faith determination that such registration would be seriously detrimental to us or to its stockholders. Furthermore, pursuant to the terms of the Investor Rights Agreement, the holders of the shares entitled to registration rights are entitled to certain piggyback registration rights in connection with any registration by us of our securities for our own account or the account of other security holders. In the event that we propose to register any shares of common stock under the Securities Act, the holders of such piggyback registration rights are entitled to receive notice of such registration and are entitled to include their shares therein, subject to certain limitations.

      At any time after we become eligible to file a registration statement on Form S-3, any holders of the registrable securities, as defined in the Investor Rights Agreement, under our Investor Rights Agreement may require us to file up to three registration statements on Form S-3 under the Securities Act for a public offering of shares of the registrable securities the reasonably anticipated aggregate price to the public of which would exceed $750,000, with respect to their shares of common stock.

      Each of the foregoing registration rights is subject to the right of the underwriters in any underwritten offering to limit the number of shares to be included in that registration statement by the holders. The registration rights, with respect to any holder thereof, terminate upon the later of (1) five years from the effective date of this offering or (2) such date when the shares held by that holder may be sold under Rule 144 during any three-month period. We are generally required to bear all of the expenses of all such registrations, except underwriting discounts and commissions applicable to the securities registered by the holder. The registration of any of the shares entitled to registration rights would result in such shares becoming freely tradable without restriction under the Securities Act immediately upon effectiveness of such registration. The Investor Rights Agreement also contains a commitment by us to indemnify the holders of registration rights, subject to certain limitations.

Effect of Certain Provisions of Our Certificate of Incorporation and Bylaws, and the Delaware Anti-Takeover Law

      Our certificate of incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals and tender offers or could delay or prevent a change in control of iOwn. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock. In particular, our certificate of incorporation and bylaws, as applicable, among other things:

    . provide that special meetings of the stockholders may be called by the Chairman of the Board, Chief Executive Officer or at the direction of the majority of the authorized directors. If a special meeting is called by anyone other than the Board of Directors, advance written notice is required, which must be received by the Secretary not less than 35 days nor more than 120 days prior to the meeting. Any amendment of our bylaws requires a vote of at least 66.66% of our capital stock;

    . do not include a provision for cumulative voting in the election of directors. Under cumulative voting, a minority stockholder holding a sufficient number of shares may be able to ensure the election of one or more directors. The absence of cumulative voting may have the effect of limiting the ability of minority stockholders to effect changes in our board and, as a result, may have the effect of deterring a hostile takeover or delaying or preventing changes in control or management of iOwn;

    . provide that vacancies on our board may be filled by a majority of directors in office, although less than a quorum, and not by the stockholders; and

    . allow us to issue up to 10,000,000 shares of undesignated preferred stock with rights senior to those of the common stock and that otherwise could adversely affect the rights and powers, including voting rights, of the holders of common stock. In certain circumstances, this issuance could have the effect of decreasing the market price of the common stock, as well as having the anti-takeover effect discussed above.

      These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board and in the policies formulated by them, and to discourage certain types of transactions that may involve an actual or threatened change in our control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. However, these provisions could have the effect of discouraging others from making tender offers for our shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management.

      In addition, we are subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder, unless:

    . prior to such date, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

    . upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers, and

     (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

    . on or subsequent to such date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66.66% of the outstanding voting stock which is not owned by the interested stockholder.

Transfer Agent and Registrar

     The Transfer Agent and Registrar for the Company's common stock is ChaseMellon Investor Services.

Listing

     The common stock has been approved for quotation on the Nasdaq National Market under the trading symbol "IOWN."

                        SHARES ELIGIBLE FOR FUTURE SALE

      Prior to this offering, there has been no market for our common stock, and we cannot assure you that a significant public market for the common stock will develop or be sustained after this offering. Future sales of substantial amounts of common stock, including shares issued upon exercise of outstanding options and warrants, in the public market following this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities. As described below, substantially all of our outstanding shares of capital stock will be unavailable for sale immediately after this offering because of certain contractual restrictions on resale.

      Upon completion of this offering, we will have outstanding [   ] shares
of common stock, based upon shares outstanding as of September 30, 1999, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or warrants that do not expire prior to completion of this offering. Of these shares, the shares sold in this offering will be freely tradable without restriction under the Securities Act, except for any shares purchased by our "affiliates" as defined in Rule 144 under the Securities Act.
The remaining [   ] shares of common stock held by existing stockholders are
"restricted shares" as defined in Rule 144. Substantially all of these restricted shares are subject to lock-up agreements providing that the stockholder will not offer to sell, contract to sell or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of common stock owned as of the date of this prospectus or acquired directly from us by the stockholder or with respect to which they have or may acquire the power of disposition for a period of 180 days after the date of this prospectus without the prior written consent of FleetBoston Roberston Stephens Inc. As a result of these lock-up agreements, notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701, almost all of these shares will be resellable until 181 days after the date of this prospectus. FleetBoston Robertson Stephens Inc. may, in its sole discretion, and at any time without notice, release all or any portion of the restricted shares subject to lock-up agreements.

      Beginning 181 days after the date of this prospectus, approximately [   ]
restricted shares will be eligible for sale in the public market. All of these
shares are subject to volume limitations under Rule 144, except [   ] shares
eligible for sale under Rule 144(k) and [   ] shares eligible for sale under
Rule 701, subject in some cases to repurchase rights of iOwn.

      In addition, as of September 30, 1999, there were outstanding warrants to purchase 121,386 shares of preferred stock convertible into a like number of shares of common stock, some of which may be exercised prior to this offering. Substantially all of the shares issuable pursuant to these warrants are subject to lock-up agreements.

Rule 144

      In general, under Rule 144, as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted shares for at least one year, including the holding period of any prior owner except an affiliate, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

    . 1.0% of the number of shares of common stock then outstanding, which
      will equal approximately [   ] shares immediately after this offering;
      or

    . the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale.

      Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner except an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Rule 701

      Rule 701, as currently in effect, permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions, including the holding period requirement, of Rule 144. Any employee, officer or director of or consultant to iOwn who purchased shares pursuant to a written compensatory plan or contact may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell their Rule 701 shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling their Rule 701 shares. However, certain Rule 701 shares are subject to lock-up agreements and will only become eligible for sale at the earlier of the expiration of the 180-day lock-up agreements or the receipt of the written consent of FleetBostonRobertson Stephens more than 90 days after the date of this prospectus.

      After this offering, we intend to file a registration statement on Form S-8 registering shares of common stock subject to outstanding options or reserved for future issuance under our stock plans. As of September 30, 1999, options to purchase a total of 2,240,676 shares were outstanding and 126,416 shares were reserved for future issuance under our stock plans. any shares of common stock issued upon exercise of outstanding vested options or issued pursuant to our employee stock purchase plan, other than common stock issued to our affiliates or subject to lock-up agreements, will be available for immediate resale in the open market following the effectiveness of such registration statement.

                                  UNDERWRITING

      The underwriters named below, acting through their Representatives, FleetBoston Roberston Stephens Inc., Lehman Brothers Inc., U.S. Bancorp Piper Jaffray Inc. and Friedman, Billings, Ramsey & Co., Inc. (the "Representatives"), have severally agreed with us, subject to the terms and conditions of the underwriting agreement, to purchase from us the number of shares of common stock indicated opposite their names below. The underwriters are committed to purchase and pay for all of the shares if any are purchased. FleetBoston Roberston Stephens Inc. expects to deliver the shares of common
stock to purchasers on    , 2000.

                                                                       Number of
Underwriters                                                            Shares
------------                                                           ---------
FleetBoston Robertson Stephens Inc....................................
Lehman Brothers Inc...................................................
U.S. Bancorp Piper Jaffray Inc........................................
Friedman, Billings, Ramsey & Co., Inc.................................
                                                                         ----
     Total............................................................
                                                                         ====

      We have been advised that the underwriters propose to offer the shares of common stock to the public at the initial public offering price located on the cover page of this prospectus and to certain dealers at that price less a concession of not in excess of $ per share, of which $ may be reallocated to other dealers. After the initial public offering, the public offering price, concession and reallowance to dealers may be reduced by the Representatives. No reduction in this price will change the amount of proceeds to be received by us as indicated on the cover page of this prospectus.

      The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

      Internet Distribution. The underwriters, at the request of iOwn, have reserved for sale at the initial public offering price up to 3% of the shares of common stock to members of and visitors to fbr.com, an affiliate of Friedman, Billings, Ramsey & Co., Inc. who express an interest in purchasing these shares. Of these shares, we anticipate that up to half of these shares will be reserved for sale to iOwn registered users who express an interest in purchasing shares in this offering. The sale of these shares will be made by fbr.com. Purchases of the reserved shares will be made through an account at fbr.com in accordance with fbr.com's procedures for opening an account and transacting in securities. Any of these reserved shares not purchased by visitors to and users of fbr.com services or website or iOwn registered users will be offered by the underwriters to the public on the same terms as the other shares. A prospectus in electronic format is being made available on a website maintained by fbr.com.

      Directed Shares. In addition to those shares being offered to iOwn registered users through fbr.com, we have requested that the underwriters reserve up to 10% of the shares of common stock for sale, at the initial public offering price, to directors, officers, employees and other individuals designated by iOwn, including real estate agents, home builders, mortgage brokers, consultants and business associates. As a result, the number of shares of common stock available for sale to the general public in the offering will be reduced to the extent these individuals and entities purchase the directed shares. Any directed shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

      Over-Allotment Option. We have granted the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to
purchase up to     additional shares of common stock at the same price per
share as we will receive for the shares offered by this prospectus. To the extent that the underwriters exercise this option, each of the underwriters will have a firm commitment to purchase approximately the same percentage of these additional shares that the number of shares of common stock to be purchased by it shown in the above table represents as a percentage of the shares offered by this prospectus. If purchased, the additional shares will be sold by the underwriters on the same terms as those on which the shares offered by this prospectus are being sold. We will be obligated, under this option, to sell shares to the extent the option is exercised. The underwriters may exercise the option only to cover over-allotments made in connection with the sale of the shares offered by this prospectus. If the
option is exercised in full, the total public offering price will be $   , the
total underwriting discounts and commission will be $    and the total proceeds
to us will be $   .

      Indemnity. The underwriting agreement contains covenants of indemnity among the underwriters and us against certain civil liabilities, including liabilities under the Securities Act of 1933 and liabilities arising from breaches of representations and warranties contained in the underwriting agreement.

      Lock-Up Agreements. All of our executive officers and directors, and stockholders holding, in the aggregate, in excess of 98% of the outstanding shares of common stock have agreed with the Representatives, for a period of 180 days after the date of this prospectus, not to offer to sell, contract to sell or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of common stock, any options or warrants to purchase any shares of common stock, or any securities convertible into or exchangeable for shares of common stock owned as of the date of this prospectus or acquired directly from us by these holders or with respect to which they have or may acquire the power of disposition, without the prior written consent of FleetBoston Roberston Stephens Inc. However, FleetBoston Roberston Stephens Inc. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. There are no agreements between the Representatives and any of our stockholders of record providing consent by the Representatives to the sale of shares prior to the expiration of the 180-day lock-up period.

      Future Sales By Us. In addition, we have generally agreed that, during the 180-day lock-up period, we will not, without the prior written consent of FleetBoston Roberston Stephens Inc.: (a) consent to the disposition of any shares held by stockholders prior to the expiration of the 180-day lock-up period or (b) issue, sell, contract to sell or otherwise dispose of, any shares of common stock, any options or warrants to purchase any shares of common stock, or any securities convertible into, exercisable for or exchangeable for shares of common stock, other than our sale of shares in the offering, our issuance of common stock upon the exercise of currently outstanding options and warrants, and our issuance of incentive awards under our stock incentive plans. See "Shares Eligible for Future Sale."

      No Prior Public Market. Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for our common stock offered by this prospectus has been determined through negotiations between us and the Representatives. Among the factors considered in these negotiations were prevailing market conditions, our financial information, market valuations of other companies that we and the Representatives believe to be comparable to us, estimates of our business potential and the present state of our development.

      Stabilization. The Representatives have advised us that, under Regulation M under the Securities Exchange Act, some participants in the offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of the common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A "syndicate covering transaction" is the bid for or purchase of the common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. A "penalty bid" is an arrangement permitting the Representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with the offering if the common stock originally sold by the underwriter or syndicate member is purchased by the Representatives in a syndicate covering transaction and has therefore not been effectively placed by the underwriter or syndicate member. The Representatives have advised us that these transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

      NASD Compliance. FleetBoston Robertson Stephens Inc. acted as the placement agent for the second close of the private placement of our Series E preferred stock in December 1999. In connection with its services as placement agent, FleetBoston Robertson Stephens Inc. received 4,555 shares of our Series E preferred stock at a price of $9.00 per share. Pursuant to requirements of the National Association of Securities, Inc., FleetBoston Robertson Stephens Inc. has agreed not to sell, transfer or assign these securities for one year after the effective date of this offering.

      Expenses of the Offering. The expenses of the offering are estimated at $1.8 million and are payable entirely by us.

                                 LEGAL MATTERS

      The validity of the shares of common stock offered hereby will be passed upon for us by Perkins Coie LLP. Certain legal matters in connection with this offering will be passed upon for the underwriters by Fenwick & West LLP.

                                    EXPERTS

      The financial statements of iOwn Holdings, Inc. as of December 31, 1997 and 1998 and as of September 30, 1999 and for the period from July 11, 1996 (date of incorporation) to December 31, 1996, the years ended December 31, 1997 and 1998 and for the nine-month periods ended September 30, 1998 and 1999, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

      The financial statements of Genesis 2000, Inc. as of December 31, 1998 and September 30, 1999 and for the year ended December 31, 1998 and the nine-month period ended September 30, 1999, included in this prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

      The financial statements of HomeBuilders Financial Network, Inc. and subsidiaries as of December 31, 1998 and September 30, 1999 and for the year ended December 31, 1998 and for the nine-month period ended September 30, 1999, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants appearing elsewhere herein, upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

      For more information with respect to iOwn and the common stock offered by this prospectus, see the registration statement and the exhibits and schedule filed by us with the Securities and Exchange Commission on Form S-1 under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement and the related exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and its exhibits and schedule may be inspected without charge at the public facilities maintained by the Securities and Exchange Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Securities and Exchange Commission's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of all or any part of the registration statement may be obtained from these offices upon the payment of the fees prescribed by the Securities and Exchange Commission. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the website is http://www.sec.gov.

                              iOwn Holdings, Inc.

                   Index to Consolidated Financial Statements

                                                                           Page
                                                                           ----
iOwn Holdings, Inc.
  Report of Independent Accountants......................................   F-2
  Consolidated Balance Sheets............................................   F-3
  Consolidated Statements of Operations..................................   F-4
  Consolidated Statements of Stockholders' Equity (Deficit)..............   F-5
  Consolidated Statements of Cash Flows..................................   F-6
  Notes to Consolidated Financial Statements.............................   F-7
Unaudited Pro Forma Combined Financial Information
  Unaudited Pro Forma Combined Financial Information--Overview...........  F-21
  Unaudited Pro Forma Combined Balance Sheets............................  F-22
  Unaudited Pro Forma Combined Statements of Operations..................  F-23
  Notes to Unaudited Pro Forma Combined Balance Sheets and Statements of
    Operations...........................................................  F-24
Genesis 2000, Inc.
  Report of Independent Accountants......................................  F-25
  Balance Sheets.........................................................  F-26
  Statements of Operations...............................................  F-27
  Statements of Shareholders' Equity.....................................  F-28
  Statements of Cash Flows...............................................  F-29
  Notes to Financial Statements..........................................  F-30
HomeBuilders Financial Network, Inc. and Subsidiaries
  Independent Auditors' Report...........................................  F-33
  Consolidated Statements of Financial Condition.........................  F-34
  Consolidated Statements of Operations..................................  F-35
  Consolidated Statements of Stockholder's Equity........................  F-36
  Consolidated Statements of Cash Flows..................................  F-37
  Notes to Consolidated Financial Statements.............................  F-38

                       Report of Independent Accountants

To the Board of Directors and Stockholders of iOwn Holdings, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of iOwn Holdings, Inc. as of December 31, 1997 and 1998 and September 30, 1999, and the results of its operations and its cash flows for the period from July 11, 1996 (date of incorporation) to December 31, 1996, the years ended December 31, 1997 and 1998 and for the nine-month periods ended September 30, 1998 and 1999, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


                                          PricewaterhouseCoopers LLP

San Francisco, California
November 19, 1999
                              iOwn Holdings, Inc.

                          Consolidated Balance Sheets
                      (in thousands, except share amounts)

                                                                    Pro Forma
                                                                  Stockholders'
                                   December 31,                   Equity as of
                                 -----------------  September 30, September 30,
                                  1997      1998        1999          1999
                                 -------  --------  ------------- -------------
                                                                   (unaudited)
Assets
Current assets:
  Cash and cash equivalents....  $   713  $ 10,157    $  2,907
  Restricted cash..............       --        --         521
  Trade receivables, less
    allowance of $0 in 1997,
    $9 in 1998 and $79 in
    1999.......................        3       142         138
  Stock subscription
    receivable.................      913        --          --
  Prepaids and other current
    assets.....................       54       671       1,374
                                 -------  --------    --------
     Total current assets......    1,683    10,970       4,940
Property and equipment, net....      193     1,864       5,947
Other assets...................       30     1,441       1,750
                                 -------  --------    --------
     Total assets..............  $ 1,906  $ 14,275    $ 12,637
                                 =======  ========    ========
Liabilities, Mandatorily
  Redeemable Preferred Stock,
  and Stockholders' Equity
  (Deficit)
Current liabilities:
  Trade accounts payable.......  $   137  $    973    $  1,183
  Accrued liabilities..........      187     1,403       3,570
  Line of credit, current
    portion....................       --        --         733
  Capital lease obligations,
    current portion............       58       303       1,311
                                 -------  --------    --------
     Total current
       liabilities.............      382     2,679       6,797
Line of credit, noncurrent
  portion......................       --        --       1,457
Capital lease obligations, non-
  current portion..............       70       334       2,601
                                 -------  --------    --------
     Total liabilities.........      452     3,013      10,855
Mandatorily redeemable
  convertible preferred stock
  28,935,883 shares authorized;
  2,553,962, 10,728,221, and
  13,335,102, shares issued and
  outstanding (aggregate
  liquidation preference of
  $53,121) and none outstanding
  in pro forma (unaudited).....    3,878    31,665      54,562      $     --
                                 -------  --------    --------      --------
Commitments (Note 8 and 9)
Stockholders' equity (deficit):
  Common stock $0.001 par
    value, 41,666,667 shares
    authorized; 1,413,333,
    1,955,471 and 2,470,245
    shares issued and
    outstanding actual;
    15,805,347 shares issued
    and outstanding pro forma
    (unaudited)................        1         2           3            16
  Additional paid-in capital...       55     1,393       4,707        59,256
  Common stock warrants........        1         1          85            85
  Notes receivable from
    stockholders...............       --    (1,024)         --            --
  Unearned stock-based
    compensation...............       --      (953)     (2,537)       (2,537)
  Accumulated deficit..........   (2,481)  (19,822)    (55,038)      (55,038)
                                 -------  --------    --------      --------
     Total stockholders' equity
       (deficit)...............   (2,424)  (20,403)    (52,780)     $  1,782
                                 -------  --------    --------      ========
       Total liabilities,
         mandatorily redeemable
         convertible preferred
         stock and
         stockholders' equity
         (deficit).............  $ 1,906  $ 14,275    $ 12,637
                                 =======  ========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                              iOwn Holdings, Inc.

                     Consolidated Statements of Operations
                    (in thousands, except per share amounts)

                             July 11,
                               1996
                             (date of
                          incorporation)   Years Ended      Nine Months Ended
                                to         December 31,       September 30,
                           December 31,  -----------------  ------------------
                               1996       1997      1998      1998      1999
                          -------------- -------  --------  --------  --------
Revenues:
  Transaction revenue....     $  --      $    51  $  1,224  $    577  $  3,150
  Other Internet and e-
    commerce revenue.....         25          18        89        65       439
                              ------     -------  --------  --------  --------
     Total revenues......         25          69     1,313       642     3,589
                              ------     -------  --------  --------  --------
Operating expenses:
  Operations.............        (35)       (310)   (4,367)   (2,200)   (9,293)
  Sales and marketing....         (1)       (571)   (6,112)   (3,202)  (14,827)
  Technology.............         --        (970)   (4,793)   (3,137)   (6,906)
  General and
    administrative.......        (38)       (563)   (1,172)     (831)   (2,318)
  Amortization of
    intangible assets....         --          --      (673)     (471)     (606)
  Amortization of stock-
    based compensation...         --          --      (300)     (142)   (1,585)
                              ------     -------  --------  --------  --------
     Total operating
       expenses..........        (74)     (2,414)  (17,417)   (9,983)  (35,535)
                              ------     -------  --------  --------  --------
     Loss from
       operations........        (49)     (2,345)  (16,104)   (9,341)  (31,946)
Interest income..........         --           7       201        34       290
Interest expense.........         --         (22)     (112)      (85)     (285)
Other income (expense)...          1          (3)       --        --      (174)
                              ------     -------  --------  --------  --------
     Net loss............        (48)     (2,363)  (16,015)   (9,392)  (32,115)
Dividend accretion on
  preferred stock........         --         (70)   (1,326)     (636)   (3,101)
                              ------     -------  --------  --------  --------
Net loss attributable to
  common stockholders....     $  (48)    $(2,433) $(17,341) $(10,028) $(35,216)
                              ======     =======  ========  ========  ========
Net loss per share
  attributable to common
  stockholders, basic and
  diluted................     $(0.09)    $ (1.74) $ (11.66) $  (6.86) $ (18.61)
                              ======     =======  ========  ========  ========
Shares used in computing
  net loss attributable
  to common stockholders,
  basic and diluted......        547       1,402     1,487     1,461     1,892
                              ======     =======  ========  ========  ========
Pro forma net loss per
  share, attributable to
  common stockholders,
  basic and diluted
  (unaudited)............                          $ (2.33)            $ (2.50)
                                                  ========            ========
Shares used in computing
  pro forma net loss
  attributable to common
  stockholders, basic and
  diluted (unaudited)....                            7,457              14,110
                                                  ========            ========

  The accompanying notes are an integral part of these consolidated financial statements.

                              iOwn Holdings, Inc.

           Consolidated Statements of Stockholders' Equity (Deficit)
 For the period from July 11, 1996 (date of incorporation) throughDecember 31,
  1996, for the years ended December 31, 1997 and 1998,and for the nine months ended September 30, 1999
                      (in thousands, except share amounts)

                                                                   Notes
                            Common Stock    Additional  Common   Receivable
                          -----------------  Paid-In    Stock       from       Unearned   Accumulated
                           Shares    Amount  Capital   Warrants Stockholders Compensation   Deficit     Total
                          ---------  ------ ---------- -------- ------------ ------------ ----------- ---------
Balance at inception
 (July 11, 1996)........        --   $ --     $  --     $ --      $   --       $    --     $     --   $     --
Common stock issued for
 cash in July 1996 at
 $0.015 per share.......    333,333    --          5                                                          5
Common stock issued for
 services rendered in
 November 1996 at
 $0.0468 per share......    513,733    --         24                                                         24
Common stock issued upon
 conversion of advances
 payable to stockholders
 in December 1996.......    552,934      1        24                                                         25
Net loss................                                                                         (48)       (48)
                          ---------  -----    ------    -----     -------      --------    ---------  ---------
Balance at December 31,
 1996...................  1,400,000      1        53      --          --            --           (48)         6
Common stock issued in
 connection with pur-
 chased technology at
 $0.15 per share........     13,333                2                                                          2
Accretion of dividends
 relating to mandatorily
 redeemable preferred
 stock..................                                                                         (70)       (70)
Warrants to purchase
 10,000 shares of common
 stock issued for serv-
 ices rendered..........                                    1                                                 1
Net loss................                                                                      (2,363)    (2,363)
                          ---------  -----    ------    -----     -------      --------    ---------  ---------
Balance at December 31,
 1997...................  1,413,333      1        55        1         --            --        (2,481)    (2,424)
Common stock issued in
 connection with exer-
 cise
 of stock options.......    542,138      1        85                                                         86
Notes receivable from
 stockholders...........                                           (1,024)                               (1,024)
Accretion of dividends
 relating to mandatorily
 redeemable preferred
 stock..................                                                                      (1,326)    (1,326)
Unearned compensation
 related to stock op-
 tions..................                       1,253                               (953)                    300
Net loss................                                                                     (16,015)   (16,015)
                          ---------  -----    ------    -----     -------      --------    ---------  ---------
Balance at December 31,
 1998...................  1,955,471      2     1,393        1      (1,024)         (953)     (19,822)   (20,403)
Common stock issued in
 connection with exer-
 cise
 of stock options.......    528,281      1       151                                                        152
Repayment of notes re-
 ceivable from stock-
 holders................                                            1,024                                 1,024
Accretion of dividends
 relating to mandatorily
 redeemable preferred
 stock..................                                                                      (3,101)    (3,101)
Unearned compensation
 related to stock op-
 tions..................                       3,169                             (1,584)                  1,585
Exercise of common stock
 warrants...............      5,000                1      (1)                                               --
Warrants to purchase
 18,333 shares of common
 stock issued for serv-
 ices rendered..........                                   85                                                85
Repurchase of common
 stock..................    (18,507)             (7)                                                        (7)
Net loss................                                                                     (32,115)   (32,115)
                          ---------  -----    ------    -----     -------      --------    ---------  ---------
Balance at September 30,
 1999...................  2,470,245  $   3    $4,707    $  85     $   --       $ (2,537)   $ (55,038) $ (52,780)
                          =========  =====    ======    =====     =======      ========    =========  =========

          The accompanying notes are an integral part of these consolidated financial statements.

                              iOwn Holdings, Inc.

                     Consolidated Statements of Cash Flows
                                 (in thousands)

                        July 11, 1996
                           (date of
                        incorporation)   Years Ended      Nine Months Ended
                              to         December 31,       September 30,
                         December 31,  -----------------  -------------------
                             1996       1997      1998      1998      1999
                        -------------- -------  --------  --------  ---------
Cash flows from
  operating
  activities:
 Net loss.............      $  (48)    $(2,363) $(16,015) $ (9,392) $ (32,115)
 Adjustments to
   reconcile net loss
   to net cash used in
   operating
   activities:
  Depreciation and
    amortization......          --          25       352       159      1,207
  Amortization of
    intangible
    assets............          --          --       673       471        606
  Amortization of
    stock-based
    compensation......          --          --       300       142      1,585
  Common stock and
    warrants issued
    for services
    rendered..........          24           3        51        28         85
  Changes in operating
    assets and
    liabilities:......
   (Increase) decrease
     in trade
     receivables......         (16)         13      (138)      (18)         4
   Increase in
     prepaids and
     other............         (21)        (63)     (676)     (376)    (1,543)
   Increase in trade
     accounts
     payable..........           8         129       836       793        210
   Increase in accrued
     liabilities......          25         161     1,216       288      2,103
                            ------     -------  --------  --------  ---------
     Net cash used in
       operating
       activities.....         (28)     (2,095)  (13,401)   (7,905)   (27,858)
                            ------     -------  --------  --------  ---------
Cash flows from
  investing
  activities:
 Acquisition of
   HomeScout..........          --          --    (2,000)   (2,000)        --
 Purchase of property
   and equipment......         (7)         (59)   (1,331)     (652)    (1,321)
                            ------     -------  --------  --------  ---------
     Net cash used in
       investing
       activities.....         (7)         (59)   (3,331)   (2,652)    (1,321)
                            ------     -------  --------  --------  ---------
Cash flows from
  financing
  activities:
 Increase in
   restricted cash....          --          --        --        --       (521)
 Common stock issued
   for cash...........           5          --        86        70        152
 Repurchase of common
   stock..............          --          --        --        --         (7)
 Advances from
   officer............          25          --        --        --         --
 Proceeds from line of
   credit.............           5          --        --        --      2,500
 Repayment of line of
   credit.............          --          (5)       --        --         --
 Repayment of capital
   lease obligations..          --         (24)     (182)     (130)      (693)
 Proceeds from stock
   subscription
   receivable.........          --          --       913       913         --
 Proceeds from
   issuance of
   preferred stock,
   net................          --       2,896    25,359    18,473     19,474
 Proceeds from notes
   receivable from
   stockholders.......          --          --        --        --      1,024
                            ------     -------  --------  --------  ---------
     Net cash provided
       by financing
       activities.....          35       2,867    26,176    19,326     21,929
                            ------     -------  --------  --------  ---------
 Increase (decrease)
   in cash and cash
   equivalents........          --         713     9,444     8,769     (7,250)
 Cash and cash
   equivalents at
   beginning of
   period.............          --          --       713       713     10,157
                            ------     -------  --------  --------  ---------
 Cash and cash
   equivalents at end
   of period..........      $   --     $   713  $ 10,157  $  9,482  $   2,907
                            ======     =======  ========  ========  =========
Supplemental cash flow
  information:
 Interest paid........      $   --     $     9  $     27  $     62  $     250
                            ======     =======  ========  ========  =========
 Income taxes paid....      $    1     $     1  $      1  $      1  $      10
                            ======     =======  ========  ========  =========
Noncash investing and
  financing
  activities:
 Purchase of equipment
   under capital
   leases.............      $   --     $   152  $    691  $    728  $   3,969
                            ======     =======  ========  ========  =========
 Preferred stock
   purchased with
   notes..............      $   --     $    --  $  1,024  $     --  $      --
                            ======     =======  ========  ========  =========
 Accretion of
   dividends..........      $   --     $    70  $  1,326  $    636  $   3,101
                            ======     =======  ========  ========  =========
 Common stock issued
   upon conversion of
   advances payable to
   stockholders.......      $   25     $    --  $     --  $     --  $      --
                            ======     =======  ========  ========  =========
 Preferred and common
   stock warrants.....      $   --     $     1  $     55  $     54  $     461
                            ======     =======  ========  ========  =========
 Preferred stock
   issued for
   services...........      $   --     $    --  $     24  $     --  $      --
                            ======     =======  ========  ========  =========
 Stock subscription
   receivable.........      $   --     $   913  $     --  $     --  $      --
                            ======     =======  ========  ========  =========

  The accompanying notes are an integral part of these consolidated finaicial statements.

                              iOwn Holdings, Inc.

                   Notes to Consolidated Financial Statements


1. Organization

      iOwn Holdings, Inc. (the "Company") is the parent company of iOwn, Inc. ("iOwn"); the Company was established through a corporate reorganization as the parent of iOwn. This reorganization has been accounted for as a transaction between entities under common control. Accordingly, the Company's financial statements include the historical financial position, results of operations, and cash flows of iOwn, and its predecessor companies at historical basis.

      The Company operates an Internet destination site for homeowners and home buyers providing customers with the means to identify, purchase, finance, and sell residential real estate. The Company provides customers with Internet access to a wide selection of mortgages from leading lenders, home listings and neighborhood information, informative tools and content, and referrals to a range of real estate professionals.

2. Basis of Presentation

      The Company has sustained net losses and negative cash flows from operations since its inception. The Company's ability to meet its obligations in the ordinary course of business is dependent upon its ability to establish profitable operations or raise additional financing through public or private equity financings, collaborative or other arrangements with corporate sources, or other sources of financing to fund operations. However, there can be no assurance that the Company will be able to achieve profitable operations or raise additional capital.

3. Summary of Significant Accounting Policies

Principles of consolidation

      The financial statements include the accounts of the Company and its wholly-owned subsidiary, iOwn. All significant intercompany balances and transactions have been eliminated in the consolidation.

Risks and uncertainties

      The Company offers its services over the Internet, and competes in the market for Internet services and products which is characterized by intense competition and rapid technological changes. The Company has a limited operating history, has never generated profits, and its prospects are subject to the risks, expenses, and uncertainties frequently encountered by organizations in new and rapidly evolving markets for Internet products and services. These risks include the failure to generate brand awareness, the rejection of the services by customers, vendors or advertisers, or the inability of the Company to maintain and increase the level of demand for its online products and services.

      The Company's brokerage business may be adversely affected by several risks, including an increase in market interest rates which generally result in reduced refinancing activity, and therefore lower transaction revenues.

      The Company is expanding its operations to include mortgage banking activities. Its ability to engage in profitable secondary sales of loans may be adversely affected by increases in interest rates. To the extent that the Company is unable to deliver closed loans to financial investors within contractually specified periods and interest rates increase, the Company may experience no gain or even a loss on the sale of these loans. In addition, any increase in interest rates will increase the cost of maintaining the Company's warehouse line of credit, on which it depends to fund the loans it originates.

                              iOwn Holdings, Inc.

Use of estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Such estimates include valuation allowances for doubtful accounts and deferred taxes, and the value of the Company's stock. Actual results could differ from those estimates.

Revenue recognition

      The Company's revenues through September 30, 1999 were primarily derived from mortgage brokerage fees. In connection with these mortgage transactions, the Company recognizes revenues as loans are closed. The Company does not take title to the loans and funding for the customer is provided by third party lenders. Other Internet and e-commerce revenues are primarily derived from the sale of advertising space on the Company's website and the subscription fees relating to the use of the HomeScout database.

Advertising costs

      The Company incurs advertising costs related to various media content advertising such as television, radio, and print. These costs include the cost of production as well as the cost of any airtime. Production costs are charged to operations upon commencement of the related advertising campaign, while airtime costs are charged as incurred.

Software costs

      Effective January 1, 1999, the Company adopted the provisions of Statement of Position No.98-1, Software for Internal Use, which provides guidance on accounting for the cost of computer software developed or obtained for internal use. The adoption of this standard did not have a material effect on the financial position or results of operations of the Company as of September 30, 1999 and for the nine months then ended.

Income taxes

      The Company accounts for income taxes using the liability method in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. The provision for income tax expense represents taxes payable for the current period, plus the net change in deferred tax amounts.

Stock-based compensation

      The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and complies with the disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation. Under APB No. 25, compensation expense is calculated as the excess of the estimated fair value of the Company's stock over the exercise price, if any, on the date of the grant.

                              iOwn Holdings, Inc.

Cash and cash equivalents

      The Company considers all highly liquid monetary instruments with an original maturity of three months or less to be cash equivalents. All cash deposits are held by one financial institution and exceed federal deposit insurance coverage limits.

Property and equipment

      Property and equipment, including furniture and equipment under capital leases and software, are recorded at cost and depreciated using the straight-line method over their estimated useful lives, which is generally three years. Maintenance and repairs are charged to expense as incurred, and improvements are capitalized. When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations in the period realized.

Fair value of financial instruments

      The carrying amount of cash, accounts receivable and payable and accrued liabilities approximate their fair values based on the short-term nature of these instruments. The carrying amount of borrowings under line of credit and capital lease arrangements approximate fair value due to the market interest rates which these borrowings bear.

Stock splits

      On August 20, 1997 the Company's stockholders approved a two-for-one stock split, and on December 16, 1999 the stockholders approved a one-for-three reverse stock split. All preferred and common share amounts for all periods presented have been restated to reflect these changes.

Historical and pro forma net loss per share

      Historical basic and diluted net loss per share are computed using the weighted average number of common shares outstanding. Stock options, warrants and preferred stock were not included in the computation of diluted net loss per share because their effect would be antidilutive.

      Unaudited pro forma net loss per share has been computed assuming the conversion of all outstanding shares of redeemable convertible preferred stock into shares of common stock which will occur upon closing of the offering discussed in Note 14. The pro forma effects of these transactions are unaudited and have been reflected in the accompanying pro forma balance sheet at September 30, 1999.

                              iOwn Holdings, Inc.

      The following table sets forth the computation of historical and unaudited pro forma basic and diluted net loss per share (in thousands, except per share data):

                           July 11, 1996
                             (date of       Years Ended      Nine Months Ended
                          incorporation)    December 31,       September 30,
                          to December 31, -----------------  ------------------
                               1996        1997      1998      1998      1999
                          --------------- -------  --------  --------  --------
Historical:
Numerator:
 Net loss...............      $  (48)     $(2,363) $(16,015) $ (9,392) $(32,115)
 Accretion of
   mandatorily
   redeemable
   convertible preferred
   stock to redemption
   value................         --           (70)   (1,326)     (636)   (3,101)
                              ------      -------  --------  --------  --------
 Net loss attributable
   to common
   stockholders.........      $  (48)     $(2,433) $(17,341) $(10,028) $(35,216)
                              ======      =======  ========  ========  ========
Denominator:
 Weighted average common
   shares, basic and
   diluted..............         547        1,402     1,616     1,519     2,373
 Common stock subject to
   repurchase...........         --           --       (129)      (58)     (481)
                              ------      -------  --------  --------  --------
  Total weighted average
    shares outstanding..         547        1,402     1,487     1,461     1,892
                              ======      =======  ========  ========  ========
Historical net loss per
  share attributable to
  common stockholders,
  basic and diluted.....      $(0.09)     $ (1.74) $ (11.66) $  (6.86) $ (18.61)
                              ======      =======  ========  ========  ========
Anti-dilutive securities
  excluded from
  computation...........         --         1,775     6,185     4,705    13,168
                              ======      =======  ========  ========  ========
Pro forma:
Denominator:
 Weighted average common
   shares, basic and
   diluted..............                              1,487               1,892
 Conversion of
   redeemable
   convertible preferred
   stock................                              5,970              12,218
                                                   --------            --------
  Total weighted average
    shares (unaudited)..                              7,457              14,110
                                                   ========            ========
Pro forma net loss per
  share attributable to
  common stockholders,
  basic and diluted
  (unaudited)...........                           $  (2.33)           $  (2.50)
                                                   ========            ========

Comprehensive income

      The Company adopted SFAS No. 130, Reporting Comprehensive Income, during 1998. The Company classifies items of "other comprehensive income" by their nature in a financial statement and displays the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the balance sheet. To date the Company has not had any transactions that are required to be reported in comprehensive income.

Segment reporting

      The FASB issued SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information. SFAS No. 131 establishes standards for the way public business enterprises are to report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports. The Company has determined that it does not have any separately reportable business segments.

                              iOwn Holdings, Inc.

Pro forma stockholder's equity (unaudited)

      Effective upon the closing of the Company's initial public offering, the outstanding shares of preferred stock will automatically convert into shares of common stock on a one-for-one basis. The pro forma effects of this conversion are unaudited and have been reflected in the accompanying pro forma consolidated balance sheet as of September 30, 1999.

Recently issued accounting standards

      In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133") which establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. To date, the Company has not engaged in derivative and hedging activities. The Company will adopt SFAS No. 133 as required on January 1, 2001.

4. Acquisition

      In March 1998, the Company acquired certain assets and intellectual property relating to the HomeScout services in exchange for $2.0 million. The full purchase price, including transaction costs, of $2,020,000 was allocated to intangible assets such as traffic on the HomeScout website, business partnerships and the HomeScout trademark. These assets are being amortized over a 30 month period. The amortization for the nine months ended September 30, 1999, the nine months ended September 30, 1998, and the year ended December 31, 1998 was $606,000, $471,000, and $673,000, respectively.

      The following unaudited pro forma financial information reflects the results of operations for the years ended December 31, 1997 and 1998, as if the acquisition had occurred on January 1, 1997 and 1998 including the effect of purchase accounting adjustments arising from the acquisition. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what operating results would have been had the acquisition actually taken place on January 1, 1997 or 1998 and may not be indicative of future operating results (in thousands, except per share data).


                                                              Years Ended
                                                              December 31,
                                                            -----------------
                                                             1997      1998
                                                            -------  --------
                                                              (unaudited)
     Revenues.............................................. $    69  $  1,313
     Net loss.............................................. $(3,171) $(16,150)
     Net loss attributable to common stockholders.......... $(3,241) $(17,476)
     Net loss per share attributable to common
       stockholders, (basic and diluted)................... $ (2.31) $ (11.75)
     Weighted average shares (basic and diluted)...........   1,402     1,487

                              iOwn Holdings, Inc.

5. Property and Equipment

      Property and equipment at December 31, 1997 and 1998 and September 30, 1999 are as follows (in thousands):

                                                 December 31,
                                                 --------------  September 30,
                                                 1997    1998        1999
                                                 ------ -------  -------------
     Leasehold improvements..................... $  --  $    94     $   410
     Computer equipment and software............    64      986       1,987
     Office equipment...........................     2      317         279
     Equipment under capital leases.............   152      844       4,855
                                                 -----  -------     -------
                                                   218    2,241       7,531
     Less:  accumulated depreciation and
       amortization.............................   (25)    (377)     (1,584)
                                                 -----  -------     -------
                                                 $ 193  $ 1,864     $ 5,947
                                                 =====  =======     =======

      Accumulated amortization for assets under capital leases amounts to $18,000 and $243,000 for the years ended December 31, 1997 and 1998, respectively, and $1,298,000 for the nine months ended September 30, 1999. All equipment under capital leases serves as collateral for the related lease obligations.

6. Income Taxes

      The provision for income taxes for the periods ended December 31, 1996, 1997, and 1998 and the nine months ended September 30, 1998 and 1999 represents minimum state franchise taxes. The effective income tax rate differs from the statutory federal income tax rate due to management's determination that it is more likely that the Company will be unable to utilize the benefit of net operating losses and the resulting recognition of a valuation allowance. The increase in the valuation allowance was $0, $940,000, $6,290,000, and $12,120,000 for the periods ended December 31, 1996, 1997, 1998 and the nine-month period ended September 30, 1999, respectively.

      The primary components of temporary differences which give rise to deferred taxes at December 31, 1997, 1998 and September 30, 1999 are (in thousands):

                                                  December 31,
                                                  --------------  September 30,
                                                  1997    1998        1999
                                                  -----  -------  -------------
     Deferred tax assets:
       Net operating loss carryforwards and
         other................................... $ 940  $ 7,230    $ 19,350
                                                  -----  -------    --------
          Total deferred tax assets..............   940    7,230      19,350
     Valuation allowance.........................  (940)  (7,230)    (19,350)
                                                  -----  -------    --------
                                                  $ --   $   --     $    --
                                                  =====  =======    ========

      At September 30, 1999, the Company had net operating loss carryforwards of approximately $48.0 million for both federal and state income tax purposes. The federal and state carryforwards expire through 2019 and 2006, respectively.

      Pursuant to the provisions of the Tax Reform Act of 1986, utilization of the net operating loss carryforwards may be subject to an annual limitation in the event of a greater than 50% change in the ownership of the Company.

                              iOwn Holdings, Inc.

7. Accrued Liabilities

      Accrued liabilities consist of the following (in thousands):

                                                   December 31,
                                                   ------------- September 30,
                                                   1997   1998       1999
                                                   ------------- -------------
     Advertising production....................... $  -- $   208    $  652
     Customer acquisition.........................    --     790       844
     Compensation.................................    35     200       676
     Accrued offering costs.......................    --      --       395
     Other........................................   152     205     1,003
                                                   ----- -------    ------
                                                   $ 187 $ 1,403    $3,570
                                                   ===== =======    ======

8. Line of Credit

      On August 12, 1999, the Company entered into a $5.0 million line of credit with a financial institution. As of September 30, 1999, $2.5 million was drawn against this line by the Company while the remaining $2.5 million was drawn subsequent to September 30, 1999. Borrowings against this line bear interest of 12.5% per annum, payable in 36 equal monthly installments and are collateralized by all of the Company's assets. In connection with this agreement, the Company issued a warrant to purchase 53,333 shares of the Company's Series D preferred stock at an exercise price of $7.50 per share which was considered to be the fair value of Series D preferred stock. This warrant expires in August 2009. The warrant's value was estimated to be approximately $344,000 using the Black-Scholes model with expected volatility of 65%, risk-free interest of 5.23% and expected life of ten years. The proceeds have been allocated to the line of credit and the warrant based upon the relative fair values at the date of issuance. This resulted in additional paid-in capital attributable to warrants and additional debt discount totaling $320,000. Interest expense relating to the amortization of the debt discount amounted to $10,000 during the nine-month period ended September 30, 1999.

      The future minimum principal payments under the line of credit, as of September 30, 1999, are as follows (in thousands):

     Year ending December 31,
       1999.............................................................. $  177
       2000..............................................................    755
       2001..............................................................    854
       2002..............................................................    714
                                                                          ------
          Total.......................................................... $2,500
                                                                          ======

9. Commitments

Leases

      During 1997 and 1998, the Company entered into capital lease agreements for equipment. In addition, the Company leases office space under three operating leases, one of which is noncancellable. Rent expense under operating leases amounted to $0, $48,000, and $350,000 for the years ended December 31, 1996, 1997, and 1998, respectively, and $221,000 and $1,012,000 for the nine months ended September 30, 1998 and 1999, respectively.

                              iOwn Holdings, Inc.

      The Company's obligations under capital and operating leases are as follows (in thousands):

                                                              Capital Operating
     Year ending December 31,                                 ------- ---------
       1999.................................................  $  479   $  406
       2000.................................................   1,784    1,595
       2001.................................................   1,637    2,226
       2002.................................................     993    2,069
       2003.................................................      --    1,413
       Thereafter...........................................      --      741
                                                              ------   ------
     Total minimum lease payments...........................   4,893   $8,450
                                                                       ======
     Less: amount representing interest.....................     981
                                                              ------
     Present value of minimum lease payments................   3,912
     Less: current portion of capital lease obligations.....   1,311
                                                              ------
     Long-term portion of capital lease obligations.........  $2,601
                                                              ======

Advertising and customer acquisition arrangements

      During 1998 and 1999, the Company entered into online advertising and customer acquisition arrangements with various Internet companies. Subject to certain vendor performance requirements, the Company is committed to make aggregate payments of up to $11.6 million under such arrangements as follows (in thousands):

     Year ending December 31, 1999
       1999............................................................  $ 2,097
       2000............................................................    7,381
       2001............................................................    2,138
                                                                         -------
                                                                         $11,616
                                                                         =======

      Advertising expense amounted to $1,000, $149,000, and $4,879,000 for the years ended December 31, 1996, 1997, and 1998, respectively, and $2,488,000 and $12,513,000 for the nine months ended September 30, 1998 and 1999, respectively.

Legal

      In the normal course of business, the Company is at times subject to pending and threatened legal actions and proceedings. After reviewing pending and threatened actions and proceedings with counsel, management believes that the outcome of such actions or proceedings is not expected to have a material adverse effect on the financial position or results of operation of the Company.

                              iOwn Holdings, Inc.

10. Mandatorily Redeemable Securities

Convertible preferred stock

      Mandatorily redeemable convertible preferred stock consists of the following (in thousands, except share data):

                                                              Shares
                                                            Outstanding Amount
                                                            ----------- -------
     Issuance of Series A preferred stock..................    830,967  $   553
     Issuance of Series B preferred stock..................  1,722,995    3,255
     Preferred stock dividend accretion....................         --       70
                                                            ----------  -------
     Balances at December 31, 1997.........................  2,553,962    3,878
     Issuance of Series B preferred stock..................  2,260,926    4,289
     Issuance of Series C preferred stock..................  5,913,333   22,118
     Issuance of Series B preferred stock warrants.........         --       54
     Preferred stock dividend accretion....................         --    1,326
                                                            ----------  -------
     Balances at December 31, 1998......................... 10,728,221   31,665
     Issuance of Series D preferred stock..................  2,606,881   19,474
     Issuance of Series D preferred stock warrants.........         --      322
     Preferred stock dividend accretion....................         --    3,101
                                                            ----------  -------
     Balances at September 30, 1999........................ 13,335,102  $54,562
                                                            ==========  =======

Redemption

      Series A and B preferred stock are redeemable at the option of two-thirds of the preferred stockholders. Series C and D preferred stock are redeemable at the option of the majority of the preferred stockholders. The redemption may not occur earlier than February 28, 2003 for Series A preferred stock, November 30, 2003 for Series B preferred stock, September 4, 2004 for Series C preferred stock and April 28, 2004 or upon redemption of prior series for Series D preferred stock. The redemption price with respect to Series A preferred stock is an amount equal to $0.72 per share plus $0.072 per share per annum along with any dividends declared but unpaid. The redemption price with respect to Series B preferred stock is an amount equal to $1.895 per share plus $0.1895 per share per annum along with any dividends declared but unpaid. The redemption price with respect to Series C preferred stock is an amount equal to $3.75 per share plus $0.375 per share per annum along with any dividends declared but unpaid. The redemption price with respect to Series D preferred stock is an amount equal to $7.50 per share plus $0.75 per share per annum along with any dividends declared but unpaid. For the years ended December 31, 1997 and 1998, the Company recorded $50,000 and $60,000 in accreted dividends relating to Series A preferred stock, $20,000 and $676,000 in accreted dividends relating to Series B preferred stock, and $0 and $590,000 in accreted dividends relating to Series C preferred stock, respectively. For the nine months ended September 30, 1999, the Company recorded $45,000, $566,000, $1,663,000, and $827,000 in accreted dividends relating to Series A, B, C, and D preferred stock, respectively.

Liquidation preference

      In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of Series B preferred stock retain liquidation preference over common stockholders
                              iOwn Holdings, Inc.

equal to $3.789 per share in the event that such liquidation occurs after December 1, 1998, but before November 30, 1999, and $5.685 per share in the event such liquidation occurs after December 1, 1999, adjusted for any combinations, consolidations, subdivisions, or stock splits and any declared but unpaid dividends. Following the distribution of the full preference to holders of Series B preferred stock, the remaining assets and funds of the Company shall be distributed to the holders of Series A preferred stock for an amount equal to $0.72 per share and to the holders of Series C preferred stock for an amount equal to $3.75 per share, adjusted for any combinations, consolidations or stock splits and any declared but unpaid dividends. In the event of liquidation, Series D preferred shares retain a liquidation preference over common stockholders equal to $2.50 per share but subsequent to distribution of the full preferences to Series A, B, and C preferred stock.

      The remaining assets and funds of the Company available for distribution shall be distributed ratably among all holders of preferred stock and the holders of common stock based on the number of shares of common stock held by each holder (assuming conversion of all preferred stock) until all amounts received by the holders of Series A preferred stock equals $2.16 per share, after which all remaining assets shall be distributed among the holders of Series B, C, and D preferred stock and common stock on a pro rata basis.

Voting rights

      Holders of Series A, B, C, and D preferred stock are entitled to vote together with holders of common stock. The number of votes granted to preferred stockholders is equal the number of full shares of common stock into which each share of preferred stock could be converted.

Conversion

      At the option of the holder, preferred shares are convertible at any time into shares of common stock at the initial conversion price of $0.72 per share for Series A preferred stock, $1.8948 per share of Series B preferred stock, $3.75 per share of Series C preferred stock and $7.50 per share of Series D preferred stock. The conversion price of each series of preferred stock is subject to adjustment as described in the Company's articles of incorporation. All preferred shares will automatically be converted into shares of common stock upon (i) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933 at an offering price of not less than $11.3688 per share (adjusted to reflect any stock combination, stock split, stock dividend, or recapitalization), and $15.0 million in the aggregate; or (ii) upon the stockholder consent of the majority of the then outstanding shares of preferred stock.

Dividends

      Each fiscal year, holders of preferred stock are entitled to receive, when and if declared by the Board of Directors, out of any funds legally available, a preferential non-cumulative dividend of $0.057 per share for Series A preferred stock, $0.1895 per share of Series B preferred stock, $0.375 per share for Series C preferred stock and $0.75 per share for Series D preferred stock, as adjusted for stock splits, recapitalizations, and combinations. In addition, preferred stockholders are entitled to participate in cash dividends paid to common stockholders in an amount per share as would be payable on the number of shares of common stock into which each share of preferred stock could be converted.

Equity instruments issued

      In February 1997, the Company issued warrants to purchase up to 10,000 shares of common stock at an exercise price of $0.135 per share to a third party for consulting services performed. The warrants are exercisable through February 28, 2004. 5,000 of the 10,000 warrants issued in February 1997 were exercised in April 1999. The fair value of such warrants under the Black-Scholes model was immaterial.

      In April 1998, the Company issued warrants to purchase 10,000 shares of the Company's Series B preferred stock at an exercise price of $2.274 per share to a financial institution in connection with the
                              iOwn Holdings, Inc.

ratification of a line of credit agreement. These warrants are exercisable at any time from February 1998 to April 2005. The fair value of such warrants under the Black-Scholes model was immaterial.

      In March 1998, the Company issued 12,666 shares of the Company's Series B preferred stock at a price of $1.89 per share to a vendor for services rendered. The fair value of such warrants under the Black-Scholes model was immaterial.

      In July 1998, the Company issued warrants to purchase 18,471 shares of the Company's Series B preferred stock at an exercise price of $1.89 per share to a financial institution in connection with the leasing of computer equipment. These warrants are exercisable at any time from July 1998 to July 2008. The fair value of such warrants under the Black-Scholes model was immaterial.

      As part of a marketing services agreement with a third party, the Company issued a warrant to purchase 8,333 shares of common stock at an exercise price of $30 per share in July 1999. The fair value of such warrants was $29,000 using the following Black-Scholes assumptions: volatility of 65%, fair value of common stock of $2.75, expected life of 7 years, and risk-free interest rate of 5.2%. An additional warrant to purchase 8,333 shares of common stock may be issued in connection with the agreement, contingent upon the service provider meeting certain specified performance criteria. These warrants are exercisable at any time from July 1999 to July 2006.

      As described in Note 8, on August 12, 1999, the Company issued warrants to purchase 53,333 shares of the Company's Series D preferred stock at a price of $7.50 per share to a financial institution in connection with a line of credit agreement. These warrants are exercisable at any time through August 2009 or five years from the effective date of the Company's initial public offering, whichever is longer. The fair value and accounting of such warrants is disclosed in Note 8. An additional warrant to purchase Series E preferred stock equal to $400,000 divided by the price per share may be issued in connection with the Agreement, contingent upon the Company meeting specified performance criteria.

      In September 1999, the Company issued warrants to purchase 10,000 shares of common stock at an exercise price of $8.25 per share to vendors for services rendered. The fair value of such warrants was $56,000 using the following Black-Scholes assumptions: volatility of 65%, fair value of common stock of $2.75, expected life of 7 years, and risk-free interest rate of 5.2%. These warrants are exercisable at any time from September 1999 to September 2006.

11. Common Stock

      In August 1999, the Company amended its articles of incorporation to increase the number of authorized shares of common stock to 41,666,667 shares and preferred stock to 28,935,883 shares.

      The stock subscription receivable balance of $913,000 as of December 31, 1997 was paid to the Company in early January 1998. A stock subscription receivable balance of $1.0 million as of December 31, 1998 was paid to the Company in late February 1999.

12. 1997 Stock Option Plan

      The Company has reserved up to 3,419,004 shares of common stock issuable upon exercise of options issued to certain employees, directors, and consultants pursuant to the Company's 1997 Stock Option Plan ("The 1997 Plan"), as amended. Substantially all options are exercisable at prices equal to the estimated fair value of the Company's common stock at the date of grant, and have a term of ten years. Substantially all optionees have a vested interest in 25% of the option shares upon the optionee's completion of one year of service measured from the grant date. The balance will vest in equal successive monthly installments of 1/48 upon the optionee's completion of each of the next 36 months of service. If an option holder ceases to be employed by the Company, vested options held at the date of termination may be exercised within three months.

                              iOwn Holdings, Inc.

      The 1997 Plan allows certain option holders to exercise their options prior to vesting. However, such exercises are subject to repurchase by the Company if not vested. The Company's repurchase right lapses over a four year period. As of September 30, 1999, 539,593 shares of common stock acquired by option holders are subject to repurchase by the Company.

      A summary of the status of the Company's 1997 Plan for the years ended December 31, 1997 and 1998, and the nine months ended September 30, 1999, is as follows:

                                              Options Outstanding
                                 -----------------------------------------------
                                                                        Weighted
                                              Exercise                  Average
                                  Number     Price per     Aggregate    Exercise
                                 of Shares     Share         Price       Price
                                 ---------  ------------ -------------- --------
                                                         (in thousands)
Balance at December 31, 1996...         --  $         --     $   --      $   --
  Granted......................    632,333  $ 0.075-0.18         68      $ 0.12
  Exercised....................         --            --         --      $   --
  Forfeited....................    (21,666)           --         (2)     $ 0.09
                                 ---------  ------------     ------      ------
Balance at December 31, 1997...    610,667  $ 0.075-0.18         66      $ 0.12
  Granted......................  1,171,251  $  0.18-0.75        344      $ 0.30
  Exercised....................   (542,138) $ 0.075-0.75        (86)     $ 0.15
  Forfeited....................   (153,500) $ 0.075-0.54        (24)     $ 0.15
                                 ---------  ------------     ------      ------
Balance at December 31, 1998...  1,086,280  $ 0.075-0.75        300      $ 0.27
  Granted......................  1,925,568  $ 0.75-$8.25      8,437      $ 4.38
  Exercised....................   (528,281) $0.075-$1.89       (152)     $(2.88)
  Forfeited....................   (242,891) $0.105-$8.25       (445)     $(1.83)
                                 ---------  ------------     ------      ------
Balance at September 30, 1999..  2,240,676  $0.075-$8.25     $8,140      $ 3.63
                                 =========                   ======

      The following table summarizes information with respect to stock options outstanding at September 30, 1999:

                          Options Outstanding        Options Exercisable
                    -------------------------------- --------------------
                                 Weighted
                                  Average   Weighted             Weighted
       Range of                  Remaining  Average              Average
       Exercise       Number    Contractual Exercise   Number    Exercise
        Prices      Outstanding    Life      Price   Exercisable  Price
       --------     ----------- ----------- -------- ----------- --------
    $0.075 - $0.18     283,483     8.52      $0.168     135,530   $0.165
     $0.54 - $0.96     621,206     9.21       0.711     493,781    0.723
     $1.50 - $2.08     415,370     9.49       1.878     322,203    1.896
     $3.75 - $7.50     231,333     9.56       5.100     164,333    5.652
        $8.25          689,284     9.69       8.250     171,561    8.250
                     ---------     ----      ------   ---------   ------
    $0.075 - $8.25   2,240,676     9.36      $3.630   1,287,408   $2.589
                     =========                        =========

      The following information concerning the Company's stock option plan is provided in accordance with SFAS No. 123, Accounting for Stock-Based Compensation. As permitted by SFAS No. 123, the Company accounts for its plan in accordance with APB No. 25 and related interpretations. The fair value of each stock
                              iOwn Holdings, Inc.

option is estimated on the date of grant using the minimum value option-pricing model with the following weighted average assumptions:

                                                               1997  1998  1999
                                                               ----  ----  ----
     Expected life (in years).................................    5   4.5   4.5
     Risk-free interest rate.................................. 5.21% 5.11% 5.37%
     Expected dividend rate...................................   --    --    --

      As a result of the above assumptions, the weighted average fair value of options granted for the years ended December 31, 1997, 1998, and the nine month period ended September 30, 1999 was $0.039, $0.144, and $0.582, respectively.

      Had compensation expense for the stock plans been determined based on the fair value at the grant date for options granted in 1997, 1998, and 1999 consistent with the provisions of SFAS 123, the pro forma net loss would have been reported as follows:

                                                Years Ended       Nine Months
                                               December 31,          Ended
                                             ------------------  September 30,
                                               1997      1998        1999
                                             --------  --------  -------------
Net loss attributable to common
  stockholders--as reported................. $ (2,433) $(17,341)   $ (35,216)
Net loss attributable to common
  stockholders--pro forma................... $ (2,435) $(17,349)   $ (35,399)
   Net loss per share attributable to common
stockholders--as reported................... $  (1.74) $ (11.66)   $  (18.61)
Net loss per share attributable to common
  stockholders--pro forma................... $  (1.74) $ (11.67)   $  (18.71)

      Subsequent to September 30, 1999, the Company granted to its employees options to purchase 1,178,871 shares of the Company's common stock at an exercise price of $8.25 per share.

      Under APB No. 25, when the exercise price of the Company's employee stock options equals or exceeds the fair value price of the underlying stock on the date of grant, no compensation expense is recognized in the Company's financial statements. The Company granted options at exercise prices based upon the fair value of the underlying stock as determined by its Board of Directors. Subsequently, it was determined that the Company had granted options in 1998 and the nine months ended September 30, 1999 at exercise prices that were below the fair value price of the underlying stock. Accordingly, the Company has recorded deferred stock-based compensation of 1,253,000 and 3,169,000 in the year ended December 31, 1998 and the nine months ended September 30, 1999, respectively, based upon the intrinsic value of the options at the grant date. The deferred stock-based compensation is being amortized to expense on an accelerated basis over the vesting periods of the underlying options which is generally four years.

13. 401(k) Plan

      In 1997, the Company adopted a 401(k) plan. Participation in the 401(k) plan is available to all employees. Employees are eligible to participate in the 401(k) plan at any time beginning with their first day of employment. Each participant may elect to contribute an amount up to 20% of his or her annual base salary plus commission and bonus, but not to exceed the statutory limit as prescribed by the Internal Revenue Code. The Company may make discretionary contributions to the 401(k) plan. To date, no contributions have been made by the Company.

                              iOwn Holdings, Inc.

14. Subsequent Events

Warehouse line of credit

      On October 8, 1999, the Company entered into a $10.0 million warehouse line of credit with a financial institution to be used to fund mortgage loans. Interest charged on borrowings against the line of credit is variable based on the LIBOR rate plus a prescribed margin. Additionally, this line is collateralized by mortgage loans made by the Company. This agreement requires the Company to maintain several financial and non-financial covenants and does not permit the payment of dividends.

Warrants

      In October 1999, the Company issued warrants to purchase 555,555 shares of common stock at a price of $9.00 per share to a financial institution. These warrants are exercisable at any time through October 2006. In October 1999, the Company issued warrants to purchase 3,333 shares of common stock at a price of $8.25 per share to a real estate company in conjunction with a one-year marketing agreement. These warrants are exercisable at any time through October 2006.

      In November 1999, the Company issued warrants to purchase 44,444 shares of the Company's Series E preferred stock at a price of $9.00 per share to a financial institution in connection with loan agreements. These warrants are exercisable at any time through November 2009 or 5 years from the effective date of the Company's initial public offering, whichever is longer.

Series E Preferred Stock

      Subsequent to September 30, 1999, the Company sold 3,385,822 shares of its Series E preferred stock at a price of $9.00 per share for gross proceeds of $30,472,000. Stock issuance costs aggregated approximately $435,000. In connection with this financing, the Company amended its Certificate of Incorporation to eliminate the per share automatic conversion threshold of $11.36 and to increase the automatic conversion threshold based on gross offering size from $15.0 to $30.0 million.

Genesis Acquisition

      On November 15, 1999, the Company agreed to acquire all the outstanding shares of Genesis 2000, Inc. for a purchase price of $26.1 million consisting of 833,333 shares of the Company's common stock, 833,333 of the Company's Series E preferred stock, two convertible promissory notes aggregating $9.8 million, $1.6 million of assumed liabilities and $400,000 in incurred transaction costs.

Initial public offering (unaudited)

      In December 1999, the Company's Board of Directors authorized the Company to file a registration statement with the Securities and Exchange Commission for the purpose of an initial public offering of the Company's common stock. Upon completion of this offering, the Company's preferred stock will be automatically converted into shares of common stock, and all outstanding shares of preferred stock will be cancelled and retired. The pro forma effect of the conversion has been presented as a separate column in the Company's balance sheet, assuming the conversion had occurred as of September 30, 1999.

Employee benefit plans (unaudited)

      In December 1999, the Company adopted the 2000 Employee Stock Purchase Plan effective on the date of the prospectus for the Company's initial public offering. A total of 500,000 shares of common stock is reserved for issuance under the Plan.

                              iOwn Holdings, Inc.

      In December 1999, the Company adopted the 2000 Stock Incentive Compensation Plan. The Company has reserved a total of 1,533,363 shares of common stock plus (i) any shares reserved but not granted, or canceled and returned, under the 1997 Plan, and (ii) an automatic annual increase equal to the lesser of 5% of the average number of common stock outstanding during the preceding year or a lesser amount determined by the Board of Directors.

HFN Acquisition (unaudited)

      On December 22, 1999, the Company agreed to acquire all the outstanding shares of HomeBuilders Financial Network, Inc. for a purchase price of $45.3 million consisting of 1,333,333 shares of common stock, 1,333,333 shares of Series E preferred stock, $2.7 million in cash and a promissory note in the amount of $13.3 million.

                              iOwn Holdings, Inc.

               Unaudited Pro Forma Combined Financial Information

                                    Overview

      Effective November 15, 1999, the Company agreed to acquire all the outstanding shares of Genesis 2000, Inc. ("Genesis") and effective December 22, 1999, the Company agreed to acquire all the outstanding shares of HomeBuilders Financial Network, Inc. ("HFN"). The acquisitions will be accounted for using the purchase method of accounting and, accordingly, the purchase prices have been allocated to the tangible and intangible assets acquired and liabilities assumed on the basis of their respective fair values on the acquisition date. The fair value of intangible assets was determined using the income approach and the cost approach.

      The total purchase price of Genesis of approximately $26.1 million consisted of 833,333 shares of the Company's common stock with an estimated fair value of approximately $6.8 million, 833,333 shares of the Company's Series E preferred stock with an estimated fair value of approximately $7.5 million, two convertible promissory notes aggregating $9.8 million, $1.6 million of assumed liabilities and $400,000 in incurred transaction costs. Of the total purchase price, $750,000 was allocated to tangible assets and $25.3 million to intangible assets, including the purchase of goodwill in the amount of $12.8 million, non-compete agreements of $3.4 million, existing technology of $2.5 million, workforce of $2.5 million, in-process research and development of $1.9 million, customer base of $1.6 million and purchased trademark and trade name of $600,000. The intangible assets will be amortized over their estimated useful lives of 18 to 48 months.

      The total purchase price of HFN of approximately $45.3 million consisted of 1,333,333 shares of the Company's common stock with an estimated fair value of approximately $14.0 million, 1,333,333 shares of the Company's Series E preferred stock with an estimated fair value of $14.0 million, $2.7 million in cash payments, a $13.3 million promissory note, warrants and vested options to purchase 66,000 and 166,667 shares of the Company's common stock, respectively, valued at approximately $1.0 million and approximately $250,000 in transaction fees. Of the total purchase price, $1.1 million was allocated to tangible assets and $44.2 million to intangible assets, including the purchase of goodwill in the amount of $31.4 million, non-compete agreements of $5.4 million, assembled work force of $400,000, investments in joint ventures of $2.1 million and management contracts of $4.9 million. The intangible assets will be amortized over their estimated useful lives of 24 to 60 months.

      The Genesis and HFN acquisition agreements provide for additional contingent consideration payments up to a maximum of $23 million through 2001.

      The acquisitions of Genesis and HFN have been structured as tax-free exchanges of stock; therefore, the differences between the recognized fair values of the acquired assets, including tangible assets, and their historical tax bases are not deductible for tax purposes.

      The following unaudited pro forma consolidated financial information reflects the financial position as of September 30, 1999 and the results of operations for the year ended December 31, 1998 and for the nine months ended September 30, 1999, as if the acquisitions had occurred on January 1, 1998, after giving effect to purchase accounting adjustments. These pro forma results have been prepared for comparative purposes only, do not purport to be indicative of what operating results would have been had the acquisition actually taken place on January 1, 1998, and may not be indicative of future operating results.

                              iOwn Holdings, Inc.

                       Pro Forma Combined Balance Sheets
                                  (Unaudited)
                                 (in thousands)


                                          September 30, 1999
                             -------------------------------------------------
                                                                        Pro
                             Company   Genesis  HFN   Adjustments      Forma
                             ------------------------ -----------     --------
Assets
Current assets:
  Cash and cash
    equivalents............. $  2,907  $  748  $1,395  $ 28,329(b)    $ 33,379
  Restricted cash and
    trading securities......      521      --     335        --            856
  Trade receivables.........      138     684     546        --          1,368
  Prepaids and other
    current assets..........    1,374      --      43        --          1,417
                             --------  ------  ------  --------       --------
     Total current assets...   4,940    1,432   2,319    28,329         37,020
Property and equipment,
  net.......................    5,947     206      42        --          6,195
Intangible assets...........       --      --      --    68,082(c)      68,082
Other assets................    1,750      --     222        --          1,972
                             --------  ------  ------  --------       --------
     Total assets........... $ 12,637  $1,638  $2,583  $ 96,411       $113,269
                             ========  ======  ======  ========       ========

Liabilities, Mandatorily Redeemable
  Preferred Stock and Warrants, and
  Stockholders' Equity (Deficit)
Current liabilities:
  Trade accounts payable.... $  1,183  $   62  $  164        --       $  1,409
  Accrued liabilities and
    deferred revenue........    3,570   1,244      10        --          4,824
  Notes payable, current
    portion.................      733      --       5  $ 14,959(a)      15,697
  Capital lease
    obligations, current
    portion.................    1,311      --      --        --          1,311
                             --------  ------  ------  --------       --------
     Total current
       liabilities..........    6,797   1,306     179    14,959         23,241
Notes payable, noncurrent
  portion...................    1,457      --      --     8,091(a)       9,548
Capital lease obligations,
  noncurrent portion........    2,601      --      --        --          2,601
                             --------  ------  ------  --------       --------
     Total liabilities......   10,855   1,306     179    23,050         35,390
Mandatorily redeemable
  convertible preferred
  stock.....................   54,562      --      --   (54,562)(d)         --
                             --------  ------  ------  --------       --------
Stockholders' equity
  (deficit):
  Common stock and common
    stock warrants..........    4,795       1     556   130,102(b,d)   135,454
  Unearned stock-based
    compensation............   (2,537)     --      --        --         (2,537)
  (Accumulated deficit)
    Retained earnings.......  (55,038)    331   1,848    (2,179)       (55,038)
                             --------  ------  ------  --------       --------
     Total stockholders'
       equity (deficit).....  (52,780)    332   2,404   127,923         77,879
                             --------  ------  ------  --------       --------
      Total liabilities,
        mandatorily
        redeemable preferred
        stock and
        stockholders' equity
        (deficit)........... $ 12,637  $1,638  $2,583  $ 96,411       $113,269
                             ========  ======  ======  ========       ========

                              iOwn Holdings, Inc.

                  Pro Forma Combined Statements of Operations
                                  (Unaudited)
                    (in thousands, except per share amounts)

                                                                                             Nine Months
                                               Year Ended December 31, 1998                     Ended
                                      ----------------------------------------------------  September 30,
                                                                   Pro Forma                    1999
                                      Company   Genesis    HFN    Adjustments    Pro Forma    Pro Forma
                                      --------  -------  -------  -----------    ---------  -------------
Revenues:
  Transaction revenue...............  $  1,224  $    --  $ 4,282   $     --      $  5,506     $  6,896
  Other Internet and e-commerce ....        89       --       --         --            89          439
  Software licenses and
   maintenance......................        --    6,167       --         --         6,167        4,422
                                      --------  -------  -------   --------      --------     --------
     Total revenues.................     1,313    6,167    4,282         --        11,762       11,757
                                      --------  -------  -------   --------      --------     --------

Operating expenses:
  Operations........................    (4,367)      --   (1,479)        --        (5,846)     (10,795)
  Cost of revenues..................        --     (828)      --         --          (828)        (850)
  Sales and marketing...............    (6,112)  (1,124)      --         --        (7,236)     (15,736)
  Technology, research and
    development.....................    (4,793)    (697)      --         --        (5,490)      (7,440)
  General and administrative........    (1,172)  (1,739)    (626)       (60)(f)    (3,597)      (4,183)
  Amortization of intangible
    assets..........................      (673)      --       --    (24,052)(e)   (24,725)     (18,078)
  Amortization of stock-based
    compensation....................      (300)      --       --         --          (300)      (1,585)
                                      --------  -------  -------   --------      --------     --------
     Total operating expenses.......   (17,417)  (4,388)  (2,105)   (24,112)      (48,022)     (58,667)
                                      --------  -------  -------   --------      --------     --------

     Income (loss) from operations..   (16,104)   1,779    2,177    (24,112)      (36,260)     (46,910)
Interest income.....................       201      143       34         --           378          480
Interest expense....................      (112)      --       (8)    (1,340)(g)    (1,460)        (610)
Other income (expense)..............        --       26      162         --           188         (148)
                                      --------  -------  -------   --------      --------     --------
     Net income (loss) before income
       taxes........................   (16,015)   1,948    2,365    (25,452)      (37,154)     (47,188)
Pro forma provision for income
  taxes.............................        --     (779)    (893)        --        (1,672)      (1,083)
                                      --------  -------  -------   --------      --------     --------
     Net income (loss)..............   (16,015)   1,169    1,472    (25,452)      (38,826)     (48,271)
Dividend accretion on preferred
  stock.............................    (1,326)      --       --         --        (1,326)      (3,101)
                                      --------  -------  -------   --------      --------     --------
Net income (loss) attributable to
  common stockholders...............  $(17,341) $ 1,169  $ 1,472   $(25,452)     $(40,152)    $(51,372)
                                      ========  =======  =======   ========      ========     ========
Net income (loss) per share
  attributable to common
  stockholders, basic and diluted...  $ (11.66) $ 11.69  $14,720                 $ (10.99)    $ (12.66)
                                      ========  =======  =======                 ========     ========
Shares used in computing net income
  (loss) attributable to common
  stockholders, basic and diluted...     1,487      100      0.1                    3,653        4,058
                                      ========  =======  =======                 ========     ========
Pro forma net loss per share
  attributable to common
  stockholders......................                                             $  (3.41)    $  (2.79)
                                                                                 ========     ========
Shares used in computing pro forma
  net loss per share attributable to
  common stockholders...............                                               11,789       18,442
                                                                                 ========     ========

                              iOwn Holdings, Inc.

                    Pro Forma Combined Financial Information

              Notes to Pro Forma Combined Statement of Operations

1. Basis of Presentation

      The unaudited pro forma combined balance sheet and statement of operations have been prepared to reflect the acquisition of Genesis 2000 Inc. ("Genesis") and HomeBuilders Financial Network, Inc. ("HFN") by the Company.

2. Pro Forma Adjustments

      The following adjustments were applied to the historical balance sheets and statements of operations to arrive at the pro forma combined balance sheet and statement of operations:

          (a) Reflects the issuance of $23.1 million in notes payable necessary to complete the purchase acquisition.

          (b) Reflects the issuance of 3,385,822 shares of Series E preferred stock for gross proceeds of $30,472,000 and excludes cash held by the acquired companies at the time of acquisition pursuant to the agreements.

          (c) Reflects the fair value of the identifiable intangible assets acquired and goodwill.

          (d) Reflects the conversion of the mandatorily redeemable preferred stock into common stock.

          (e) Reflects the additional amortization expense of $24,052,000 related to intangible assets resulting from the acquisition of Genesis and HFN over their estimated useful lives.

          (f) To record the additional twelve months of depreciation expense relating to acquired fixed assets.

          (g) To record interest expense incurred in connection with the assumption of the promissory notes issued upon the acquisition of Genesis and HFN.

3. Net Loss Per Share

      Historical net loss per share for the pro forma year ended December 31, 1998 and the nine month period ended September 30, 1999 is computed using the historical weighted average number of shares of common stock outstanding during such periods and the number of shares of common stock issued in conjunction with the acquisitions as if such shares were outstanding from January 1, 1998.

      Pro forma net loss per share also reflects the conversion of preferred stock and the number of shares of preferred stock issued in conjunction with the acquisitions as if such shares were outstanding from January 1, 1998.

                       Report of Independent Accountants

To the Shareholders and Board of Directors of Genesis 2000, Inc.

In our opinion, the accompanying balance sheets and the related statements of operations, shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Genesis 2000, Inc. (the Company) at December 31, 1998 and September 30, 1999, and the results of its operations and its cash flows for the year ended December 31, 1998 and for the nine month period ended September 30, 1999, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                          PricewaterhouseCoopers LLP

Woodland Hills, California
November 29, 1999

                               Genesis 2000, Inc.

                                 Balance Sheets

                 as of December 31, 1998 and September 30, 1999
                      (in thousands, except share amounts)

                                                                   1998   1999
                                                                  ------ ------
Assets
Current Assets:
  Cash and cash equivalents...................................... $  709 $  748
  Accounts receivable, net of allowance for doubtful accounts of
    $173
    and $134 at December 31, 1998 and September 30, 1999,
    respectively.................................................  1,038    684
  Other assets...................................................     31     --
                                                                  ------ ------
     Total current assets........................................  1,778  1,432
  Property and equipment, net....................................    201    206
                                                                  ------ ------
       Total assets.............................................. $1,979 $1,638
                                                                  ====== ======
Liabilities and Shareholders' Equity
Current liabilities:
  Accounts payable............................................... $   27 $   62
  Accrued liabilities............................................    220    254
  Deferred revenue...............................................    852    990
                                                                  ------ ------
     Total current liabilities...................................  1,099  1,306
                                                                  ------ ------
Commitments and Contingencies (Note 5)
Shareholders' equity:
  Common stock, par value of $0.01; 100,000 shares authorized;
    99,999 shares
    issued and outstanding at December 31, 1998 and September
    30, 1999.....................................................      1      1
  Retained earnings..............................................    879    331
                                                                  ------ ------
     Total shareholders' equity..................................    880    332
                                                                  ------ ------
       Total liabilities and shareholders' equity................ $1,979 $1,638
                                                                  ====== ======

                               Genesis 2000, Inc.

                            Statements of Operations

                    for the year ended December 31, 1998 and the nine months ended September 30, 1999
                                 (in thousands)

                                                                   1998   1999
                                                                  ------ ------
Revenues:
  Software licenses.............................................. $5,205 $3,161
  Services and maintenance.......................................    962  1,261
                                                                  ------ ------
     Total revenues..............................................  6,167  4,422
                                                                  ------ ------
Costs and operating expenses:
  Cost of revenues...............................................    828    850
  Sales and marketing............................................  1,124    909
  Research and development.......................................    697    534
  General and administrative.....................................  1,739  1,316
                                                                  ------ ------
     Total costs and operating expenses..........................  4,388  3,609
                                                                  ------ ------
     Income from operations......................................  1,779    813
Interest income..................................................    143    138
Other income, net................................................     26      4
                                                                  ------ ------
     Income before provision for income taxes....................  1,948    955
Provision for income taxes.......................................     20     18
                                                                  ------ ------
     Net income.................................................. $1,928 $  937
                                                                  ====== ======
Unaudited pro forma information (Note 2):
  Income before provision for income taxes....................... $1,948 $  955
  Pro forma provision for income taxes...........................    779    382
                                                                  ------ ------
Pro forma net income............................................. $1,169 $  573
                                                                  ====== ======


   The accompanying notes are an integral part of these financial statements.

                               Genesis 2000, Inc.

                       Statements of Shareholders' Equity

                    for the year ended December 31, 1998 and the nine months ended September 30, 1999
                      (in thousands, except share amounts)

                                                Common Stock
                                                ------------- Retained
                                                Shares Amount Earnings   Total
                                                ------ ------ --------  -------
Balances at January 1, 1998.................... 99,999  $ 1   $   196   $   197
Net income.....................................                 1,928     1,928
Distributions to shareholders..................                (1,245)   (1,245)
                                                ------  ---   -------   -------
Balances at December 31, 1998.................. 99,999    1       879       880
Net income.....................................                   937       937
Distributions to shareholders..................                (1,485)   (1,485)
                                                ------  ---   -------   -------
Balances at September 30, 1999................. 99,999  $ 1   $   331   $   332
                                                ======  ===   =======   =======



   The accompanying notes are an integral part of these financial statements.

                               Genesis 2000, Inc.

                            Statements of Cash Flows

                    for the year ended December 31, 1998 and the nine months ended September 30, 1999
                                 (in thousands)

                                                               1998     1999
                                                              -------  -------
Cash flows from operating activities:
 Net income.................................................. $ 1,928  $   937
 Adjustments to reconcile net income to net cash provided by operating activities:.....................................
  Depreciation...............................................      84       56
  Changes in operating assets and liabilities:
   Accounts receivable, net..................................    (370)     354
   Other assets..............................................      43       31
   Accounts payable..........................................     (13)      35
   Accrued liabilities.......................................      83       34
   Deferred revenue..........................................     253      138
                                                              -------  -------
     Net cash provided by operating activities...............   2,008    1,585
                                                              -------  -------
Cash flows from investing activities:
  Purchase of property and equipment.........................    (169)     (61)
                                                              -------  -------
     Net cash used in investing activities...................    (169)     (61)
                                                              -------  -------
Cash flows from financing activities:
 Distributions to shareholders...............................  (1,245)  (1,485)
                                                              -------  -------
     Net cash used in financing activities...................  (1,245)  (1,485)
                                                              -------  -------
      Increase in cash and cash equivalents..................     594       39
Cash and cash equivalents at beginning of period.............     115      709
                                                              -------  -------
Cash and cash equivalents at end of period................... $   709  $   748
                                                              =======  =======
Supplemental cash flow information
 Income taxes paid........................................... $     1  $    20
                                                              =======  =======


   The accompanying notes are an integral part of these financial statements.

                               Genesis 2000, Inc.

                         Notes to Financial Statements

1. The Company

      Genesis 2000, Inc. (the "Company"), was founded in 1986 and later incorporated on March 16, 1992 as an S Corporation. The Company offers mortgage professionals a variety of desktop and Internet-based loan processing and tracking products to enhance workflow performance and automate the mortgage origination process. The Company's products are being used by mortgage brokers, mortgage bankers, banks, credit unions, and savings institutions throughout the United States. The Company is organized into a single reporting segment which is evaluated by management for making operating decisions and assessing performance.

2. Summary of Significant Accounting Policies

Cash and cash equivalents

      The Company considers all highly-liquid monetary instruments with an original maturity of three months or less to be cash equivalents. All cash deposits are held by one financial institution and exceed federal deposit insurance coverage limits.

Revenue recognition

      The Company recognizes revenue in accordance with the provisions of Statement of Position 97-2, Software Revenue Recognition, as amended. The Company recognizes software licensing revenue upon shipment of the software product to the customer. Services revenues generally relate to postcontract customer support (maintenance). Amounts billed for maintenance are deferred and recognized ratably over the term of the service period which is typically one year.

Cost of revenues

      Cost of revenues includes the cost of the Company's software products, packaging and personnel costs related to maintenance and services revenues.

Research and development costs

      Statement of Financial Accounting Standards No. 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed, requires that software development costs be capitalized once the technological feasibility of the software product has been established. To date, such amounts have been insignificant and have been charged to research and development expense in the period incurred.

Property and equipment

      Property and equipment is stated at cost. Depreciation is calculated using the double-declining balance method over the estimated useful lives of five years for computer hardware and purchased computer software and, generally, seven years for furniture and fixtures.

      When assets are sold or retired, the cost and related accumulated depreciation is removed from the accounts and any resulting gain or loss is included in operations. Maintenance and repairs are charged to operations as incurred.

Advertising

      The Company reports the costs of all advertising as expenses in the periods in which those costs are incurred. Advertising expense, primarily direct mailings and placements in business publications was $216,000 and $201,000 for the year ended December 31, 1998 and the nine-month period ended September 30, 1999, respectively.

                              Genesis 2000, Inc.

Income taxes

      The Company has elected to be treated as an S Corporation for federal and state income tax purposes, and, accordingly, any liabilities for federal income taxes are the direct responsibility of the shareholders. The Company is only subject to California state income taxes at a rate of 1.5 percent on taxable income. Deferred tax assets and liabilities are immaterial since the Company is subject only to minimal California income taxes.

      The unaudited pro forma income tax information included in the Statements of Operations is presented in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," as if the Company had been subject to federal and state income taxes for all periods presented.

Use of estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair value of financial instruments

      The carrying amount of cash, accounts receivable and payable and accrued liabilities approximate their fair values based on the short-term nature of these instruments.

3. Concentrations of Business and Credit Risk

      The Company's customers operate in the financial services industry. Accordingly, the Company is subject to the effects of economic changes. Credit is extended to customers based on an evaluation of their financial condition, and collateral is generally not required. The Company performs ongoing credit evaluations of its customers and provides an allowance for doubtful accounts as appropriate. Additionally, the Company maintains its cash deposits with one financial institution, which at times exceed federally insured limits.

4. Composition of Certain Balance Sheet Amounts

      Balances at December 31, 1998 and September 30, 1999, consist of the following (in thousands):

                                                                     1998  1999
                                                                     ----  ----
     Property and equipment:
       Computer equipment and software.............................. $248  $329
       Furniture and fixtures.......................................  170   150
                                                                     ----  ----
                                                                      418   479
     Less: accumulated depreciation................................. (217) (273)
                                                                     ----  ----
          Total property and equipment, net......................... $201  $206
                                                                     ====  ====
     Accrued liabilities:
       Wages and benefits........................................... $141  $171
       Other........................................................   79    83
                                                                     ----  ----
                                                                     $220  $254
                                                                     ====  ====

                               Genesis 2000, Inc.

5. Commitments and Contingencies

      The Company maintains a 401(k) profit sharing plan covering substantially all employees. Employees who work for the Company are eligible for participation after six months of service. Company contributions to the plan are made at the discretion of the Company's Board of Directors and aggregated $106,000 and $0 for the year ended December 31, 1998 and the nine month period ended September 30, 1999, respectively.

      The Company leases its office space under a non-cancelable operating lease expiring October 31, 2000, with an option to renew. Total remaining, minimum rental commitments at September 30, 1999 aggregate $138,000. Rent expense for the year ended December 31, 1998 and the nine month period ended September 30, 1999 aggregated $111,000 and $93,000, respectively.

      The Company is periodically subject to various claims arising in the ordinary course of business. Company management believes that the ultimate resolution of outstanding matters will not have a material adverse effect on the Company's financial position, results of operations or cash flows.

6. Subsequent Event

      On November 15, 1999, the stockholders of the Company reached an agreement to sell the Company to iOwn Holdings, Inc.

                          Independent Auditors' Report

The Board of Directors
HomeBuilders Financial Network, Inc. and Subsidiaries:

      We have audited accompanying consolidated statements of financial condition of HomeBuilders Financial Network, Inc. and subsidiaries (the "Company") as of December 31, 1998 and September 30, 1999, and the related consolidated statements of operations, stockholder's equity, and cash flows for the year ended December 31, 1998 and for the nine months ended September 30, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as, evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of HomeBuilders Financial Network, Inc. and subsidiaries as of December 31, 1998 and September 30, 1999, and the results of their operations and their cash flows for the year ended December 31, 1998 and for the nine months ended September 30, 1999 in conformity with generally accepted accounting principles.

                                         KPMG LLP

                                         /s/ KPMG LLP

December 10, 1999
Miami, Florida

                      HomeBuilders Financial Network, Inc.

                 Consolidated Statements of Financial Condition

                                                     December 31, September 30,
                                                         1998         1999
                                                     ------------ -------------
                       Assets
Current assets:
  Cash and cash equivalents.........................  $1,705,555   $1,394,611
  Trading securities................................     329,173      335,072
  Accounts receivable (net of allowance for
    doubtful accounts of $0 and $4,152 as of
    December 31, 1998 and September 30, 1999,
    respectively)...................................     411,955      546,017
  Other assets......................................      19,242       43,263
                                                      ----------   ----------
     Total current assets...........................   2,465,925    2,318,963
                                                      ----------   ----------

Property and equipment, net.........................      31,861       41,510
Investments in joint ventures.......................     227,109      218,851
Notes receivable....................................          --        3,166
                                                      ----------   ----------
     Total assets...................................  $2,724,895   $2,582,490
                                                      ==========   ==========

        Liabilities and Stockholder's Equity
Current liabilities:
  Accounts payable and accrued expenses.............  $  202,729   $  164,481
  Deferred management fees..........................      36,395        9,496
  Borrowings under line of credit...................      29,820        5,000
                                                      ----------   ----------
     Total current liabilities......................     268,944      178,977
                                                      ----------   ----------

Stockholder's equity:
  Common stock, $.05 par value, 1,000 shares
    authorized, 100 shares issued and outstanding...           5            5
  Additional paid-in capital........................     555,578      555,578
  Retained earnings.................................   1,900,368    1,847,930
                                                      ----------   ----------
     Total stockholder's equity                        2,455,951    2,403,513
                                                      ----------   ----------

     Total liabilities and stockholder's equity       $2,724,895   $2,582,490
                                                      ==========   ==========

          See accompanying notes to consolidated financial statements.

                      HomeBuilders Financial Network, Inc.

                     Consolidated Statements of Operations

                                                                  Nine Months
                                                     Year Ended      Ended
                                                    December 31, September 30,
                                                        1998         1999
                                                    ------------ -------------
Revenues:
  Service revenue..................................  $3,753,240   $3,569,417
  Equity in earnings of joint ventures.............     528,321      176,526
  Unrealized (loss) gain on trading securities.....      61,872      (18,387)
  Realized losses on sales on trading securities...          --       (3,841)
  Other income.....................................     100,071       46,371
                                                     ----------   ----------
     Total operating revenue.......................   4,443,504    3,770,086
                                                     ----------   ----------

Operating expenses:
  Employee compensation............................   1,479,107    1,501,810
  General and administrative.......................     555,764      421,182
  Rent.............................................      53,596       69,275
                                                     ----------   ----------
     Total operating expenses......................   2,088,467    1,992,267
                                                     ----------   ----------
     Net operating income..........................   2,355,037    1,777,819
                                                     ----------   ----------

Other:
  Interest income..................................      33,776       49,608
  Depreciation and amortization....................     (15,459)     (13,011)
  Interest expense.................................      (8,044)        (954)
                                                     ----------   ----------
                                                         10,273       35,643
                                                     ----------   ----------
     Net income....................................  $2,365,310   $1,813,462
                                                     ==========   ==========

Pro forma data (unaudited):
  Net income before taxes..........................  $2,365,310   $1,813,462
  Pro forma provision for income taxes.............     893,000      701,000
                                                     ----------   ----------
     Pro forma net income..........................  $1,472,310   $1,112,462
                                                     ==========   ==========

Pro forma net income per common share:
  Basic............................................  $   14,723   $   11,125
                                                     ==========   ==========

Pro forma weighted average number of common shares
  outstanding:
  Basic............................................         100          100
                                                     ==========   ==========

          See accompanying notes to consolidated financial statements.

                      HomeBuilders Financial Network, Inc.

                Consolidated Statements of Stockholder's Equity
  For the year ended December 31, 1998 and the nine months ended September 30,
                                      1999

                            Common stock  Additional Accumulated
                            -------------  paid-in    earnings
                            Shares Amount  capital    (deficit)      Total
                            ------ ------ ---------- -----------  -----------
Balance, December 31,
  1997....................   100    $ 5    $555,578  $  (329,942) $   225,641

  Dividends paid..........    --     --          --     (135,000)    (135,000)
  Net income..............    --     --          --    2,365,310    2,365,310
                             ---    ---    --------  -----------  -----------

Balance, December 31, 1998   100      5     555,578    1,900,368    2,455,951

  Dividends paid..........    --     --          --   (1,865,900)  (1,865,900)
  Net income..............    --     --          --    1,813,462    1,813,462
                             ---    ---    --------  -----------  -----------

Balance, September 30,
  1999....................   100    $ 5    $555,578  $ 1,847,930  $ 2,403,513
                             ===    ===    ========  ===========  ===========




          See accompanying notes to consolidated financial statements.

                      HomeBuilders Financial Network, Inc.

                     Consolidated Statements of Cash Flows

                                                                    Nine Months
                                                       Year Ended      Ended
                                                      December 31, September 30,
                                                          1998         1999
                                                      ------------ -------------
Cash flows provided by operating activities:
 Net income.........................................   $2,365,310   $ 1,813,462
                                                       ----------   -----------
 Adjustments to reconcile net income to net cash
   provided by operating activities:
  Depreciation and amortization.....................       15,459        13,011
  Provision for bad debt............................           --         4,152
  Unrealized loss (gain) on trading securities......      (61,872)       18,388
  Realized losses on sale of trading securities.....           --         3,841
  Equity in earnings of joint ventures..............     (528,321)     (176,526)
 Changes in operating assets:
  Notes receivable..................................       45,000        (3,166)
  Accounts receivable...............................     (248,315)     (138,214)
  Other assets......................................       12,413       (24,021)
 Changes in operating liabilities:
  Accounts payable and accrued expenses.............      103,010       (38,248)
  Deferred management fees..........................       36,395       (26,899)
                                                       ----------   -----------
                                                         (626,231)     (367,682)
                                                       ----------   -----------
  Net cash provided by operating activities.........    1,739,079     1,445,780
                                                       ----------   -----------

Cash flows from investing activities:
 Distributions from joint ventures..................      465,292       259,784
 Purchases of trading securities....................     (267,397)      (79,080)
 Investments in joint ventures......................      (50,000)      (75,000)
 Sales of trading securities........................           --        50,952
 Purchases of property and equipment................      (21,569)      (22,660)
                                                       ----------   -----------
  Net cash provided by investing activities.........      126,326       133,996
                                                       ----------   -----------

Cash flows from financing activities:
 Dividends paid.....................................     (135,000)   (1,865,900)
 Repayment of line of credit........................           --       (24,820)
 Borrowing under line of credit.....................       29,820            --
 Repayment of notes payable.........................     (100,000)           --
                                                       ----------   -----------
  Net cash used in financing activities.............     (205,180)   (1,890,720)
                                                       ----------   -----------

 Net (decrease) increase in cash and cash
   equivalents......................................    1,660,225      (310,944)

Cash and cash equivalents at beginning of period....       45,330     1,705,555
                                                       ----------   -----------

Cash and cash equivalents at end of period..........   $1,705,555   $ 1,394,611
                                                       ==========   ===========
Supplemental disclosure of cash flow information:
 Interest paid......................................   $    8,044   $       954
                                                       ==========   ===========

          See accompanying notes to consolidated financial statements.

              HomeBuilders Financial Network, Inc. & Subsidiaries

                   Notes to Consolidated Financial Statements

1. Organization and Summary of Significant Accounting Policies

      HomeBuilders Financial Network, Inc. and subsidiaries (the "Company") assists new home builders in establishing a captive mortgage origination business, in order to capitalize on the flow of mortgage business which is a byproduct of their core business. The Company either establishes a joint venture with each builder or enters into a service fee agreement with the builder or an entity wholly owned by the builder. For joint ventures, the Company acts as a managing/general partner, and provides management services for builder owned entities. Management services may consist of loan pricing, loan underwriting, loan closing and post closing services, and management support and bookkeeping/accounting services.

      The Company is not a lender, but rather offers builders a complete turnkey program. It obtains the necessary licenses, locates office space, recruits staff, provides on-site training and installs the hardware and software. And after the operation is up and running, the network provides daily loan level support services, including loan processing support, loan rate lock support, loan underwriting services, regulatory compliance and ongoing quality control.

      The consolidated financial statements of the Company includes the accounts of HomeBuilders Financial Network, Inc. and its wholly owned subsidiaries, HomeBuilders Financial Management Co., HomeBuilders Investment Inc., and National Underwriting Services, Inc.

      The following is a summary of the significant accounting and reporting policies followed by the Company:

Principles of Consolidation

      The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Revenue Recognition

      Service fees are recognized using the accrual basis. Service fees primarily consist of management fees and fees for processing of loans (loan fees). Based on its service fee agreement with each builder the Company charges a management fee, which is based on either specific charges for the various services offered and/or a share of profits and/or loan fees charged based upon the nature of services performed.

Investments in Joint Ventures

      The Company has joint venture agreements with South Florida Residential Lending Corporation; RHMC, LP; HFS Mortgage, LLC; IHG Mortgage Services; M. H. Mortgage Company, LLC; and Builders Choice Mortgage, LLC. The Company has non-controlling ownership interest (fifty percent) in the joint ventures. The joint venture agreements provide for the termination of the agreements within 60 days notice by either partner. Accordingly, the joint ventures are accounted for under the equity method.

Accounts Receivable, Net

      Accounts receivable, net primarily consist of management and loan fees to be collected. The Company provides an allowance for doubtful accounts which is determined based on a number of factors, including the risk characteristics of the portfolio, historical charge-off, delinquency patterns and management's judgment.

              HomeBuilders Financial Network, Inc. & Subsidiaries

Property and Equipment, Net

      Property and equipment are carried at cost, less accumulated depreciation. Depreciation is computed over a useful life of three, five and seven years for software, hardware, and property and equipment, respectively.

      The Company accounts for long-lived assets in accordance with the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of. The Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Income Taxes

      The Company has elected to be a "small business corporation" pursuant to Subchapter S of the Internal Revenue Code. Under Subchapter S, the corporation does not pay federal income tax. Instead, the corporation's income and deductions are passed through to its sole shareholder who must report the income and expense on his own income tax return.

      If the Company were subject to income tax, the Company would have recorded approximately $893,000 and $701,000 of federal and state income tax expense for the year ended December 31, 1998 and the nine months ended September 30, 1999, respectively.

Trading Securities

      Trading securities at December 31, 1998 and September 30, 1999 consist of equity securities. Trading securities are bought and held principally for the purpose of selling them in the near term.

      Trading securities are recorded at fair value. Unrealized holding gains and losses on trading securities are included in earnings.

Cash and Cash Equivalents

      For purposes of the consolidated statement of cash flows, the Company has defined cash equivalents as highly liquid investments with original maturities of less than ninety days.

Use of Estimates

      The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimated.

Income Per Common Share

      Basic income per share is based on the weighted average number of common shares outstanding during the period presented.

              HomeBuilders Financial Network, Inc. & Subsidiaries

2. Property and Equipment, Net

      Property and equipment, net consists of the following:

                                                      December 31, September 30,
                                                          1998         1999
                                                      ------------ -------------
     Furniture, fixtures, and equipment..............   $72,540       $95,198
     Software........................................     2,416         2,416
                                                        -------       -------
                                                         74,956        97,614
     Less: Accumulated depreciation..................    43,095        56,104
                                                        -------       -------
                                                        $31,861       $41,510
                                                        =======       =======

3. Borrowings Under Line of Credit

      The Company has a $500,000 revolving line of credit with a floating interest rate, secured by HFN's stock, and an expiration date of December 31, 1999. The interest rate for the year ended December 31, 1998 and for the nine months ended September 30, 1999 was 7.64% and 6.50%, respectively.

4. Leases

      Rental expense amounts to $95,631 and $117,913 for the year ended December 31, 1998 and for the nine months ended September 30, 1999, respectively. The Company also has subleases with third parties on a month-to-month basis. Rental income on the subleases amounts to $42,035 and $48,638 for the year ended December 31, 1998 and for the nine months ended September 30, 1999, respectively. These amounts are netted against rental expense in the statements of operations.

      As of September 30, 1999, future minimum annual lease payments under operating lease agreements are as follows:

     2000.............................................................. $166,798
     2001..............................................................   63,455
     2002..............................................................    8,510
     2003..............................................................    1,495
                                                                        --------
                                                                        $240,258
                                                                        ========

              HomeBuilders Financial Network, Inc. & Subsidiaries

5. Investments in Joint Ventures

      Investments in joint ventures consist of 50% ownership in mortgage origination companies at home builders' sites. The following summarizes the combined financial information of the investments in joint ventures accounted for using the equity method.

                                                      December 31, September 30,
                                                          1998         1999
                                                      ------------ -------------
     Assets:
     Current assets:.................................  $  558,193   $  513,449
     Non current assets:.............................      41,745       55,452
                                                       ----------   ----------
     Total assets:...................................  $  599,938   $  568,901
                                                       ==========   ==========
     Liabilities and equity:
     Current liabilities.............................  $  137,094   $  128,613
     Non current liabilities.........................          --       50,000
     Equity..........................................     462,844      390,288
                                                       ----------   ----------
     Total liability and equity......................  $  599,938   $  568,901
                                                       ==========   ==========
     Gross revenue...................................  $2,508,520   $1,065,030
     Expenses........................................   1,451,878      711,979
                                                       ----------   ----------
     Net income......................................  $1,056,642   $  353,051
                                                       ==========   ==========

      On September 30, 1998, the Company dissolved its interest in a joint venture with Blue Chip Mortgage (now known as Zaring Financial).

      Included in expenses of the joint ventures are fees paid to the Company of $49,336 and $22,924 for the year ended December 31, 1998 and for the nine months ended September 30, 1999, respectively.

6. Commitments and Contingencies

      Certain joint venture agreements require the Company, as general or managing partner, to fund operating deficits up to $50,000.

7. Employment Agreements

      The Company has employment agreements with certain officers which require the payment of bonuses based on different criteria of revenue earned. Included in expenses are bonuses paid in connection with such agreements of $284,639 and $167,631 for the year ended December 31, 1998 and for the nine months ended September 30, 1999, respectively.

              HomeBuilders Financial Network, Inc. & Subsidiaries

8. Business Segments

      The Company operates in two business segments: mortgage management services and trading in equity securities. The following table represents operating revenues and expenses for each business segment. Identifiable assets are those assets used exclusively in the operations of each business segment or which are allocated when used jointly.

                                             Operating   Operating  Identifiable
     Business Segment                         Revenues    Expenses     Assets
     ----------------                        ----------  ---------- ------------
     1999:
      Mortgage management services.......... $3,792,314  $1,992,267  $2,239,600
      Trading securities....................    (22,228)         --     342,890
                                             ----------  ----------  ----------
          Total............................. $3,770,086  $1,992,267  $2,582,490
                                             ==========  ==========  ==========
     1998:
      Mortgage management services.......... $4,381,632  $2,088,467  $2,362,263
      Trading securities....................     61,872          --     362,632
                                             ----------  ----------  ----------
          Total                              $4,443,504  $2,088,467  $2,724,895
                                             ==========  ==========  ==========

      All revenues from customers, interest revenue, interest expense, depreciation and equity in the net income of investees accounted for by the equity method are included in the operating revenues, operating expenses and identifiable assets mentioned above.

9. Concentration of Risk

      For the year ended December 31, 1998 and the nine months ended September 30, 1999, one customer represented 38% and 35%, respectively, of the Company's total operating revenue.

10. Year 2000 (unaudited)

      In 1999, the Company initiated a plan ("Plan") to identify, assess, and remediate "Year 2000" issues within each of its significant computer programs and certain equipment which contain micro-processors. The Plan is addressing the issue of computer programs and embedded computer chips being unable to distinguish between the year 1900 and the year 2000, if a program or chip uses only two digits rather than four to define the applicable year. Systems which have been determined not to be Year 2000 compliant have been replaced or reprogrammed, and thereafter tested for Year 2000 compliance. The total estimated cost of remediation (including replacement software and hardware) and testing is $65,000.

      The Company is in the process of identifying and contacting critical suppliers and customers whose computerized systems interface with the Company's systems, regarding their plans and progress in addressing their Year 2000 issues. The Company has received varying information from such third parties on the state of compliance or expected compliance. Contingency plans are being developed in the event that any critical supplier or customer is not compliant.

      The failure to correct a material Year 2000 problem could result in an interruption in, or a failure of, certain normal business activities or operations. Such failures could materially and adversely affect the Company's operations, liquidity and financial condition. Due to the general uncertainty inherent in the Year 2000 problem, resulting in part from the uncertainty of the Year 2000 readiness of third-party suppliers and customers, the Company is unable to determine at this time whether the consequences of Year 2000 failures will have a material impact on the Company's operations, liquidity or financial condition.

              HomeBuilders Financial Network, Inc. & Subsidiaries

1I. Fair Value of Financial Instruments

      The following table represents the carrying amounts and estimated fair value of the Company's financial instruments at December 31, 1998 and September 30, 1999. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties.

                                   December 31, 1998          September 30, 1999
                               -------------------------- --------------------------
                                               Fair Value                 Fair Value
     Financial Assets          Carrying Amount            Carrying Amount
     ----------------          --------------- ---------- --------------- ----------
     Cash and cash
       equivalents...........    $1,705,555    $1,705,555   $1,475,785    $1,475,785
     Trading securities......       329,173       329,173      335,072       335,072
     Accounts receivable,
       net...................       411,955       411,955      546,017       546,017

     Financial Liabilities
     ---------------------
     Accounts payable and
       accrued expenses......    $  189,241    $  189,241   $  179,659    $  179,659
     Borrowings under line of
       credit................        29,820        29,820        5,000         5,000
     Deferred management
       fees..................        36,395        36,395        9,496         9,496

      The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

      Cash, accounts receivable, net, accounts payable, and accrued expenses, borrowings under line of credit and deferred management fees: The carrying amounts approximate fair value because of the short maturity of these instruments.

      Trading Securities: The fair value is based on quoted market prices at the reporting dates.

I2. Prospective Sale of Company

      The Company is negotiating the sale of all the issued and outstanding common stock to a prospective buyer.

[Inside Back Cover]

Caption:
Getting people through the front door

Text:
Select Partners. We maintain strategic relationships with partners in both online and offline markets to provide their customers with our quality products and service. We are proud to partner with over 30 companies including:

Artwork:
Graphics of logos for Earthlink, digital city, Sprint, NBCi/Snap!, CalPERS, AT&T Worldnet Service, Pinnacle, Homes.com, Beazer, CIBC MarketPlace

Text:
Select lenders. We work with well-established local, regional and national lenders who are committed to customer service and provide the most competitive rates. Some of our lenders include: Bank of America Mortgage, Chase Manhattan Mortgage, Citigroup Mortgage, Countywide Home Loans, Crestar Mortgage Corp, First Franklin, First Nationwide Mortgage, Flagstar Bank, Fremont Investment and Loan, GE Capital Mortgage Corp, InterFirst, Sunbelt Mortgage, Union Federal Savings, Merrill Lynch Credit Corporation, Option One, Prism Mortgage, WMC Mortgage.

Graphic of iOwn logo.

                                [IOWN.COM LOGO]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

      The expenses to be paid by the Registrant in connection with this offering areas follows. All amounts are estimates other than the SEC registration fee and the NASD filing fees.

     Securities and Exchange Commission Registration Fee..................  $
     National Association of Securities Dealers filing fee................
     Nasdaq National Market listing fee...................................
     Printing fees........................................................
     Legal fees and expenses..............................................
     Accounting fees and expenses.........................................
     Blue sky fees and expenses...........................................
     Transfer agent and registrar fees....................................
     Miscellaneous fees...................................................
                                                                            ----
       Total..............................................................  $
                                                                            ====

Item 14. Indemnification of Directors and Officers

      Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities including reimbursement for expenses
incurred arising under the Securities Act of 1933. Article    of our Amended
and Restated Certificate of Incorporation, which will be effective upon the
closing of this offering, and Article    of our Bylaws provide for
indemnification of our directors, officers, employees and other agents to the maximum extent permitted by Delaware law. In addition, we have entered into Indemnification Agreements with our officers and directors. The Underwriting Agreement (Exhibit 1.01) also provides for cross-indemnification among iOwn Holdings and the Underwriters with respect to certain matters, including matters arising under the Securities Act.

Item 15. Recent Sales of Unregistered Securities

      In the three years preceding the filing of this registration statement, we have sold and issued the following securities:

          1. On February 28, 1997 and April 29, 1997, we issued a total of 830,960 shares of Series A preferred stock to 13 investors for an aggregate consideration of $598,296.

          2. On November 28, 1997, December 31, 1997, January 12, 1998 and March 19, 1998, we issued a total of 3,983,921 shares of Series B preferred stock to 55 investors for an aggregate consideration of $7,548,734.

          3. On September 4, 1998 and November 4, 1998, we issued a total of 5,913,333 shares of Series C preferred stock to 26 investors for an aggregate consideration of $22,175,000.

          4. On April 28, 1999, we issued 2,606,881 shares of Series D preferred stock to 41 investors for an aggregate consideration of $19,551,608.

          5. On October 29, 1999 and November 30, 1999, we issued a total of 3,390,377 shares of Series E preferred stock to 38 investors for an aggregate consideration of $30,472,398.

          6. On August 25, 1997, September 25, 1997 and October 25, 1997, we issued three separate warrants to Altos Ventures I, L.P. for an aggregate of 39,582 shares of Series B preferred stock. Such warrants have an exercise price of $1.8948 per share.

          7. On November 24, 1997, we issued a warrant to VS Holdings, Inc. for 10,000 shares of common stock, 5,000 shares of which warrant were subsequently transferred to Steven D. Abbott and 5,000 shares of which warrant were subsequently transferred to Joanna Rees Gallanter. Such warrants have an exercise price of $.135 per share.

          8. On April 2, 1998, we issued a warrant to Imperial Bank for up to 15,000 shares of Series B preferred stock. Such warrant has an exercise price of $2.274 per share.

          9. On July 20, 1998, we issued a warrant to LINC Capital for up to 18,471 shares of Series B preferred stock. Such warrant has an exercise price of $1.8948 per share.

          10. On July 7, 1999, we issued a warrant to America Online, Inc. for up to 8,333 shares of common stock. Such warrant has an exercise price of $30.00 per share.

          11. On August 12, 1999, we issued a warrant to Comdisco, Inc. for 53,333 shares of Series D preferred stock. Such warrant has an exercise price of $7.50 per share.

          12. On September 16, 1999, we issued a warrant to Roger Thurn for up to 1,666 shares of common stock. Such warrant has an exercise price of $8.25 per share.

          13. On September 16, 1999, we issued a warrant to Arthur Nadolske for up to 1,666 shares of common stock. Such warrant has an exercise price of $8.25 per share.

          14. On September 24, 1999, we issued a warrant to American Mortgage Services for up to 6,666 shares of common stock. Such warrant has an exercise price of $8.25 per share.

          15. On September 24, 1999, we issued a warrant to Cashin Realty Group for up to 3,333 shares of common stock. Such warrant has an exercise price of $8.25 per share.

          16. On October 29, 1999, we issued a warrant to ABN AMRO Capital Investment (Belgie) NV for up to 555,555 shares of common stock. Such warrant has an exercise price of $9.00 per share.

          17. On November 15, 1999, we issued a warrant to Comdisco, Inc. for 44,444 shares of Series E preferred stock. Such warrant has an exercise price of $9.00 per share.

          18. On December 8, 1999, we issued a warrant to Ranieri & Co., Inc. for 66,666 shares of common stock. Such warrant has an exercise price of $15.00 per share.

          19. From our incorporation through November 30, 1999, we have issued an aggregate of 4,502,680 options to purchase our common stock to employees, directors and consultants with exercise prices ranging from $0.075 to $8.25.

      [No underwriters were involved in the foregoing sales of securities.] The issuance of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of such Securities Act as transactions by an issuer not involving any public offering, or, in the case of options to purchase common stock, Rule 701 of the Securities Act. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and warrants issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us.

Item 16. Exhibits and Financial Statement Schedules

      (a) The following exhibits are filed herewith:

 Exhibit
   No.                             Name of Exhibit
 ------- ------------------------------------------------------------------
  1.1*   Form of Underwriting Agreement.
  3.1*   Certificate of Incorporation of iOwn as currently in effect.
  3.2    Form of Restated Certificate of Incorporation of iOwn to be filed immediately following the closing of the offering made under this
          Registration Statement.
  3.3    Bylaws of iOwn as currently in effect.
  3.4    Form of Bylaws of iOwn to be adopted immediately following the closing of the offering made under this Registration Statement.
  4.1*   Specimen Common Stock Certificate.
  5.1*   Opinion of Perkins Coie LLP.
 10.1    Form of Indemnification Agreement between the Registrant and each of its directors and officers.
 10.2*   2000 Stock Incentive Compensation Plan.
 10.3*   2000 Employee Stock Purchase Plan.
 10.4    Fifth Amended and Restated Investor Rights Agreement dated
          November 30, 1999 among iOwn and certain investors.
 10.5    1997 Stock Option Plan.
 10.6    Series D Preferred Stock Purchase Agreement with certain investors dated April 28, 1999.
 10.7+   Interactive Services Agreement with America Online, Inc. dated
          June 30, 1999.
 10.8+   Promotion Agreement with NBC/Snap! LLC dated October 19, 1998.
 10.9+   Agreements with Homes.com, LLC dated November 1, 1999;
         (a)HomeScout Promotion Agreement
         (b)Preferred Provider Agreement
         (c)Co-Branding and Promotion Agreement
         (d)Amendment to HomeScout Data Agreement
 10.10+  Platinum Premier Partner Package Agreement with Earthlink Network,
          Inc. dated October 1, 1999.
 10.11+  Warehousing Credit and Security Agreement with Bank United of
          Texas, a federal savings bank, dated October 8, 1999.
 10.12*  Agreement and Plan of Merger with HomeBuilders Financial Network,
          Inc. dated December 22, 1999.
 10.13+  Subordinated Loan and Security Agreement with Comdisco, Inc. dated
          August 12, 1999.
 10.14   Standard Industrial/Commercial Multi-Tenant Lease-Gross with
          Rincon Associates dated April 16, 1999 and agreements related thereto.
 10.15   Office Lease with Mt. Diablo Tech, LLC dated December 31, 1998.
 10.16+  Master Lease Agreement with LINC Capital Inc. dated July 20, 1998.
 10.17+  Senior Loan and Security Agreement with Phoenix Leasing
          Incorporated dated November 20, 1998 and amendments thereto.
 10.18+  Agreement and Plan of Merger with Genesis 2000, Inc. dated
          November 15, 1999.
 10.19   Lease with Walcott Business Center dated June 17, 1999.
 10.20+  Agreement with First Franklin Financial Corporation dated December
          1, 1997.
 10.21   Agreement with Federal Home Loan Mortgage Corporation dated
          September 20, 1999.
 10.22+  Master Agreement with Fannie Mae dated October 6, 1999.
 10.23   Employment Agreement with Edward P. Hoyt dated October 25, 1999.
 10.24   Series E Preferred Stock Purchase Agreement with certain investors dated November 13, 1999.
 10.25   Form of warrant to purchase common stock of the company dated
          September 16 1999.
 10.26   Warrant to Purchase Common Stock dated October 29, 1999 issued to
          ABN AMRO Capital Investments (Belgie) NV.
 10.27*  Employment Agreement with Paul Holmes dated October 11, 1999.
 10.28*  Employment Agreement with Marcia Donner dated April 1, 1999.

 Exhibit
   No.                             Name of Exhibit
 ------- ------------------------------------------------------------------
 10.29*  Form of Employment Agreement with Thomas Meyer.
 10.30*  Employment Agreement with Kamyar Tafreshi dated November 23, 1999.
 11.1    Statement regarding computation of per share earnings.
 12.1    Statement regarding computation of ratios.
 21.1    Subsidiaries of iOwn Holdings, Inc.
 23.1    Consent of PricewaterhouseCoopers LLP, Independent Accountants.
 23.2    Consent of PricewaterhouseCoopers LLP, Independent Accountants.
 23.3    Consent of KPMG LLP, Independent Certified Public Accountants.
 23.4*   Consent of Counsel (Included in Exhibit 5.1).
 23.5    Consent of Thomas H. Meyer.
 24.1    Power of Attorney (See II-5).
 27.1    Financial Data Schedule.

--------
+ Confidential treatment requested.
* To be filed by amendment.

      (b) Financial Statement Schedules

      No financial statement schedules are provided, because the information called for is not required or is shown either in the financial statements or the notes thereto.

Item 17. Undertakings

      The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Delaware General Corporation Law, the Certificate of Incorporation or the Bylaws of the Registrant, the Underwriting Agreement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this 23rd day of December, 1999.

                                          iOWN Holdings, Inc.

                                                     /s/ Edward P. Hoyt
                                          By: _________________________________
                                                       Edward P. Hoyt
                                                Chief Executive Officer and
                                                   Chairman of the Board

                               POWER OF ATTORNEY

      KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Edward P. Hoyt and Lee T. Kirkpatrick, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

              Signature                          Title                   Date
              ---------                          -----                   ----

          /s/ Edward P. Hoyt           Chief Executive Officer     December 23, 1999
______________________________________  and Chairman of the Board
            Edward P. Hoyt              (Principal Executive
                                        Officer)

           /s/ Paul Holmes             President, Chief Operating  December 23, 1999
______________________________________  Officer and Director
             Paul Holmes

        /s/ Lee T. Kirkpatrick         Vice President, Finance     December 23, 1999
______________________________________  and Administration, Chief
          Lee T. Kirkpatrick            Financial Officer and
                                        Secretary (Principal
                                        Financial and Accounting
                                        Officer)

          /s/ David K. Chao            Director                    December 23, 1999
______________________________________
            David K. Chao

            /s/ Han J. Kim             Director                    December 23, 1999
______________________________________
              Han J. Kim

          /s/ Scott A. Shay            Director                    December 23, 1999
______________________________________
            Scott A. Shay

       /s/ Fred P. Phillips IV         Director                    December 23, 1999
______________________________________
         Fred P. Phillips IV

 Exhibit
   No.                             Name of Exhibit
 ------- ------------------------------------------------------------------
  1.1*   Form of Underwriting Agreement.
  3.1*   Certificate of Incorporation of iOwn as currently in effect.
  3.2    Form of Restated Certificate of Incorporation of iOwn to be filed immediately following the closing of the offering made under this
          Registration Statement.
  3.3    Bylaws of iOwn as currently in effect.
  3.4    Form of Bylaws of iOwn to be adopted immediately following the closing of the offering made under this Registration Statement.
  4.1*   Specimen Common Stock Certificate.
  5.1*   Opinion of Perkins Coie LLP.
 10.1    Form of Indemnification Agreement between the Registrant and each of its directors and officers.
 10.2*   2000 Stock Incentive Compensation Plan.
 10.3*   2000 Employee Stock Purchase Plan.
 10.4    Fifth Amended and Restated Investor Rights Agreement dated
          November 30, 1999 among iOwn and certain investors.
 10.5    1997 Stock Option Plan.
 10.6    Series D Preferred Stock Purchase Agreement with certain investors dated April 28, 1999.
 10.7+   Interactive Services Agreement with America Online, Inc. dated
          June 30, 1999.
 10.8+   Promotion Agreement with NBC/Snap! LLC dated October 19, 1998.
 10.9+   Agreements with Homes.com, LLC dated November 1, 1999;
         (a)HomeScout Promotion Agreement
         (b)Preferred Provider Agreement
         (c)Co-Branding and Promotion Agreement
         (d)Amendment to HomeScout Data Agreement
 10.10+  Platinum Premier Partner Package Agreement with Earthlink Network,
          Inc. dated October 1, 1999.
 10.11+  Warehousing Credit and Security Agreement with Bank United of
          Texas, a federal savings bank, dated October 8, 1999.
 10.12*  Agreement and Plan of Merger with HomeBuilders Financial Network,
          Inc. dated December 22, 1999.
 10.13+  Subordinated Loan and Security Agreement with Comdisco, Inc. dated
          August 12, 1999.
 10.14   Standard Industrial/Commercial Multi-Tenant Lease-Gross with
          Rincon Associates dated April 16, 1999 and agreements related thereto.
 10.15   Office Lease with Mt. Diablo Tech, LLC dated December 31, 1998.
 10.16+  Master Lease Agreement with LINC Capital Inc. dated July 20, 1998.
 10.17+  Senior Loan and Security Agreement with Phoenix Leasing
          Incorporated dated November 20, 1998 and amendments thereto.
 10.18+  Agreement and Plan of Merger with Genesis 2000, Inc. dated
          November 15, 1999.
 10.19   Lease with Walcott Business Center dated June 17, 1999.
 10.20+  Agreement with First Franklin Financial Corporation dated December
          1, 1997.
 10.21   Agreement with Federal Home Loan Mortgage Corporation dated
          September 20, 1999.
 10.22+  Master Agreement with Fannie Mae dated October 6, 1999.
 10.23   Employment Agreement with Edward P. Hoyt dated October 25, 1999.
 10.24   Series E Preferred Stock Purchase Agreement with certain investors dated November 13, 1999.
 10.25   Form of warrant to purchase common stock of the company dated
          September 16 1999.
 10.26   Warrant to Purchase Common Stock dated October 29, 1999 issued to
          ABN AMRO Capital Investments (Belgie) NV.
 10.27*  Employment Agreement with Paul Holmes dated October 11, 1999.
 10.28*  Employment Agreement with Marcia Donner dated April 1, 1999.
 10.29*  Form of Employment Agreement with Thomas Meyer.
 10.30*  Employment Agreement with Kamyar Tafreshi dated November 23, 1999.
 11.1    Statement regarding computation of per share earnings.
 12.1    Statement regarding computation of ratios.

 Exhibit
   No.                           Name of Exhibit
 ------- ---------------------------------------------------------------
 21.1    Subsidiaries of iOwn Holdings, Inc.
 23.1    Consent of PricewaterhouseCoopers LLP, Independent Accountants.
 23.2    Consent of PricewaterhouseCoopers LLP, Independent Accountants.
 23.3    Consent of KPMG LLP, Independent Certified Public Accountants.
 23.4*   Consent of Counsel (Included in Exhibit 5.1).
 23.5    Consent of Thomas H. Meyer.
 24.1    Power of Attorney (See II-5).
 27.1    Financial Data Schedule.

--------
+ Confidential treatment requested.
* To be filed by amendment.